Filed Pursuant to Rule 424(b)(3)
Registration No. 333-144987

SPECIAL MEETINGS OF STOCKHOLDERS
MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The boards of directors of Website Pros, Inc., and Web.com, Inc., have unanimously approved a merger pursuant to which Web.com will become a wholly owned subsidiary of Website Pros.

If the merger is consummated, holders of Web.com common stock may elect to receive for every Web.com share either 0.6875 shares of Website Pros stock or $6.5233 in cash, subject to adjustment so that the total cash paid shall equal $25.0 million. In the aggregate, Website Pros will issue approximately 9 million shares of Website Pros stock and pay $25.0 million in cash. In addition, Website Pros will assume all of the outstanding options to purchase common stock of Web.com at an exchange rate consistent with the value offered to holders of Web.com common stock.

Website Pros common stock is listed on the Nasdaq Global Market under the symbol “WSPI.” On August 20, 2007, the closing price of Website Pros common stock was $8.54 per share. Web.com common stock is listed on the Nasdaq Global Market under the symbol “WWWW.”  On August 20, 2007, the closing price of Web.com common stock was $5.86 per share.

Stockholders of Website Pros will be asked, at Website Pros’ special meeting of stockholders, to approve the issuance of shares of Website Pros common stock to the shareholders of Web.com in the merger. Shareholders of Web.com will be asked, at Web.com’s special meeting of shareholders, to adopt the merger agreement.

The dates, times and places of the special meetings are as follows:

For Website Pros stockholders: September 25, 2007 8:30 a.m., local time Website Pros, Inc. 12735 Gran Bay Parkway West, Building 200 Jacksonville, Florida 32258	For Web.com shareholders: September 25, 2007 8:30 a.m., local time Renaissance Concourse Hotel One Hartsfield Centre Parkway Atlanta, GA 30354

This joint proxy statement/prospectus provides you with information about Website Pros, Web.com and the proposed merger. You may obtain other information about Website Pros and Web.com from documents filed with the Securities and Exchange Commission. We encourage you to read the entire joint proxy statement/prospectus carefully.

David L. Brown Chief Executive Officer Website Pros, Inc.	Jeffrey M. Stibel Chief Executive Officer Web.com, Inc.

FOR A DISCUSSION OF SIGNIFICANT MATTERS THAT SHOULD BE CONSIDERED BEFORE VOTING AT THE SPECIAL MEETINGS, SEE “RISK FACTORS” BEGINNING ON PAGE 24.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE WEBSITE PROS COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED WHETHER THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This joint proxy statement/prospectus is dated August 23, 2007, and is first being mailed to stockholders of Website Pros and the shareholders of Web.com on or about August 29, 2007.

THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

WEBSITE PROS, INC.
12735 Gran Bay Parkway West, Building 200
Jacksonville, Florida 32258
(904) 680-6600

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON September 25, 2007

To the Stockholders of Website Pros, Inc.:

On behalf of the board of directors of Website Pros, Inc., a Delaware corporation, we are pleased to deliver this joint proxy statement/prospectus for the proposed merger pursuant to which Web.com, Inc., a Minnesota corporation, will become a wholly owned subsidiary of Website Pros. A special meeting of stockholders of Website Pros will be held on September 25, 2007 at 8:30 a.m., local time, at the principal executive offices of Website Pros, located at 12735 Gran Bay Parkway West, Building 200, Jacksonville, Florida 32258, for the following purposes:

1.     To consider and vote upon the issuance of shares of Website Pros common stock in the merger contemplated by the Agreement and Plan of Merger and Reorganization, dated as of June 26, 2007, among Website Pros, Augusta Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Website Pros, and Web.com;

2.     To consider and vote upon an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1; and

3.     To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors of Website Pros has fixed August 20, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Website Pros common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, Website Pros had outstanding and entitled to vote 17,910,533 shares of common stock.

Your vote is important. The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Website Pros special meeting is required for approval of each of Proposal No. 1 regarding the issuance of shares of Website Pros common stock in the merger and Proposal No. 2 regarding an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy card or vote by telephone or by using the Internet as instructed on the enclosed proxy card, and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the issuance of shares of Website Pros common stock in the merger and an adjournment of the Website Pros special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1. If you fail to return your proxy card or vote by telephone or by using the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you do attend the Website Pros special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors of Website Pros, Inc.,
David L. Brown
Chief Executive Officer
Jacksonville, Florida August 23, 2007

WEBSITE PROS’ BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE ISSUANCE OF SHARES OF WEBSITE PROS COMMON STOCK IN THE MERGER IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, WEBSITE PROS AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT WEBSITE PROS STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2.

WEB.COM, INC.
303 Peachtree Center Avenue
5th Floor
Atlanta, Georgia 30303
(404) 260-2477

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON September 25, 2007

To the Shareholders of Web.com, Inc.:

On behalf of the board of directors of Web.com, Inc., a Minnesota corporation, we are pleased to deliver this joint proxy statement/prospectus for the proposed merger pursuant to which Web.com would become a wholly owned subsidiary of Website Pros, Inc., a Delaware corporation. A special meeting of shareholders of Web.com will be held on September 25, 2007 at 8:30 a.m., local time, at the Renaissance Concourse Hotel, One Hartsfield Centre Parkway, Atlanta, GA 30354, for the following purposes:

1.     To consider and vote upon the adoption of the Agreement and Plan of Merger and Reorganization, dated as of June 26, 2007, by and among Website Pros, Augusta Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Website Pros, and Web.com;

2.     To consider and vote upon an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1; and

3.     To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors of Web.com has fixed August 20, 2007 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Web.com common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, Web.com had outstanding and entitled to vote 16,975,602 shares of common stock.

Web.com shareholders who do not wish to accept the merger consideration for their shares may dissent from the merger and may have dissenters’ rights for their shares, subject to requirements of Minnesota law set forth in Annex E to this joint proxy statement/prospectus. To exercise your dissenters’ rights, you must strictly follow the procedures prescribed by Minnesota law. These procedures are described in this joint proxy statement/prospectus under the caption “Website Pros Proposal No. 1 and Web.com Proposal No. 1—The Merger—Dissenters’ Rights.”

Your vote is important. The affirmative vote of the holders of a majority of the voting power of the shares of Web.com common stock outstanding on the record date for the Web.com special meeting is required for approval of Proposal No. 1 regarding adoption of the merger agreement. The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Web.com special meeting is required to approve Proposal No. 2 regarding an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy card or vote by telephone or by using the Internet as instructed on the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the adoption of the merger agreement and an adjournment of the Web.com special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1. If you fail to return your proxy card or vote by telephone or by using the Internet, the effect will be a vote against the adoption of the merger agreement and your shares will not be counted for purposes of determining whether a quorum is present at the Web.com special meeting. If you do attend the Web.com special meeting and wish to vote in person, you may revoke your proxy and vote in person.

Please do not send any certificates representing your Web.com common stock at this time.

By Order of the Board of Directors of Web.com, Inc.,
Jeffrey M. Stibel
Chief Executive Officer

Atlanta, Georgia
August 23, 2007

WEB.COM’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, WEB.COM AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT WEB.COM SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Website Pros and Web.com from documents that are not included in or delivered with this joint proxy statement/prospectus. For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” on page 105.

If you are a Website Pros stockholder or Web.com shareholder, you may have received some of the documents incorporated by reference. You may also obtain any of those documents from the appropriate company, the Securities and Exchange Commission, or the SEC, or the SEC’s Internet website at http://www.sec.gov. Documents incorporated by reference in this joint proxy statement/prospectus are available from the appropriate company without charge, excluding all exhibits unless specifically incorporated by reference in such documents. If you are a Website Pros stockholder or Web.com shareholder, you may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Website Pros, Inc.
Attn: Investor Relations
12735 Gran Bay Parkway West, Building 200
Jacksonville, Florida 32258
Telephone: (904) 680-6600

Web.com, Inc.
Attn: Investor Relations
303 Peachtree Center Avenue, 5th Floor
Atlanta, Georgia 30303
Telephone: (404) 260-2477

If you would like to request documents, please do so no later than September 15, 2007 to receive them before the special meetings. If you request any incorporated documents, the appropriate company will strive to mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

The Merger		64
Effective Time of the Merger		64
Manner and Basis of Converting Shares		64
Election Procedure		66
Web.com Stock Options		66
Web.com Warrants		66
Representations and Warranties		66
Covenants		67
Employee Benefits Matters		69
Indemnification and Insurance		69
Obligations of the Website Pros Board of Directors and Web.com Board of Directors with Respect to Their Recommendations and Holding Meetings of Stockholders and Shareholders		70
Material Adverse Effect		71
Conditions to the Merger		72
Termination of the Merger Agreement		74
Expenses and Termination Fees		76
VOTING AGREEMENTS		78
MANAGEMENT AND OTHER INFORMATION		80
WEBSITE PROS PROPOSAL NO. 2—POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING		81
WEB.COM PROPOSAL NO. 2—POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING		82
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS		83
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS		84
INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION ON LIABILITY		95
COMPARATIVE RIGHTS OF WEBSITE PROS STOCKHOLDERS AND WEB.COM SHAREHOLDERS		97
LEGAL MATTERS		105
EXPERTS		105
WHERE YOU CAN FIND MORE INFORMATION		105
ANNEXES:
A	Agreement and Plan of Merger and Reorganization
B	Opinion of Friedman, Billings, Ramsey & Co., Inc.
C	Opinion of RBC Capital Markets Corp.
D-1	Form of Website Pros Voting Agreement
D-2	Form of Web.com Voting Agreement
E	Minnesota Business Corporation Act Sections 302A.471 and 302A.473—Rights of Dissenting Shareholders

QUESTIONS AND ANSWERS ABOUT THE MERGER

What is the merger?

Website Pros and Web.com have entered into an Agreement and Plan of Merger and Reorganization, dated as of June 26, 2007, which is referred to in this joint proxy statement/prospectus as the merger agreement, that contains the terms and conditions of the proposed acquisition of Web.com by Website Pros. Under the merger agreement, Web.com and Augusta Acquisition Sub, Inc., a wholly owned subsidiary of Website Pros referred to in this joint proxy statement/prospectus as Merger Sub, will merge, with Merger Sub surviving, making Web.com a wholly owned subsidiary of Website Pros. This transaction is referred to as the merger. For a more complete description of the merger, please see the section entitled “Website Pros Proposal No. 1 and Web.com Proposal No. 1—The Merger” on page 34 of this joint proxy statement/prospectus.

Why am I receiving this joint proxy statement/prospectus?

You are receiving this joint proxy statement/prospectus because you have been identified as a stockholder of Website Pros or a shareholder of Web.com, in each case as of the applicable record date, and therefore you are entitled to vote at such company’s special meeting. This document serves as both a joint proxy statement of Website Pros and Web.com, used to solicit proxies for the special meetings, and as a prospectus of Website Pros, used to offer shares of Website Pros common stock in exchange for shares of Web.com common stock pursuant to the terms of the merger agreement. This document contains important information about the merger and the special meetings of Website Pros and Web.com, and you should read it carefully.

What is required to consummate the merger?

To consummate the merger, Website Pros stockholders must approve the issuance of shares of Website Pros common stock in the merger, which approval requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Website Pros special meeting. In addition, Web.com shareholders must adopt the merger agreement, which adoption requires the affirmative vote of the holders of a majority of the voting power of the shares of Web.com common stock outstanding on the record date for the Web.com special meeting. In addition to the receipt of Website Pros stockholder approval, Web.com shareholder approval and appropriate regulatory approvals, each of the other closing conditions set forth in the merger agreement must be satisfied or waived. For a more complete description of the closing conditions under the merger agreement, we urge you to read both the section entitled “The Merger Agreement—Conditions to the Merger” on page 72 of this joint proxy statement/prospectus and the merger agreement attached to this joint proxy statement/prospectus as Annex A.

What will Web.com shareholders receive in the merger?

As a result of the merger, Web.com shareholders will receive in exchange for their Web.com shares either:  shares of Website Pros common stock, cash, or a combination of Website Pros Common Stock and cash, depending on the elections made by Web.com shareholders. The aggregate amount of cash and the exchange ratio for stock are fixed (subject to adjustment as described below) and will not be adjusted based upon changes in the value of Web.com common stock or Website Pros common stock or upon the elections made by Web.com shareholders. As a result of the adjustments that will be made based upon shareholder elections, the mix of consideration Web.com shareholders will receive in the merger, and the value of any Website Pros shares Web.com shareholders may receive in the merger will not be known before the merger, as the value of any Website Pros common stock issued will increase or decrease as the market price of Website Pros common stock goes up or down. We encourage you to obtain current market quotations of Web.com common stock and Website Pros common stock. For a more complete description of what Web.com shareholders will receive in the merger, please see the section entitled “The Merger Agreement—Manner and Basis of Converting Shares” on page 64 of this joint proxy statement/prospectus.

By way of illustration, the following table sets forth the mix of consideration payable under the circumstances set forth in the table, in each case based upon the number of shares of Web.com common stock outstanding as of the record date (16,975,602):

Scenario	Number of Shares Electing to Receive Cash	Cash Payable Per Share to Shareholders Electing Cash	Cash Payable Per Share to Shareholders Electing Stock	Stock Issuable Per Share to Shareholders Electing Cash	Stock Issuable Per Share to Shareholders Electing Stock
1 (cash under-election)	0	N/A	$1.4727	N/A	0.5323
2 (cash over-election)	16,975,602	$1.4727	N/A	0.5323	N/A
3 (cash over-election)	8,487,801	$2.9454	$0	0.3771	0.6875
4 (cash under-election)	1,000,000	$6.5233	$1.1566	0	0.5656

Based upon the above, the table below sets forth the mix of consideration payable to a hypothetical Web.com shareholder holding 100,000 shares of Web.com common stock under the various scenarios described in the table above:

Scenario (corresponding to the scenario numbers in the table above)	Hypothetical Holder’s Election	Total Cash Payable to Hypothetical Holder*	Total Number of Shares of Website Pros Stock Issuable to Hypothetical Holder*
1	Hypothetical Holder Elects Stock	$147,270.18	53,229
2	Hypothetical Holder Elects Cash	$147,270.18	53,229
3	Hypothetical Holder Elects Stock	$0	68,750
3	Hypothetical Holder Elects Cash	$294,540.36	37,708
4	Hypothetical Holder Elects Cash	$652,330.00	0

*                    Total cash payable to Hypothetical Holder and Total Number of Shares of Website Pros Stock Issuable to Hypothetical Holder in the table immediately above are derived in each scenario by multiplying the corresponding per share amount in the first table above by 100,000.

What will Web.com option holders receive in the merger?

Subject to certain exceptions, at the effective time of the merger, each Web.com stock option that is outstanding and unexercised immediately prior to the effective time will be converted into an option to purchase Website Pros common stock and Website Pros will assume that stock option (or will replace that stock option by issuing a materially equivalent replacement stock option to purchase Website Pros common stock) in accordance with the terms of the applicable Web.com stock option plan and terms of the stock option agreement relating to that Web.com stock option. For more information, please see the section entitled “The Merger Agreement—Web.com Stock Options” on page 66.

What will Web.com warrant holders receive in the merger?

At the effective time of the merger, each Web.com warrant that is outstanding and unexercised will be converted, pursuant to its own terms, into the right to receive upon exercise of the warrant and payment of the exercise price merger consideration equal to what would have been paid to the holder thereof had the warrant been exercised prior to the effective time.  Warrant holders will be treated as if they had not made either a cash election or a stock election and, therefore, will be treated as if they had made a stock election with respect to all shares of Web.com common stock otherwise issuable upon exercise of the warrants.  These outstanding warrants have an exercise price of $50.00 per share and expire January 2, 2008, and Web.com and Website Pros do not believe it is likely that any of these warrants will be exercised.

What are the material federal income tax consequences of the merger to me?

The merger has been structured to qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and it is a closing condition to the merger that Website Pros and Web.com receive opinions of their respective counsel regarding such qualification. As a result of the merger’s anticipated qualification as a reorganization, Web.com shareholders will not recognize gain or loss for United States federal income tax purposes upon the exchange of shares of Web.com common stock for shares of Website Pros common stock, except with respect to the portion of the consideration Web.com shareholders receive in cash and any cash received in lieu of fractional shares of Website Pros common stock.

Tax matters are very complicated, and the tax consequences of the merger to a particular shareholder will depend in part on such shareholder’s circumstances. Accordingly, we urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

For more information, please see the section entitled “Website Pros Proposal No. 1 and Web.com Proposal No. 1—The Merger—Material Federal Income Tax Consequences” on page 57 of this joint proxy statement/prospectus.

What are the recommendations of the Website Pros and Web.com boards of directors?

After careful consideration, Website Pros’ board of directors unanimously recommends that Website Pros stockholders vote “FOR” Proposal No. 1 to approve the issuance of shares of Website Pros common stock in the merger and “FOR” Proposal No. 2 to adjourn the Website Pros special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1. For a description of the reasons underlying the recommendations of Website Pros’ board, please see the sections entitled “Website Pros Proposal No. 1 and Web.com Proposal No. 1—The Merger—Website Pros’ Reasons for the Merger” on page 37, and the section entitled “Website Pros Proposal No. 2—Possible Adjournment of the Special Meeting” on page 81.

After careful consideration, Web.com’s board of directors unanimously recommends that the Web.com shareholders vote “FOR” Proposal No. 1 to adopt the merger agreement and “FOR” Proposal No. 2 to adjourn the Web.com special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1. For a description of the reasons underlying the recommendations of Web.com’s board, see the sections entitled “Website Pros Proposal No. 1 and Web.com Proposal No. 1—The Merger—Web.com’s Reasons for the Merger” on page 38, and the section entitled “Web.com Proposal No. 2—Possible Adjournment of the Special Meeting” on page 82.

What risks should I consider in deciding whether to vote in favor of the share issuance or the adoption of the merger agreement?

You should carefully review the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 24, which presents risks and uncertainties related to the merger, and Item 1A of the Quarterly Reports on Form 10-Q for the quarter ended June 30, 2007, for each of Website Pros and Web.com.

When do you expect the merger to be consummated?

We anticipate that the merger will be consummated in Fall 2007, but we cannot predict the exact timing. For more information, please see the section entitled “The Merger Agreement—Conditions to the Merger” on page 72.

What do I need to do now?

After you carefully read this document, submit your proxy by telephone or over the Internet or mail your signed proxy card in the enclosed return envelope, as soon as possible, but in any event no later than 11:59 p.m. Eastern Time on September 24, 2007, for the Website Pros special meeting, and no later than 11:59 p.m. Eastern Time on September 24, 2007, for the Web.com special meeting so that your shares may be represented at the applicable special meeting. To assure that your shares are voted, please submit your proxy as instructed on your proxy card even if you currently plan to attend the special meeting in person.

Web.com shareholders will have the right to elect to receive either cash or shares of Website Pros common stock in the merger. To make an election, follow the instructions set forth in the Election Form included in this joint proxy statement/prospectus. The deadline to make your election is 5:00 p.m., Pacific time, on September 26, 2007. Election may be revoked by submitting a revocation in writing as set forth in the Election Form.

Who can vote at the special meetings?

Only Website Pros stockholders of record at the close of business on August 20, 2007 will be entitled to vote at the Website Pros special meeting. On the record date, there were 17,910,533 shares of Website Pros common stock outstanding and entitled to vote. Certain of Website Pros directors and officers have agreed to vote their shares in favor of the issuance of shares of Website Pros common stock in the merger. Only Web.com shareholders of record at the close of business on August 20, 2007 will be entitled to vote at the Web.com special meeting. On the record date, there were 16,975,602 shares of Web.com common stock outstanding and entitled to vote. Certain of Web.com’s directors and officers have agreed to vote their shares in favor of the issuance of shares of Web.com common stock in the merger.

How do I vote?

You may vote “For” or “Against,” or abstain from voting, for either proposal. Votes will be counted by the inspector of elections appointed for the applicable special meeting. The procedures for voting are as follows:

Submitting a Proxy Prior to the Applicable Special Meeting.

Whether or not you plan to attend the applicable special meeting, we urge you to submit a proxy prior to the special meeting to ensure that your shares are voted. The deadline for submitting a proxy prior to the Website Pros special meeting is 11:59 p.m. Eastern Time on September 24, 2007.  The deadline for submitting a proxy prior to the Web.com special meeting is 11:59 p.m. Eastern Time on September 24, 2007. We strongly encourage you to submit a proxy by telephone or over the Internet prior to the special meeting, as further described below. Submitting a proxy by telephone or over the Internet will assist in ensuring that your vote is timely recorded and in reducing the costs related to the return of paper proxies. You may submit a proxy by telephone or over the Internet by following the instructions included on your proxy card. We strongly encourage you to submit a proxy by telephone or over the Internet. Alternatively, you may submit a proxy by promptly returning your completed, signed and dated proxy card in the envelope provided (which is postage pre-paid if mailed in the United States).

Please submit a proxy to vote in only one of the above ways. If you submit a proxy to vote in more than one way, the proxy received later in time will revoke your earlier proxy and be the only proxy by which your shares are voted.

Voting During the Special Meeting

•       If you hold shares directly in your name, you may vote during the special meeting in person prior to the close of voting.

•       If your shares are held in “street name” through a bank, broker or other nominee, in order to vote during the special meeting you must request and obtain a new, valid proxy card from such nominee prior to the meeting (please contact them for further information). Once you have obtained and properly completed this new proxy card, you may vote in person prior to the close of voting.

What if I return a proxy card but do not make specific choices?

If Website Pros receives a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares of Website Pros stock will be voted “For” the issuance of shares of Website Pros common stock to Web.com shareholders in the merger and “For” the approval of the proposal to adjourn the Website Pros special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes to approve the proposal to issue the stock. If any other matter is properly presented at the special meeting, your proxy (i.e., one of the individuals named on your proxy card) will vote your shares using his best judgment.

If Web.com receives a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares of Web.com stock will be voted “For” the adoption of the merger agreement and “For” the approval of the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes to adopt the merger agreement. If any other matter is properly presented at the special meeting, your proxy (i.e., one of the individuals named on your proxy card) will vote your shares using his best judgment.

Can I revoke my proxy after I have mailed my proxy card or submitted my proxy by telephone or Internet?

Yes. You can revoke your proxy at any time before the close of voting at the special meeting. You may revoke your proxy in any of the following ways:

•       Prior to the special meeting, you may:

•        submit another properly completed proxy card with a later date by following the return instructions on the proxy card;

•        submit another proxy by telephone or over the Internet after you have already provided an earlier proxy (please refer to “How do I vote?” above for instructions on how to do so); or

•        send a written notice that you are revoking your proxy to (as applicable):

Website Pros, Inc.	Web.com, Inc.
Attn.: Corporate Secretary	Attn.: Corporate Secretary
12735 Gran Bay Parkway West, Building 200	303 Peachtree Center Avenue, 5th Floor
Jacksonville, Florida 32258	Atlanta, Georgia 30303

•        During the special meeting, you may vote in person prior to the close of voting. Simply attending the special meeting will not, by itself, revoke your proxy.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions from such nominee to change those instructions.

What does it mean if I receive more than one proxy card or more than one e-mail instructing me to vote?

If you receive more than one proxy card or more than one e-mail instructing you to vote, your shares are registered in more than one name or are registered in different accounts. Please complete, date, sign and return each proxy card, and respond to each e-mail, to ensure that all of your shares are voted.

What does it mean if multiple members of my household are stockholders of Website Pros or shareholders of Web.com but we only received one set of proxy materials?

If you hold shares in “street name,” in accordance with a notice sent to certain brokers, banks or other nominees, we are sending only one proxy statement/prospectus to an address unless we received contrary instructions from any stockholder or shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs.

Should I send in my stock certificates now?

No. If you are a Web.com shareholder, after the merger is consummated you will receive written instructions from the exchange agent explaining how to exchange your stock certificates representing shares of Web.com common stock.

Am I entitled to dissenters’ rights?

Yes, for Web.com shareholders. Under Minnesota law, Web.com shareholders who do not vote in favor of the merger proposal may exercise dissenters’ rights for the fair value of their shares if the merger is completed, but only if they submit a written notice of intent to demand the fair value for their shares before the vote on the merger proposal and only if they strictly comply with the procedures of Minnesota law explained in this joint proxy statement/prospectus.

How many votes do I have?

Each holder of Website Pros common stock will be entitled to one vote for each share held on all matters to be voted upon at the Website Pros special meeting. The holders of record of Website Pros common stock will vote on all matters to be voted upon at the Website Pros special meeting.

Each holder of Web.com common stock will be entitled to one vote for each share held on all matters to be voted upon at the Web.com special meeting. The holders of record of Web.com common stock will vote on all matters to be voted upon at the Web.com special meeting.

What effect do abstentions and broker non-votes have on the outcome of the proposals?

Abstentions are treated as shares present and entitled to vote and since an affirmative “For” vote is required to approve each of the proposals, an abstention has the same effect as a vote “Against” each of the proposals.

A “broker non-vote” occurs when a broker or bank cannot vote for a proposal because the broker or bank did not receive instructions from the beneficial owner on how to vote and does not have discretionary authority to vote on the beneficial owner’s behalf in the absence of instructions. Broker non-votes are counted as present for the purpose of determining the existence of a quorum, and also have the same effect as a vote “Against” the proposal to adopt the merger agreement and “Against” the proposal to issue shares of Website Pros common stock to Web.com shareholders in connection with the merger. Broker non-votes will have no effect on the proposal to adjourn the meeting to permit further solicitation of proxies.

Who is paying for this proxy solicitation?

Website Pros and Web.com will pay for the entire cost of soliciting proxies. In addition to these proxy materials, directors, officers, other employees and any other solicitors that either Website Pros or Web.com may retain may also solicit proxies personally, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. Website Pros and Web.com will provide copies of these solicitation materials to banks, brokerage houses, fiduciaries and custodians that hold beneficially owned shares of Website Pros or Web.com common stock for distribution to such beneficial owners. Website Pros and Web.com may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Who can help answer my questions?

If you are a Website Pros stockholder, and would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Website Pros, Inc.
Attn: Investor Relations
12735 Gran Bay Parkway West, Building 200
Jacksonville, Florida 32258
Telephone: (904) 680-6600

If you are a Web.com shareholder, and would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Web.com, Inc.
Attn: Investor Relations
303 Peachtree Center Avenue, 5th Floor
Atlanta, Georgia 30303
Telephone: (404) 260-2477

SUMMARY

This summary highlights selected information from this document. To understand the merger fully, you should read carefully this entire document and the documents to which we refer. See “Where You Can Find More Information” on page 105. The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger. We have included page references in parentheses to direct you to a more detailed description contained elsewhere in this joint proxy statement/prospectus of the topics presented in this summary.

Comparative Per Share Market Price Information

Website Pros common stock and Web.com common stock are listed on the Nasdaq Global Market under the symbols “WSPI” and “WWWW,” respectively. On June 25, 2007, the last full trading day prior to the public announcement of the proposed merger, Website Pros common stock closed at $9.70 and Web.com common stock closed at $5.32. On August 20, 2007, Website Pros common stock closed at $8.54 and Web.com common stock closed at $5.86.

The Companies (Page 28)

Website Pros, Inc.
12735 Gran Bay Parkway West
Building 200
Jacksonville, Florida 32258
(904) 680-6600

Website Pros is a leading provider of Do-It-For-Me website building tools, Internet marketing and lead generation solutions that enable businesses to maintain an effective Internet presence. Website Pros offers a range of Web services, including website design and publishing, Internet marketing and advertising, search engine optimization, customer support and technology, and lead generation, meeting the needs of a business regardless of its stage of development, from those just establishing a Web presence to more sophisticated online e-commerce sites.

Augusta Acquisition Sub, Inc. is a wholly owned subsidiary of Website Pros that was incorporated in Delaware in June 2007, and is referred to herein as Merger Sub. Merger Sub has never engaged in, and does not engage in, any operations and exists solely to facilitate the merger.

Web.com, Inc.
303 Peachtree Center Avenue
5th Floor
Atlanta, Georgia 30303
(404) 260-2477

Web.com is a leading destination for simple yet powerful solutions for websites and Web services, offering Do-It-Yourself and professional website building, website hosting, e-commerce, Web marketing, professional website design and e-mail.

Website Pros Proposal No. 1 and Web.com Proposal No. 1—The Merger (Page 34)

In the merger, Web.com will merge with and into Merger Sub, and Web.com will become a wholly owned subsidiary of Website Pros. This transaction is referred to in this joint proxy statement/prospectus as the merger.

What Web.com Shareholders Will Receive (Page 64)

Under the terms of the merger agreement, Web.com shareholders may elect to receive for every Web.com share either 0.6875 shares of Website Pros stock or $6.5233 in cash, subject to adjustment so that the total cash paid shall equal $25.0 million. In the aggregate, Website Pros will issue approximately 9 million shares of Website Pros stock and pay $25.0 million in cash. In addition, Website Pros will assume all of the outstanding options to purchase common stock of Web.com at an exchange rate consistent with the value offered to holders of Web.com common stock. Based on the closing price of Website Pros’ stock on June 26, 2007, the transaction is valued at an aggregate purchase price of approximately $129.0 million. Of course, any change in the value of Website Pros’ stock will cause the value actually received by the holders of Web.com common stock to fluctuate.

Treatment of Stock Options (Page 66)

The merger agreement provides that, subject to certain exceptions, at the effective time of the merger, each Web.com stock option that is outstanding and unexercised immediately prior to the effective time will be converted into an option to purchase Website Pros common stock and Website Pros will assume that stock option (or will replace that stock option by issuing a materially equivalent replacement stock option to purchase Website Pros common stock) in accordance with the terms of the applicable Web.com stock option plan and terms of the stock option agreement relating to that Web.com stock option. Pursuant to their existing terms, all Web.com stock options that are outstanding and unexercised immediately prior to the effective time will become fully vested upon the closing.

Treatment of Warrants (Page 66)

At the effective time of the merger, each Web.com warrant that is outstanding and unexercised will be converted, pursuant to its own terms, into the right to receive upon exercise of the warrant and payment of the exercise price merger consideration equal to what would have been paid to the holder thereof had the warrant been exercised prior to the effective time.  Warrant holders will be treated as if they had not made either a cash election or a stock election and, therefore, will be treated as if they had made a stock election with respect to all shares of Web.com common stock otherwise issuable upon exercise of the warrants.  These outstanding warrants have an exercise price of $50.00 per share and expire January 2, 2008, and Web.com and Website Pros do not believe it is likely that any of these warrants will be exercised.

The Special Meetings

The Website Pros Special Meeting (Page 29)

Time, Date and Place.   A special meeting of the stockholders of Website Pros will be held on September 25, 2007, at the principal executive offices of Website Pros located at 12735 Gran Bay Parkway West, Building 200, Jacksonville, Florida 32258, at 8.30 a.m., local time, to vote on Proposal No. 1 to approve the issuance of shares of Website Pros common stock in the merger and Proposal No. 2 to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

Record Date and Voting Power for Website Pros.   You are entitled to vote at the Website Pros special meeting if you owned shares of Website Pros common stock at the close of business on August 20, 2007, the record date for the Website Pros special meeting. You will have one vote at the special meeting for each share of Website Pros common stock you owned at the close of business on the record date. There are 17,910,533 shares of Website Pros common stock entitled to be voted at the special meeting. Certain of Website Pros’ directors and officers have agreed to vote their shares in favor of the issuance of shares of Website Pros’ common stock in the merger.

Website Pros Required Vote.   The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Website Pros special meeting is required for approval of each of Proposal No. 1 to approve the issuance of shares of Website Pros common stock in the merger and Proposal No. 2 to adjourn the Website Pros special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1. Certain directors and executive officers have executed voting agreements in which they have agreed to vote in favor of Proposal No. 1 and Proposal No. 2 as described in “Voting Agreements” below.

Share Ownership of Management.   As of the record date, the directors and executive officers of Website Pros beneficially held approximately 11.5% of the shares entitled to vote at the Website Pros special meeting.

The Web.com Special Meeting (Page 31)

Time, Date and Place.   A special meeting of the shareholders of Web.com will be held on September 25, 2007, at the Renaissance Concourse Hotel, One Hartsfield Centre Parkway, Atlanta, GA 30354, at 8:30 a.m. local time, to vote on Proposal No. 1 to adopt the merger agreement and Proposal No. 2 to adjourn the Web.com special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

Record Date and Voting Power for Web.com.   You are entitled to vote at the Web.com special meeting if you owned shares of Web.com common stock at the close of business on August 20, 2007, the record date for the special meeting. You will have one vote at the special meeting for each share of Web.com common stock you owned at the close of business on the record date. There are 16,975,602 shares of Web.com common stock entitled to be voted at the Web.com special meeting. Certain of Web.com’s directors and officers have agreed to vote their shares in favor of the issuance of shares of Web.com common stock in the merger.

Web.com Required Vote.   The affirmative vote of the holders of a majority of the voting power of the shares of Web.com common stock outstanding on the record date for the Web.com special meeting is required to approve Proposal No. 1 to adopt the merger agreement. The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Web.com special meeting is required to approve Proposal No. 2 to adjourn the Web.com special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1. Certain directors and executive officers have executed voting agreements in which they have agreed to vote in favor of Proposal No. 1 and Proposal No. 2 as described in “Voting Agreements” below.

Share Ownership of Management.   As of the record date, the directors and executive officers of Web.com beneficially held approximately 23% of the shares entitled to vote at the Web.com special meeting.

Recommendations to Stockholders

To Website Pros Stockholders (Page 29).   The Website Pros board of directors has unanimously determined and believes that the issuance of shares of Website Pros common stock in the merger is advisable to, and in the best interests of, Website Pros and its stockholders. The Website Pros board of directors unanimously recommends that the holders of Website Pros common stock vote “FOR” Proposal No. 1 to approve the issuance of shares of Website Pros common stock in the merger and “FOR” Proposal No. 2 to adjourn the Website Pros special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

To Web.com Shareholders (Page 31).   The Web.com board of directors has unanimously determined and believes that the merger is advisable and fair to, and in the best interests of, Web.com and its shareholders. The Web.com board of directors unanimously recommends that the holders of Web.com common stock vote “FOR” Proposal No. 1 to adopt the merger agreement and “FOR” Proposal No. 2 to adjourn the Web.com special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1. When you consider Web.com’s board of directors’ recommendation, you should be aware that Web.com’s directors may have interests in the transaction that may be different from, or in addition to, the interests of Web.com shareholders. These interests are described in the section entitled “Interests of Web.com’s Executive Officers and Directors in the Merger” on page 53.

Risks Relating to the Merger (Page 24)

In evaluating the merger agreement or the issuance of shares of Website Pros common stock in the merger, you should carefully read this joint proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors”  on page 24.

Factors Considered by the Website Pros Board of Directors (Page 34)

In the course of reaching its decision to approve the merger agreement and the transactions contemplated thereby, the Website Pros board of directors considered a number of factors. Please see the section entitled “Website Pros Proposal No. 1 and Web.com Proposal No. 1—The Merger—Website Pros’ Reasons for the Merger”.

Factors Considered by the Web.com Board of Directors (Page 34)

In the course of reaching its decision to approve the merger agreement and the transactions contemplated thereby, the Web.com board of directors considered a number of factors. Please see the section entitled “Website Pros Proposal No. 1 and Web.com Proposal No. 1—The Merger—Web.com’s Reasons for the Merger”.

Opinions of Financial Advisors

Opinion of Website Pros’ Financial Advisor (Page 39).   Pursuant to an engagement letter dated as of June 8, 2007, Friedman, Billings, Ramsey & Co., Inc., referred to in this joint proxy statement/prospectus as FBR, was engaged to act as Website Pros’ financial advisor. Website Pros’ board of directors selected FBR based upon its reputation and experience in Website Pros’ industry. FBR delivered its opinion to Website Pros’ board of directors that, as of June 25, 2007 and based on and subject to the factors and assumptions set forth in the opinion, the consideration to be issued to the Web.com shareholders, taken in the aggregate, was fair to Website Pros from a financial point of view.

The full text of the written opinion of FBR, dated June 25, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. FBR provided its opinion for the information and assistance of Website Pros’ board of directors in connection with its consideration of the merger. The FBR opinion was addressed to Website Pros’ board of directors and was limited to the fairness, from a financial point of view, to Website Pros of the aggregate consideration to be issued to the Web.com shareholders as of the date of the opinion. FBR expressed no opinion as to the merits of the underlying business decision of Website Pros to effect the merger, the structure or accounting treatment or taxation consequences of the merger, or the availability or the advisability of any alternatives to the merger. The FBR opinion is not a recommendation as to how any holder of Website Pros common stock should vote with respect to the issuance of shares of Website Pros common stock in the merger. Website Pros urges you to read the entire opinion carefully.

Opinion of Web.com’s Financial Advisor (Page 46).   Pursuant to an engagement letter dated March 27, 2007, and amended on June 25, 2007, RBC Capital Markets Corporation, referred to in this joint proxy statement/prospectus as RBC, delivered its opinion to Web.com’s board of directors that, as of

June 25, 2007 and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be issued to the Web.com shareholders taken in the aggregate, was fair from a financial point of view to the shareholders of Web.com.

The full text of the written opinion of RBC dated June 25, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. RBC provided its opinion for the information and assistance of Web.com’s board of directors in consideration of the merger and the merger agreement. The RBC opinion is not a recommendation as to how any holder of Web.com common stock should vote with respect to the adoption of the merger agreement. Web.com urges you to read the entire opinion carefully.

Restrictions on Resales (Page 63)

The merger agreement provides that Web.com will use reasonable efforts to obtain a signed affiliate agreement from each person who is, becomes or may be deemed to be an affiliate of Web.com. The merger agreement provides that Website Pros will not issue shares of Website Pros common stock to any “affiliate” of Web.com who has not provided Website Pros with a signed affiliate agreement. The affiliate agreements provide, among other things, that these persons will not sell, transfer or otherwise dispose of their shares of Website Pros common stock received in the merger unless they do so in compliance with securities laws governing sales by affiliates.

Limitation on the Solicitation, Negotiation and Discussion by Web.com of Other Acquisition Proposals (Page 67)

Web.com has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than Website Pros, and to certain related matters.

Change of Board Recommendation (Page 70)

Subject to limited conditions, the board of directors of Web.com or Website Pros may withdraw or modify its recommendation in support of the adoption of the merger agreement or the issuance of shares of Website Pros common stock in the merger, as the case may be. In the event that the board of directors of either company withdraws or modifies its recommendation in a manner adverse to the other company, the company whose board of directors withdrew or modified its recommendation may be required to pay a termination fee of $3.0 million to the other company.

Conditions to the Merger (Page 72)

The respective obligations of Website Pros and Web.com to consummate the merger are subject to the satisfaction of certain conditions, including, among other things, that:

•       Subject to certain limitations, the representations and warranties made by Web.com and Website Pros shall have been accurate in all material respects as of June 26, 2007  and shall be accurate in all respects as of the closing date;

•       No event shall have occurred or circumstance exist that could reasonably be expected to have a material adverse effect on Web.com;

•       The registration statement on Form S-4 of which this joint proxy statement/prospectus is a part shall have become effective and shall continue to be effective;

•       Web.com’s shareholders shall have adopted the merger agreement;

•       Website Pros’ stockholders shall have approved the issuance of Website Pros common stock in the merger;

•       Web.com and Website Pros shall each have received a legal opinion to the effect that the merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986; and

•       Certain Web.com employees shall have agreed to continued employment following the closing.

Termination of the Merger Agreement (Page 74)

Either Website Pros or Web.com can terminate the merger agreement under certain circumstances, which would prevent the merger from being consummated, including, among other things:

•       In certain circumstances, if the merger has not occurred by November 30, 2007, subject to extension in certain circumstances;

•       If the merger has been enjoyed or otherwise prohibited by a court or other appropriate governmental body;

•       In certain circumstances, if the required stockholder and shareholder approvals are not obtained after a final vote has been taken;

•       The occurrence of certain material adverse events to Web.com.

Expenses and Termination Fees (Page 76)

Subject to limited exceptions, all fees and expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses; provided, however, that Website Pros and Web.com will share all fees and expenses on a 60%/40% basis, respectively, other than attorneys’ fees, incurred in connection with the filing, printing and mailing of the registration statement on Form S-4 and this joint proxy statement/prospectus.

A termination fee of $3.0 million may be payable by either Website Pros or Web.com to the other party upon the termination of the merger agreement under several circumstances.

Tax Matters (Page 57)

Cooley Godward Kronish LLP, outside counsel to Website Pros, and Stubbs Alderton & Markiles, LLP, outside counsel to Web.com, are expected to each issue a tax opinion to the effect that the merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, or the Code. In a reorganization, a Web.com shareholder generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of its shares of Web.com common stock for shares of Website Pros common stock. However, any cash received for any fractional share or otherwise will result in the recognition of gain or loss as if such shareholder sold its share. A Web.com shareholder’s tax basis in the shares of Website Pros common stock that it receives in the merger will equal its current tax basis in its Web.com common stock (reduced by the basis allocable to any fractional share interest for which it receives cash).

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisors to fully understand the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Regulatory Approvals

To consummate the merger, Website Pros must also comply with applicable U.S. federal and state securities laws and the rules and regulations of the Nasdaq Global Market in connection with the issuance of shares of Website Pros common stock in the merger and the filing of this joint proxy statement/prospectus with the SEC.

Anticipated Accounting Treatment (Page 59)

The merger will be accounted for as a purchase transaction by Website Pros for financial reporting and accounting purposes under U.S. generally accepted accounting principles. The results of operations of Web.com will be included in the consolidated financial statements of Website Pros from the consummation of the merger forward.

Dissenters’ Rights (page 59 and Annex E)

Minnesota law provides for dissenters’ rights for Web.com shareholders in the merger. This means that if you, as Web.com shareholder, are not satisfied with the amount you would receive for your shares in the merger, you are entitled to obtain the fair value of your shares by strictly following the procedures described in this proxy statement. The ultimate amount you receive as a dissenting shareholder by following those procedures may be more or less than, or the same as, the amount you would have received under the merger agreement.

To exercise your dissenters’ rights, you must deliver a written notice to Web.com at or before the special meeting of your intent to demand the fair value of your shares and you must not vote in favor of the merger proposal. Your failure to follow exactly the procedures specified under Minnesota law will result in the loss of your dissenter’s rights as described in the section entitled “Website Pros Proposal No. 1 and Web.com Proposal No. 1—The Merger—Dissenters’ Rights” on page 59.

Comparison of Website Pros Stockholder Rights to Web.com Shareholder Rights (Page 97)

The rights of Web.com shareholders are currently governed by the Minnesota Business Corporation Act and Web.com’s articles of incorporation and bylaws. Upon completion of the merger, the rights of Web.com shareholders that receive Website Pros common stock in the merger will be governed by the Delaware General Corporation Law and Website Pros’ certificate of incorporation and bylaws.

MARKET PRICE AND DIVIDEND DATA

Website Pros common stock and Web.com common stock are listed on the Nasdaq Global Market under the symbols “WSPI” and “WWWW,” respectively. The following tables present, for the periods indicated, the range of high and low per share sales prices for Website Pros common stock and Web.com common stock as reported on the Nasdaq Global Market. Neither Web.com nor Website Pros has ever declared or paid any cash dividend on shares of its common stock.

Both Website Pros’ and Web.com’s fiscal years end on December 31.

Website Pros Common Stock

	High	Low
Fiscal Year 2005
Fourth Quarter (November 7, 2005 through December 31, 2005)	$10.50	8.11
Fiscal Year 2006
First quarter	$14.20	8.56
Second quarter	14.21	8.60
Third quarter	11.26	8.65
Fourth quarter	12.30	7.85
Fiscal Year 2007
First quarter	$10.50	8.37
Second quarter	10.10	7.92
Third quarter (through August 20, 2007)	10.25	8.17

Web.com Common Stock

	High	Low
Fiscal Year 2005
First quarter	$3.94	3.12
Second quarter	3.27	2.56
Third quarter	2.53	1.86
Fourth Quarter	2.70	1.90
Fiscal Year 2006
First quarter	$6.02	3.90
Second quarter	6.45	5.25
Third quarter	5.98	3.96
Fourth quarter	4.28	3.63
Fiscal Year 2007
First quarter	$5.50	3.98
Second quarter	6.40	3.75
Third quarter (through August 20, 2007)	6.75	5.74

The following table presents the closing per share sales price of Website Pros common stock and Web.com common stock, as reported on the Nasdaq Global Market, and the estimated equivalent per share price (as explained below) of Web.com common stock on June 25, 2007, the last full trading day before the public announcement of the proposed merger, and on August 20, 2007:

	Website Pros Common Stock	Web.com Common Stock	Estimated Equivalent Web.com Per Share Price
June 25, 2007	$9.70	$5.32	$6.66875
August 20, 2007	$8.54	$5.86	$5.87125

The estimated equivalent per share price of a share of Web.com common stock equals the exchange ratio of 0.6875 multiplied by the price of a share of Website Pros common stock. Because a portion of the consideration received by the shareholders of Web.com common stock will be in cash and the ability of shareholders to choose to receive either cash or stock, the mix of consideration you will receive will not be known prior to the merger. Additionally, the value of the portion of the consideration you receive in Website Pros common stock will not be known until the completion of the merger because the per share price of Website Pros common stock on the Nasdaq Global Market fluctuates continuously.

Following the consummation of the merger, Website Pros common stock will continue to be listed on the Nasdaq Global Market, and there will be no further market for the Web.com common stock.

WEBSITE PROS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

The tables below present the selected historical consolidated financial data of Website Pros for the five years ended December 31, 2006 derived from its audited consolidated financial statements for those years. The summary of operations and cash flow data for the years ended December 31, 2006, 2005, and 2004, and the balance sheet data as of December 31, 2006 and 2005 have been derived from the audited financial statements of Website Pros included in the Annual Report on Form 10-K for Website Pros for the year ended December 31, 2006, which is incorporated into this document by reference. The summary of operations and cash flow data for the years ended December 31, 2003 and 2002, and the balance sheet data as of December 31, 2004, 2003, and 2002 have been derived from the audited financial statements of Website Pros, which have not been incorporated by reference in this document. The table below also presents the selected historical consolidated financial data of Website Pros for the six months ended June 30, 2007 and 2006 derived from its unaudited consolidated financial statements from those periods, included in the Quarterly Report on Form 10-Q for Website Pros for the six months ended June 30, 2007, which is incorporated into this document by reference.

The following tables should be read in conjunction with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Website Pros’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which are incorporated by reference in this joint proxy statement/prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

Historical Consolidated Statement of Operations Data

	Six months ended June 30,		Year ended December 31,
	2007	2006	2006(1)	2005(2)	2004	2003	2002
Revenue	$33,825	$23,650	$52,041	$37,770	$23,402	$16,947	$13,651
Operating costs and expenses	(32,584)	(22,449)	(49,044)	(37,345)	(22,746)	(18,320)	(19,839)
Income (loss) from operations	1,241	1,201	2,997	425	656	(1,373)	(6,188)
Net income (loss)	1,182	2,378	8,597	827	924	(1,532)	(6,358)
Net income (loss) attributable to common stockholders	1,182	2,378	8,597	(329)	(370)	(1,578)	(6,358)
Net income (loss) per share
Basic	0.07	0.14	0.51	(0.05)	(0.12)	(0.27)	(1.22)
Diluted	0.06	0.12	0.44	(0.05)	(0.12)	(0.27)	(1.22)
Weighted average common shares outstanding
Basic	17,407	16,570	16,778	6,222	3,002	5,758	5,222
Diluted	19,684	19,339	19,430	6,222	3,002	5,758	5,222

(1)          Effective October 1, 2006, Website Pros acquired the businesses of 1ShoppingCart.com and 1ShoppingCart.com Canada Corp. (collectively 1ShoppingCart.com) and Renex.com. Net income in 2006 included the release of a deferred tax asset valuation reserve of $3.2 million. Weighted average shares outstanding reflects Website Pros’ initial public offering in November 2005.

(2)          Effective April 19, 2005 and April 22, 2005, Website Pros acquired the business of E.B.O.Z., Inc. and acquired LEADS.com, respectively.

Historical Consolidated Balance Sheet Data:

	As of June 30,		As of December 31,
	2007	2006	2006(1)	2005(2)	2004	2003	2002
Cash and cash equivalents	$44,249	$57,002	$42,155	$55,746	$6,621	$6,282	$467
Working capital	41,532	54,218	39,534	51,535	4,926	2,914	(4,151)
Total assets	97,992	78,363	93,360	76,370	13,370	11,869	6,289
Convertible redeemable preferred stock	—	—	—	—	17,454	9,233	—
Accumulated deficit	(57,979)	(65,381)	(59,162)	(67,759)	(69,030)	(68,485)	(66,896)
Total stockholders’ equity (deficit)	88,021	71,690	83,956	68,355	(9,191)	(3,153)	(956)

(1)          Effective October 1, 2006, Website Pros acquired the businesses of 1ShoppingCart.com and 1ShoppingCart.com Canada Corp. (collectively 1ShoppingCart.com) and Renex.com.

(2)          Effective April 19, 2005 and April 22, 2005, Website Pros acquired the business of E.B.O.Z., Inc. and acquired LEADS.com, respectively. The increase in cash, decrease in convertible redeemable preferred stock, and the increase in total stockholders’ equity reflects the impact of Website Pros’ initial public offering in November 2005.

WEB.COM
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

The tables below present the selected historical consolidated financial data of Web.com for the year ended December 31, 2006, four months ended December 31, 2005 and the four years ended August 31, 2005 derived from its audited consolidated financial statements for those years. The summary of operations for the year ended December 31, 2006, the four months ended December 31, 2005 and the years ended August 31, 2005 and August 31, 2004, and the balance sheet data as of December 31, 2006 and 2005 have been derived from the audited financial statements of Web.com included in the Annual Report on Form 10-K for Web.com for the year ended December 31, 2006, which is incorporated into this document by reference. The summary of operations for the years ended August 31, 2003 and 2002, and the balance sheet data as of August 31, 2005, 2004, 2003, and 2002 have been derived from the audited financial statements of Web.com, which have not been incorporated by reference in this document. The tables below also present the selected historical consolidated financial data of Web.com for the six months ended June 30, 2007 and 2006 derived from its unaudited consolidated financial statements from those periods, included in the Quarterly Report on Form 10-Q for Web.com for the six months ended June 30, 2007, which is incorporated into this document by reference.

The following tables should be read in conjunction with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Web.com’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which are incorporated by reference in this joint proxy statement/prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

Historical Consolidated Statement of Operations Data

	Six months ended		Year ended	Four Months ended
	June 30,		December 31,	December 31,	Year ended August 31,
	2007	2006	2006	2005	2005	2004	2003	2002
Revenue	$26,300	$24,315	$49,140	$16,292	$88,608	$102,745	$106,638	$101,628
Operating costs and expenses	(31,669)	(36,658)	(64,643)	(19,510)	(109,344)	(205,502)	(284,473)	(171,893)
Income (loss) from operations	(5,369)	(12,343)	(15,503)	(3,218)	(20,736)	(102,757)	(177,835)	(70,265)
Net income (loss)	(1,336)	(11,216)	(13,724)	(3,040)	(19,889)	(104,663)	(173,879)	(11,293)
Net income (loss) attributable to common stockholders	(1,336)	(11,216)	(13,724)	(3,040)	(19,889)	(104,663)	(173,879)	(11,293)
Net income (loss) per share
Basic	(0.08)	(0.68)	(0.83)	(0.19)	(1.24)	(6.50)	(11.85)	(0.82)
Diluted	(0.08)	(0.68)	(0.83)	(0.19)	(1.24)	(6.50)	(11.85)	(0.82)
Weighted average common shares outstanding
Basic	16,741	16,453	16,537	16,272	16,044	16,096	14,668	13,739
Diluted	16,741	16,453	16,537	16,272	16,044	16,096	14,668	13,739

Historical Consolidated Balance Sheet Data:

	As of June 30,		As of December 31,		As of August 31,
	2007	2006	2006	2005	2005	2004	2003	2002
Cash and cash equivalents	$14,850	$13,163	$13,288	$17,370	$16,891	$25,228	$35,255	$62,693
Working capital	2,931	417	2,136	4,752	9,776	5,411	13,920	54,357
Total assets	39,880	43,518	38,428	51,124	56,559	84,912	207,042	395,278
Accumulated deficit	(313,890)	310,046	(312,554)	(298,830)	(295,790)	(275,901)	(171,238)	2,641
Total stockholders’ equity	21,012	22,617	20,956	28,222	29,943	48,899	152,658	297,730

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
(in thousands, except per share data)

The following selected unaudited pro forma combined financial information was prepared using the purchase method of accounting. The Website Pros and Web.com unaudited pro forma condensed combined balance sheet data assumes that the merger of Website Pros and Web.com took place on June 30, 2007, and combines the Website Pros and Web.com historical consolidated balance sheet at June 30, 2007. The Website Pros and Web.com unaudited pro forma condensed combined statements of operations data assume that the merger of Website Pros and Web.com took place as of January 1, 2006. The unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2006 combines Website Pros’ pro forma consolidated statement of operations and Web.com’s historical consolidated statement of operations data for the year then ended. The unaudited pro forma condensed combined statements of operations data for the six months ended June 30, 2007 combines Website Pros’ and Web.com’s historical consolidated statement of operations for the six months then ended.

The selected unaudited pro forma combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma combined financial data as of and for the six months ended June 30, 2007 and for the fiscal year ended December 31, 2006 are derived from the unaudited pro forma condensed combined financial statements included elsewhere in this joint proxy statement/prospectus and should be read in conjunction with those statements and the related notes. See “Unaudited Pro Forma Condensed Combined Financial Statements.”

Unaudited Pro Forma Condensed Combined Statements of Operations data:

	Six months ended June 30, 2007	Year ended December 31, 2006
Revenue	$60,125	$109,783
Loss from operations	(6,629)	(17,222)
Loss from operations before income taxes	(4,982)	(13,903)
Net loss from operations	(4,862)	(9,767)
Net loss from operations per share, basic and diluted	(0.18)	(0.38)
Shares used in per share calculations, basic and diluted	26,439	25,810

Unaudited Pro Forma Condensed Combined Balance Sheet data:

As of June 30, 2007
Cash and cash equivalents	$34,099
Total current assets	46,675
Total assets	227,805
Total liabilities	35,946
Stockholders’ equity	191,859

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The information below reflects:

•       The historical net income (loss) and book value per share of Website Pros common stock and historical net income (loss) and book value per share of Web.com common stock in comparison with the unaudited pro forma net income (loss) per share after giving effect to the proposed merger of Website Pros and Web.com on a purchase basis; and

•       The equivalent historical net income (loss) and book value per share attributable to 0.6875 shares of Website Pros common stock which will be received for each share of Web.com stock.

You should read the tables below in conjunction with the respective audited and unaudited consolidated financial statements and related notes of Website Pros and Web.com incorporated by reference in this joint proxy/prospectus and the unaudited pro forma condensed financial information and notes related to such consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

Website Pros:

	Six months ended June 30, 2007	Year ended December 31, 2006
Historical Per Common Share Data:
Net income (loss) per common share—
Basic	$0.07	$0.51
Diluted(1)	0.06	0.44
Book value per share(2)	4.98	4.84

Web.com:

	Six months ended June 30, 2007	Year ended December 31, 2006
Historical Per Common Share Data:
Net income (loss) per common share—basic and diluted(1)	$(0.21)	$(0.32)
Book value per share(2)	1.24	1.25

Website Pros and Web.com:

	Six months ended June 30, 2007	Year ended December 31, 2006
Combined Pro Forma Per Common Share Data:
Net loss from continuing operations per Website Pros share—basic and diluted(1)	$(0.18)	$(0.38)
Book value per Website Pros share(2)	7.18	—
Net loss from continuing operations per equivalent Web.com share—basic and diluted(3)	(0.13)	(0.26)
Book value per equivalent Web.com share(3)	4.94	—

(1)          Basic net income (loss) from continuing operations per share has been computed using the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) from continuing operations per share is computed using the weighted average number of common and potentially dilutive shares outstanding during the period. Potentially diluted shares consist of the incremental shares of common stock issuable upon the exercise of outstanding stock options and warrants and unvested restricted stock using the treasury stock method. The treasury stock method calculates the dilutive effect for only those stock options and warrants for which the sum of proceeds, including unrecognized compensation and any windfall tax benefits, is less than the average stock price during the period presented. Potentially dilutive shares are excluded from the computation of net income (loss) per share if their effect is antidilutive.

(2)          The historical book value per share is computed by dividing stockholders’ equity by the number of shares of common stock outstanding as of the end of the period presented. The combined pro forma book value per share is computed by dividing combined pro forma stockholders’ equity by the combined pro forma number of shares of Website Pros common stock outstanding assumed the merger had occurred as of those dates.

(3)          The equivalent pro forma combined net loss and book value per Web.com share are calculated by multiplying the pro forma combined share amounts by the exchange ratio of 0.6875 shares of Website Pros common stock for each share of Web.com common stock.

FORWARD-LOOKING INFORMATION

This joint proxy statement/prospectus includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believes,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predicts,” “project,” “should,” “will” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this joint proxy statement/prospectus include, without limitation, statements regarding forecasts of market growth, future revenue, benefits of the proposed merger, expectations regarding how the merger might impact Website Pros’ results, future expectations concerning available cash and cash equivalents, Website Pros’ expectations with respect to future stock repurchases following the merger, including the timing and amount of such repurchases, and other matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed in or implied by this joint proxy statement/prospectus. Such risk factors include, among others:

•       difficulties we may encounter in integrating the merged businesses;

•       uncertainties as to the timing of the merger, and the satisfaction of closing conditions to the merger, including the receipt of regulatory approvals;

•       the receipt of required stockholder and shareholder approvals;

•       whether certain markets will grow as anticipated;

•       the competitive environment in the Web services industry and competitive responses to the proposed merger; and

•       whether the companies can successfully develop new services and products on a timely basis and the degree to which these gain market acceptance.

Actual results may differ materially from those contained in the forward-looking statements in this joint proxy statement/prospectus. Additional information concerning these and other risk factors is contained in Website Pros’ and Web.com’s most recently filed Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. All forward-looking statements are qualified in their entirety by this cautionary statement.

RISK FACTORS

You should consider the following factors in evaluating whether to approve the issuance of shares of Website Pros common stock in the merger or whether to adopt the merger agreement, as the case may be. These factors should be considered in conjunction with the other information included or incorporated by reference by Website Pros and Web.com in this joint proxy statement/prospectus. In addition, you should read and consider the risks associated with the businesses of Website Pros and Web.com. Risks relating to Website Pros can be found in Item 1A—Risk Factors in Website Pros’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which has been filed with the SEC and is incorporated by reference in this joint proxy statement/prospectus. Risks relating to Web.com can be found in Item 1A—Risk Factors in Web.com’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which has been filed with the SEC and is incorporated by reference in this joint proxy statement/prospectus. Additional risks and uncertainties not presently known to Website Pros or Web.com or that are not currently believed to be important also may adversely affect the transaction and Website Pros following the merger.

Regardless of whether you elect to receive shares of Website Pros common stock or cash, you cannot be certain of the form or value of merger consideration that you will receive.

Under the terms of the merger agreement, in certain circumstances, a Web.com shareholder may receive a portion of the merger consideration in cash even if such shareholder made an election to receive shares of Website Pros common stock. Similarly, under the terms of the merger agreement, in certain circumstances, a Web.com shareholder may receive a portion of the merger consideration in shares of Website Pros common stock even if such shareholder made an election to receive cash. If holders of more than 3,832,416 shares of Web.com common stock outstanding immediately prior to completion of the merger make cash elections, which is referred to in this joint proxy statement/prospectus as a cash over-election, each cash-electing Web.com shareholder will receive only a pro rated portion of the cash merger consideration to which it is entitled in cash, and the remaining portion will be paid in Website Pros common stock at the exchange rate. In addition, if holders of fewer than 3,832,416 shares of Web.com common stock outstanding immediately prior to completion of the merger make cash elections, each stock-electing Web.com shareholder will receive only a pro rated portion of the stock merger consideration to which it is entitled in stock, and the remaining portion will be paid in cash. Accordingly, regardless of whether you elect to receive shares of Website Pros common stock or cash, you may receive a portion of the merger consideration in cash or Website Pros common stock, respectively. The receipt of a different form of consideration than anticipated could result in tax consequences that differ from those that would have resulted had you received the form of consideration you elected, including the recognition of taxable gain to the extent cash is received.

Web.com shareholders cannot be sure of the number or value of the shares of Website Pros common stock they will receive upon completion of the merger, and the value of these shares could be less than the value of the cash they would have received if they had received cash.

Web.com shareholders who make stock elections, who make no election, or who are issued stock in lieu of cash in the event of a cash over-election, will not know at the time of making either a cash election or a stock election the number or value of the shares of Website Pros common stock they will receive upon completion of the merger, and the shares actually received could be less valuable than the cash they would have received if they had made a cash election.

If we do not integrate our services and products, we may lose customers and fail to achieve our financial objectives.

Achieving the benefits of the merger will depend in part upon the integration of Web.com’s services and products with those offered by Website Pros in a timely and efficient manner. To provide enhanced and more valuable services and products to our customers after the merger, we also will need to integrate our sales and development organizations. This may be difficult, unpredictable, and subject to delay because our services and products have been developed, marketed and sold independently and were designed without regard to such integration. If we cannot successfully integrate our services and products and continue to provide customers with enhanced services and products in the future on a timely basis, we may lose customers and our business and results of operations may suffer.

Integrating our companies may divert management’s attention away from our operations.

Successful integration of Website Pros’ and Web.com’s operations, services, products and personnel may place a significant burden on our management and our internal resources. The diversion of management attention and any difficulties encountered in the transition and integration process could harm our business, financial condition and operating results.

We expect to incur significant costs integrating the companies into a single business.

We expect to incur significant costs integrating Web.com’s operations, products and personnel. These costs may include costs for:

•       employee redeployment, relocation or severance;

•       integration of information systems;

•       combining sales teams and processes; and

•       reorganization or closures of facilities.

In addition, we expect to incur significant costs in connection with the consummation of the merger. We do not know whether we will be successful in these integration efforts or in consummating the merger.

We may not realize the anticipated benefits from the merger.

The merger involves the integration of two companies that have previously operated independently. Website Pros expects the acquisition of Web.com to result in financial and operational benefits, including increased revenue, cost savings and other financial and operating benefits. We can not assure you, however, that Website Pros will be able to realize increased revenue, cost savings or other benefits from the merger, or, to the extent such benefits are realized, that they are realized timely. This integration may also be difficult, unpredictable, and subject to delay because of possible cultural conflicts and different opinions on product roadmaps or other strategic matters. The companies must integrate or, in some cases, replace, numerous systems, including those involving management information, purchasing, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance, many of which are dissimilar. Difficulties associated with integrating Web.com’s service and product offering into that of Website Pros, or with integrating Web.com’s operations into Website Pros’, could have a material adverse effect on the combined company and the market price of Website Pros common stock.

Officers and directors of Web.com have certain interests in the merger that are different from, or in addition to, interests of Web.com shareholders.

Web.com’s officers and directors have certain interests in the merger that are different from, or in addition to, interests of Web.com shareholders. Web.com shareholders should be aware of these interests when considering Web.com’s board of directors’ recommendation to adopt the merger agreement. Please see the section entitled “The Proposed Transaction—Interests of Certain Persons in the Merger.”

The combined company will incur significant transaction and merger-related costs in connection with the merger and will remain liable for significant transaction costs, including legal, accounting, financial advisory and other costs.

Website Pros and Web.com expect to incur a number of non-recurring costs associated with combining the operations of the two companies, which cannot be estimated accurately at this time. Website Pros and Web.com will also incur transaction fees and other costs related to the merger, anticipated to be approximately $5.5 million. This amount is a preliminary estimate and subject to change. Additional unanticipated costs may be incurred in the integration of Web.com’s and Website Pros’ businesses. Although Website Pros and Web.com expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and transaction-related costs over time, this net benefit may not be achieved in the near term, or at all. Also, speculation regarding the likelihood of the closing of the mergers could increase the volatility of Website Pros’ and Web.com’s share prices.

Charges to earnings resulting from acquisitions may adversely affect Website Pros’ operating results.

Under purchase accounting, Website Pros allocates the total purchase price to an acquired company’s net tangible assets, intangible assets based on their fair values as of the date of the acquisition and record the excess of the purchase price over those fair values as goodwill. Website Pros management’s estimates of fair value are based upon assumptions believed to be reasonable but are inherently uncertain. Going forward, the following factors could result in material charges that would adversely affect Website Pros’ results:

•       impairment of goodwill;

•       charges for the amortization of identifiable intangible assets and for stock-based compensation;

•       accrual of newly identified pre-merger contingent liabilities that are identified subsequent to the finalization of the purchase price allocation; and

•       charges to income to eliminate certain Website Pros pre-merger activities that duplicate those of the acquired company or to reduce our cost structure.

Website Pros expects to incur additional costs associated with combining the operations of Web.com as well as Website Pros’ previously acquired companies, which may be substantial. Additional costs may include costs of employee redeployment, relocation and retention, including salary increases or bonuses, accelerated amortization of deferred equity compensation and severance payments, reorganization or closure of facilities, taxes and termination of contracts that provide redundant or conflicting services. Some of these costs may have to be accounted for as expenses that would decrease Website Pros’ net income and earnings per share for the periods in which those adjustments are made.

The merger could cause Web.com and Website Pros to lose key personnel, which could materially affect the respective company’s business and require the companies to incur substantial costs to recruit replacements for lost personnel.

As a result of the merger, current and prospective Web.com and Website Pros employees could experience uncertainty about their future roles within Website Pros. This uncertainty may adversely affect Website Pros’ ability to attract and retain key management, sales, marketing and technical personnel. Any failure to attract and retain key personnel could have a material adverse effect on Website Pros’ business and integration efforts following the merger.

Failure to complete the merger could negatively impact the stock prices and future business and financial results of Web.com and Website Pros.

If the merger is not completed, the ongoing businesses of Web.com or Website Pros may be adversely affected, and Website Pros and Web.com will be subject to several risks, including:

•       Being required, under certain circumstances under the merger agreement, to pay a termination fee of $3.0 million;

•       Having to pay certain costs relating to the merger, such as legal, accounting, financial advisor and printing fees;

•       Failure to pursue other beneficial opportunities as a result of each company’s management’s focus on pursuing the merger, without realizing any of the benefits of having consummated the merger; and

•       Having the price of the common stock of Web.com and/or Website Pros decline.

In certain instances, the merger agreement requires payment of a termination fee of $3.0 million by Web.com to Website Pros. This payment could affect the decisions of a third party considering making an alternative acquisition proposal to the merger.

Under the terms of the merger agreement, Web.com will be required to pay to Website Pros a termination fee of $3.0 million if the merger agreement is terminated under certain circumstances. This payment could affect the structure, pricing and terms proposed by a third party seeking to acquire or merge with Web.com and could deter such third party from making a competing acquisition proposal. Please see the section entitled “The Merger Agreement—Termination” and “The Merger Agreement—Termination Fees Payable by Web.com.”

Website Pros stockholders and Web.com shareholders each will have a reduced ownership and voting interest after the merger.

After the merger, Website Pros stockholders and Web.com shareholders will each own a significantly smaller percentage of Website Pros than they currently own of Website Pros or Web.com, respectively. Consequently, Website Pros stockholders and Web.com shareholders may have less influence over the management and policies of Website Pros than they currently exercise over the management and policies of Website Pros or Web.com, respectively.

In certain instances, the merger agreement requires payment of a termination fee of $3.0 million by Website Pros to Web.com.

Under the terms of the merger agreement, Website Pros will be required to pay to Web.com a termination fee of $3.0 million if the merger agreement is terminated under certain circumstances. This payment could negatively impact the financial condition and results of operations of Website Pros. Please see the section entitled “The Merger Agreement—Termination” and “The Merger Agreement—Expenses and Termination Fees.”

The Web.com business may not achieve the operating results anticipated, which may negatively impact the benefits anticipated from the merger.

Even if the merger is consummated, the Web.com business, as integrated into Website Pros’ business, may not achieve the operating results and growth anticipated by management in structuring the transaction, as the cost of paid search, effectiveness of affiliate marketing and contribution of partnership channels may not align with management’s expectations. If the Web.com business does not achieve the assumed growth and success, the anticipated results of the merger may be negatively impacted.

THE COMPANIES

Website Pros

Website Pros is a leading provider of Do-It-For-Me website building tools, Internet marketing and lead generation solutions that enable businesses to maintain an effective Internet presence. Website Pros offers a range of Web services, including website design and publishing, Internet marketing and advertising, search engine optimization, customer support and technology, and lead generation, meeting the needs of a business regardless of its stage of development, from those just establishing a Web presence to more sophisticated online e-commerce sites.

Merger Sub

Augusta Acquisition Sub, or Merger Sub, is a wholly owned subsidiary of Website Pros that was incorporated in Delaware in June 2007. Merger Sub has never engaged in, and does not engage in, any operations and exists solely to facilitate the merger.

Web.com

Web.com is a leading destination for simple yet powerful solutions for websites and Web services, offering Do-It-Yourself and professional website building, website hosting, e-commerce, Web marketing, professional website design and e-mail.

THE WEBSITE PROS SPECIAL MEETING

Date, Time and Place

The special meeting of Website Pros stockholders will be held on September 25, 2007, at the principal executive offices of Website Pros, located at 12735 Gran Bay Parkway West, Building 200, Jacksonville, Florida 32258, commencing at 8:30 a.m. local time. We are sending this joint proxy statement/prospectus to you in connection with the solicitation of proxies by the Website Pros board of directors for use at the Website Pros special meeting and any adjournments or postponements of the special meeting.

Purposes of the Website Pros Special Meeting

The purposes of the Website Pros special meeting are:

•       to consider and vote on Proposal No. 1 to approve the issuance of shares of Website Pros common stock in the merger;

•       to consider and vote on Proposal No. 2 to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1; and

•       to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Recommendation of Website Pros’ Board of Directors

WEBSITE PROS’ BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE ISSUANCE OF SHARES OF WEBSITE PROS COMMON STOCK IN THE MERGER IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, WEBSITE PROS AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED SUCH ISSUANCE. WEBSITE PROS’ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT WEBSITE PROS STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF SHARES OF WEBSITE PROS COMMON STOCK IN THE MERGER.

WEBSITE PROS’ BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE PROPOSAL TO ADJOURN THE WEBSITE PROS SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1 IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, WEBSITE PROS AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED AND ADOPTED THE PROPOSAL. ACCORDINGLY, WEBSITE PROS’ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL WEBSITE PROS STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO ADJOURN THE WEBSITE PROS SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1.

Record Date and Voting Power

Only holders of record of Website Pros common stock at the close of business on the record date, August 20, 2007, are entitled to notice of, and to vote at, the Website Pros special meeting. There were approximately 105 holders of record of Website Pros common stock at the close of business on the record date, with 17,910,533 shares of Website Pros common stock issued and outstanding. Each share of Website Pros common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. Please see the section entitled “Security Ownership by Certain Beneficial Owners” for information regarding persons known to the management of Website Pros to be the beneficial owners of more than 5% of the outstanding shares of Website Pros common stock.

Voting and Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of Website Pros for use at the Website Pros special meeting.

All properly executed proxies that are not revoked will be voted at the Website Pros special meeting and at any adjournments or postponements of the special meeting in accordance with the instructions contained in the proxy. If a holder of Website Pros common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Proposal No. 1 to approve the issuance of shares of Website Pros common stock in the merger and “FOR” Proposal No. 2 to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, in accordance with the recommendation of the Website Pros board of directors.

A Website Pros stockholder who has submitted a proxy may revoke it at any time before it is voted at the Website Pros special meeting by executing and returning a proxy bearing a later date, providing proxy instructions via the telephone or the Internet (your latest telephone or Internet proxy is counted), filing written notice of revocation with the Secretary of Website Pros stating that the proxy is revoked or attending the special meeting and voting in person. Note, merely attending the meeting in person, without also voting in person, will not revoke a previously submitted proxy.

Required Vote

The presence, in person or by proxy, at the special meeting of the holders of a majority of the shares of Website Pros common stock outstanding and entitled to vote at the special meeting is necessary to constitute a quorum at the meeting. Approval of each of Proposal No. 1 and Proposal No. 2 requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the special meeting. Abstentions and broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether either proposal is approved.

As of the record date for the special meeting, the directors and executive officers of Website Pros beneficially owned approximately 11.5% of the outstanding shares of Website Pros common stock entitled to vote at the meeting. Julius Genachowski, Hugh M. Durden, Robert S. McCoy, Jr., Timothy I. Maudlin and G. Harry Durity, who are directors of Website Pros, David L. Brown, who is a director and Chief Executive Officer of Website Pros, and Kevin M. Carney chief financial officer of Website Pros, have each entered into a voting agreement with Web.com, dated June 26, 2007. Each has agreed in the voting agreements to vote all shares of Website Pros common stock owned by them as of the record date in favor of the issuance of shares of Website Pros common stock in the merger. Additionally, each granted to Web.com an irrevocable proxy to vote their respective shares in accordance with the agreement. Approximately 2,066,814 shares of Website Pros common stock (including options exercisable within 60 days after the record date), which represent approximately 10.5% of the outstanding shares of Website Pros common stock as of the record date, are subject to the voting agreements and irrevocable proxies. For more information see the section entitled “Voting Agreements.”

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Website Pros may solicit proxies from Website Pros’ stockholders by personal interview, telephone, telegram or otherwise. Website Pros will bear the costs of the solicitation of proxies from its stockholders, except that Website Pros will pay 60%, and Web.com will pay 40%, of the cost of printing this joint proxy statement/prospectus. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Website Pros common stock for the forwarding of solicitation materials to the beneficial owners of Website Pros common stock. Website Pros will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Other Matters

As of the date of this joint proxy statement/prospectus, the Website Pros board of directors does not know of any business to be presented at the Website Pros special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE WEB.COM SPECIAL MEETING

Date, Time and Place

The special meeting of Web.com shareholders will be held on September 25, 2007, at the principal executive offices of Web.com, located at the Renaissance Concourse Hotel, One Hartsfield Centre Parkway, Atlanta, GA 30354, commencing at 8:30 a.m. local time. We are sending this joint proxy statement/prospectus to you in connection with the solicitation of proxies by the Web.com board of directors for use at the Web.com special meeting and any adjournments or postponements of the special meeting.

Purposes of the Web.com Special Meeting

The purposes of the Web.com special meeting are:

•       to consider and vote upon Proposal No. 1 to adopt the merger agreement;

•       to consider and vote on Proposal No. 2 to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1; and

•       to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Recommendations of Web.com’s Board of Directors

WEB.COM’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, WEB.COM AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT. WEB.COM’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT WEB.COM SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO ADOPT THE MERGER AGREEMENT.

WEB.COM’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE PROPOSAL TO ADJOURN THE WEB.COM SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE FOREGOING PROPOSAL NO. 1 IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, WEB.COM AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED AND ADOPTED THE PROPOSAL. ACCORDINGLY, WEB.COM’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT WEB.COM SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO ADJOURN THE WEB.COM SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1.

Record Date and Voting Power

Only holders of record of Web.com common stock at the close of business on the record date, August 20, 2007, are entitled to notice of, and to vote at, the Web.com special meeting. There were approximately 1,713 holders of record of Web.com common stock at the close of business on the record date, with 16,975,602 shares of Web.com common stock issued and outstanding. Each share of Web.com common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. Please see the section entitled “Security Ownership by Certain Beneficial Owners” for information regarding persons known to the management of Web.com to be the beneficial owners of more than 5% of the outstanding shares of Web.com common stock.

Voting and Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of Web.com for use at the Web.com special meeting.

All properly executed proxies that are not revoked will be voted at the Web.com special meeting and at any adjournments or postponements of the special meeting in accordance with the instructions contained in the proxy. If a holder of Web.com common stock executes and returns a proxy and does not specify otherwise, the shares represented by the proxy will be voted “FOR” Proposal No. 1 to adopt the merger agreement and “FOR” Proposal No. 2 to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, in accordance with the recommendation of the Web.com board of directors.

A Web.com shareholder who has submitted a proxy may revoke it at any time before it is voted at the Web.com special meeting by executing and returning a proxy bearing a later date, providing proxy instructions via the telephone or the Internet (your latest telephone or Internet proxy is counted), filing written notice of revocation with the Secretary of Web.com or any other corporate officer stating that the proxy is revoked or attending the special meeting and voting in person. Note, merely attending the meeting in person, without also voting in person, will not revoke a previously submitted proxy.

Required Vote

The presence, in person or by proxy, at the special meeting of the holders of a majority of the shares of Web.com common stock outstanding and entitled to vote at the Web.com special meeting is necessary to constitute a quorum at the Web.com special meeting. Approval of Proposal No. 1 requires the affirmative vote of the holders of a majority of the voting power of the shares of Web.com common stock outstanding on the record date of the Web.com special meeting. Approval of Proposal No. 2 requires the affirmative vote of holders of a majority of the votes cast in person or by proxy at the Web.com special meeting. Abstentions will be counted towards a quorum and will have the same effect as negative votes on Proposal No. 1, but will not be counted for any purpose in determining whether Proposal No. 2 is approved. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether either proposal is approved.

As of the record date for the Web.com special meeting, the directors and executive officers of Web.com beneficially owned approximately 23% of the outstanding shares of Web.com common stock entitled to vote at the meeting. Jeffrey M. Stibel, who is a director and Chief Executive Officer of Web.com, Seymour Holtzman, Ephrem Gerszberg, John Crecine and Alexander Kazerani, who are Web.com directors, and Judith Hackett, who is a Web.com officer, have each entered into a voting agreement with Website Pros, dated June 26, 2007. Each has agreed in the voting agreements to vote all shares of Web.com common stock owned by them as of the record date in favor of adopting the merger agreement. Additionally, each granted to Website Pros an irrevocable proxy to vote their respective shares in accordance with the agreement. Approximately 3,607,546 shares of Web.com common stock, including options exercisable within 60 days after the record date, which represent approximately 21% of the outstanding shares of Web.com common stock as of the record date, are subject to the voting agreements and irrevocable proxies. For more information please see the section entitled “Voting Agreements.”

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Web.com may solicit proxies from Web.com shareholders by personal interview, telephone, telegram or otherwise. Web.com will bear the costs of the solicitation of proxies from its stockholders, except that Website Pros will pay 60%, and Web.com will pay 40%, of the cost of printing this joint proxy statement/prospectus. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Web.com common stock for the forwarding of solicitation materials to the beneficial owners of Web.com common stock. Web.com will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Other Matters

As of the date of this joint proxy statement/prospectus, the Web.com board of directors does not know of any business to be presented at the Web.com special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

WEBSITE PROS PROPOSAL NO. 1 AND WEB.COM PROPOSAL NO. 1

THE MERGER

General Description of the Merger

At the effective time, Web.com will be merged with and into Merger Sub, and as a result, Web.com will become a wholly owned subsidiary of Website Pros.

Under the terms of the agreement, Web.com shareholders may elect to receive for every Web.com share either 0.6875 shares of Website Pros stock or $6.5233 in cash, subject to adjustment so that the total cash paid shall equal $25.0 million. In the aggregate, Website Pros will issue approximately 9 million shares of Website Pros stock and pay $25.0 million in cash. In addition, Website Pros will assume all of the outstanding options to purchase common stock of Web.com at an exchange rate consistent with the value offered to holders of Web.com common stock. Based on the closing price of Website Pros’ stock on June 26, 2007, the transaction is valued at an aggregate purchase price of approximately $129.0 million. Of course, any change in the value of Website Pros’ stock will cause the value actually received by the holders of Web.com common stock to fluctuate.

Background

From time to time, Website Pros has analyzed various strategic transactions, including Web.com. Similarly, Web.com has analyzed a variety of potential strategic transactions. Both Website Pros and Web.com have acquired several companies in the past two years.

•       On August 9, 2006, David L. Brown, Website Pros’ Chief Executive Officer, Jeffrey M. Stibel, Web.com’s Chief Executive Officer, Kevin M. Carney, Website Pros’ Chief Financial Officer and Peter Delgrosso, Web.com’s Senior Vice-President, Corporate Communication, had an initial meeting in San Francisco, California, at which they discussed the two companies’ businesses, strategy and execution.

•       On August 30, 2006, Mr. Brown and Mr. Carney met with Mr. Stibel and Gonzalo Troncoso, Web.com’s Chief Financial Officer, in Atlanta, Georgia, to discuss Website Pros’ and Web.com’s strategic plans and the progress of each company on its respective business plan.

•       In a meeting on October 27, 2006 the Board of Directors of Web.com discussed various alternatives for possible strategic transactions including a possible strategic transaction with Website Pros.

•       Between October 2006 and March 2007, Messrs. Brown and Stibel held occasional telephone calls to discuss whether it was an appropriate time to consider a potential transaction in greater detail. These calls led to an in-person meeting in Jacksonville, Florida, in February 2007, between Messrs. Brown, Carney, Stibel and Troncoso during which additional information was exchanged and the parties discussed the potential risks and benefits of a potential combination.

•       On January 25, 2007, the Website Pros’ board of directors held a meeting during which it discussed several potential acquisition targets, including Web.com. No action was recommended at that time, although the Board did recommend that Mr. Brown continue to explore whether a potential transaction with Web.com as well as other potential acquisition targets would be in the best interest of Website Pros.

•       In March, April and May 2007, Messrs. Brown and Carney held telephone calls and meetings with representatives of FBR and RBC, to seek FBR’s assistance in evaluating the potential transaction, and to discuss the deal structures the two companies might consider.

•       In a meeting on March 7, 2007 the Board of Directors of Web.com discussed various alternatives for possible strategic transactions including a possible strategic transaction with Website Pros.

•       On March 29, 2007, Mr. Brown had a telephone conversation with Mr. Stibel to discuss possible deal structures.

•       On April 5, 2007, Messrs. Brown and Stibel met in Jacksonville, Florida, to further discuss the possibility of a merger. Messrs. Brown and Stibel determined they would like to pursue a transaction and agreed to enter into a confidentiality agreement.

•       On April 24, 2007, Messrs. Brown, Carney, Stibel and Troncoso met to discuss key issues and the proposed terms of the merger. Representatives of FBR and RBC participated in such discussion in their roles as financial advisors.

•       On April 26, 2007, Website Pros’ board of directors held a meeting at which Mr. Brown presented to Website Pros’ board of directors the proposed terms of the merger. FBR, in its role as Website Pros’ financial advisor, provided background information on Web.com and discussed the financial aspects of the proposed merger for the board of directors’ consideration. After detailed review, the board of directors unanimously authorized the company’s officers to move forward in reviewing a potential acquisition of Web.com.

•       In a meeting on May 2, 2007 the Board of Directors of Web.com received a presentation from RBC on possible strategic transactions.  In that meeting the Board resolved to engage RBC as a financial advisor for the purpose of pursuing a strategic transaction and directed RBC to proceed engage in due diligence towards a possible transaction with Website Pros.

•       On May 4, 2007, Mr. Carney and Todd Walrath, Website Pros’ Executive Vice President, Leads.com, met with Mr. Troncoso, William Borzage, Web.com’s Vice President of Marketing, Chris Nowlin, Web.com’s Senior Vice President of Human Resources, Jordan Fladell, Web.com’s Vice President of Business Development and Judy Hackett, Web.com’s Senior Vice President and Chief Marketing Officer in Atlanta, Georgia to conduct due diligence. Representatives of FBR and RBC participated in such discussion in their roles as financial advisors.

•       On May 9, 2007, Messrs. Brown, Carney and Walrath met with Messrs. Stibel, Troncoso, Borzage, Nowlin and Fladell and Ms. Hackett, as well as representatives of FBR and RBC to continue due diligence efforts.

•       On May 11, 2007, Website Pros’ board of directors held a meeting at which Mr. Brown and FBR, in its role as Website Pros’ financial advisor, presented the board of directors with an update on the status of the proposed merger. FBR, in its role as Website Pros’ financial advisor, also discussed the financial aspects of the proposed merger for the board of directors’ consideration. The board requested additional information about Web.com from management and FBR.

•       On May 15, 2007, Website Pros’ board of directors held a meeting at which Mr. Brown and FBR. in its role as Website Pros’ financial advisor, provided to Website Pros’ board of directors a summary of due diligence conducted evaluation and potential placement of Web.com’s management, cost synergies, and a draft proposed term sheet for the merger. After reviewing and discussing the materials presented, Website Pros’ board of directors unanimously approved the term sheet.

•       On May 16, 2007, Mr. Brown presented the proposed terms to Mr. Stibel.

•       On May 18, 2007, Messrs. Brown and Stibel discussed the proposed benefits to the respective companies of a potential combination and exchanged views on the terms proposed.

•       On May 22, 2007, Website Pros and FBR received communications from Web.com and RBC proposing a transaction that would result in more consideration to the shareholders of Web.com as well as give the Web.com shareholders the option of choosing cash or stock.  After a number of communications on May 22, 2007 and the following day, Messrs. Brown and Stibel agreed to bring back a proposal to their respective Boards of Directors recommending an acquisition of Web.com by Website Pros for consideration, in stock and cash, that would approximately equal 40% of the pro forma equity value of the combined company, based on the trading prices of the companies’ stock prices in the days preceding May 23, 2007.

•       On May 23, 2007, FBR presented the revised terms to RBC at the request of Website Pros.

•       On May 25, 2007, Website Pros’ board of directors held a meeting at which Mr. Brown presented a further revised term sheet for the merger, which included a 21-day exclusivity period. After reviewing and discussing the materials presented, Website Pros’ board of directors unanimously approved the revised term sheet and authorized management to move forward in its negotiations with Web.com and to complete its due diligence.

•       On May 25, 2007, Web.com’s board of directors held a meeting in which representatives from RBC made a presentation and facilitated a discussion of the proposed merger. The discussion included the background of the negotiations to date, the preliminary terms of the transaction, a discussion of the proposed price to be paid by Website Pros and the assumptions and models used to determine this price, an analysis of valuations of comparable companies, and a timeline for the merger.

•       On May 25, 2007 Web.com and Website Pros entered into a letter agreement in which they agreed to engage in formal due diligence with respect to a possible transaction.

•       Between May 25, 2007, and June 26, 2007, Website Pros’ and Web.com’s employees and their legal, accounting and technical advisors conducted extensive due diligence.

•       On June 1, 5, and 6, 2007, representatives of both Website Pros and Web.com met to conduct due diligence.

•       On June 5, 2007, and June 6, 2007, Mr. Brown met with Mr. Stibel as well as various other executives of Web.com to discuss Web.com as well as what the operations of a combined company might look like, including a discussion of potential synergies and cost savings.

•       On June 6, 2007, Web.com’s board of directors held a meeting. As part of this meeting, Mr. Stibel provided an update on the negotiations with Website Pros.

•       Between June 8, 2007, and June 22, 2007, representatives of both Website Pros and Web.com held a variety of telephonic and in person meetings designed to give each company a more detailed understanding of the business and operations of the other as well as to more fully discuss the proposed details of the proposed merger.

•       On June 11, 2007, the Nominating and Corporate Governance Committee of Website Pros’ board of directors held a meeting to discuss the composition and size of the board of directors following completion of the proposed merger.

•       On June 13, 2007, the Nominating and Corporate Governance Committee of Website Pros’ board of directors held an additional meeting to discuss the status of possible nominees to the board of directors following the closing of the proposed merger.

•       On June 18, 2007 Web.com and Website Pros entered into a letter agreement that extended the “no-shop” deadline in the May 25, 2007 letter agreement from June 19, 2007 to June 26, 2007.

•       On June 20, 2007, the Compensation Committee of Website Pros’ board of directors met to discuss the compensation arrangements proposed for Web.com executives joining Website Pros following the proposed merger.

•       On June 22, 2007, Mr. Brown discussed with representatives of RBC the terms of the transaction. On the same day, Mr. Carney held a telephone call with Mr. Troncoso and representatives from FBR and RBC to discuss each company’s performance during the second quarter.

•       On June 24, 2007, Web.com’s board of directors held a meeting at which Web.com’s legal advisors, Stubbs, Alderton & Markiles, LLP, or SAM, made a presentation and led a discussion regarding the specific provisions of the merger agreement. Following this presentation and discussion, representatives from RBC made a presentation regarding their proposed fairness opinion to be delivered to the board of directors in connection with the merger.

•       On June 25, 2007, Website Pros’ board of directors held a meeting, at which the board of directors discussed the proposed merger and considered its advisability. FBR reviewed the financial terms of the proposed merger and delivered its oral opinion, subsequently confirmed in writing as of the same date, that, as of June 25, 2007 and based upon and subject to the factors and assumptions set forth in its written opinion, the aggregate consideration to be paid by Website Pros in the proposed merger was fair, from a financial point of view, to Website Pros. Following the presentation, and after further review and discussion, the board unanimously approved the merger and related matters and recommended that Website Pros stockholders approve the issuance of shares of Website Pros common stock in the merger.

•       On June 25, 2007, Web.com’s board of directors held a meeting at which representatives from SAM made a presentation and led a discussion regarding the latest draft of the merger agreement. After the conclusion of the presentation, the board of directors approved the terms of the merger agreement as presented and appointed a special committee to resolve any remaining open issues.

•       On June 26, 2007, the special committee of the Web.com board of directors held a meeting. The special committee discussed the remaining two issues related to the merger agreement. After the conclusion of the discussion, the special committee approved certain modifications to the merger agreement.

Following the approval of Web.com’s and Website Pros’ respective boards of directors, on June 26, 2007 after the closing of the Nasdaq Global Market, the parties signed the merger agreement. The signing of the merger agreement was publicly announced shortly thereafter.

Reasons for the Merger

The following discussion of the parties’ reasons for the merger contains a number of forward-looking statements that reflect the current views of Website Pros and/or Web.com with respect to future events that may have an effect on their future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in “Summary—Forward-Looking Information” and “Risk Factors.”

Website Pros’ Reasons for the Merger

The Website Pros board of directors considered a number of factors in reaching its conclusion to approve the merger and to recommend that the Website Pros stockholders approve the issuance of shares of Website Pros common stock in the merger, all of which it viewed as generally supporting its decision to approve the business combination with Web.com. Website Pros is acquiring Web.com because the Website Pros board of directors believes that the assets and operations of Web.com are complementary to those of Website Pros and that the acquisition will:

•       Lead to increased revenue and a dramatically larger paying subscriber base;

•       Expand Website Pros’ service and product offering to include a more complete set of Do-It-Yourself Web services and deepen Website Pros’ online marketing expertise, allowing Website Pros to address a significantly larger market;

•       Allow Website Pros to cross-sell more services and products to its customers;

•       Synergize sales and marketing efforts to reach a broader range of customers through existing channels;

•       Save costs, resulting in greater earnings per share in the long term;

•       Expand Website Pros’ business opportunities and diversify its operating model resulting from complementary products, channels, and geographic presence, while continuing to focus on providing Web services to small and medium-sized businesses;

•       Increase the depth of Website Pros’ management; and

•       Increase Website Pros’ market capitalization.

The Website Pros board of directors also took into consideration the fairness opinion delivered by FBR (please see the section entitled “Website Pros Proposal No. 1 and Web.com Proposal No. 1—The Merger—Opinion of Website Pros’ Financial Advisor”). The Website Pros board of directors believes that the merger represents an opportunity to enhance value for its stockholders.

The foregoing information and factors considered by Website Pros’ board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by Website Pros’ board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Website Pros board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Website Pros board of directors may have given different weight to different factors. The Website Pros board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Website Pros’ management and Website Pros’ legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

Web.com’s Reasons for the Merger

In addition to considering the strategic factors outlined above, the Web.com board of directors considered the following factors in reaching its conclusion to approve the merger and to recommend that the Web.com shareholders adopt the merger agreement, all of which it viewed as generally supporting its decision to approve the business combination with Website Pros:

•       the potential benefits associated with the integration of Web.com and Website Pros’ complementary businesses and strategies, including the potential to be a strong leader in the “Do-It-Yourself” and “Do-It-For-Me” website building markets, the cross-selling opportunities across both companies and the diversification of customer acquisition channels;

•       costs savings associated with being a combined entity;

•       the fact that Jeffrey M. Stibel will serve as the combined entity’s President and David L. Brown will serve as the combined entity’s Chief Executive Officer following the merger;

•       the value of the merger consideration received by Web.com shareholders in the merger;

•       reports from Web.com’s management and advisors; and

•       the opinion of RBC Capital Markets Corporation, dated June 26, 2007 to Web.com’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Web.com of the aggregate consideration to be paid by Website Pros in the merger. Please see the section entitled “Opinion of Web.com’s Financial Advisor.”

The foregoing information and factors considered by Web.com’s board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by Web.com’s board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Web.com board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Web.com board of directors may have given different weight to different factors. The Web.com board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Web.com’s management and Web.com’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of Website Pros’ Financial Advisor

Pursuant to an engagement letter dated June 8, 2007, Website Pros retained Friedman, Billings, Ramsey & Co. Inc., referred to in this joint proxy statement/prospectus as FBR, to act as its financial advisor in connection with the proposed merger, and, if requested, to render to Website Pros’ board of directors an opinion as to the fairness, from a financial point of view, to Website Pros of the aggregate merger consideration to be paid by it to the holders of Web.com’s common stock.

At the meeting of the board of directors of Website Pros held on June 25, 2007 to approve the proposed merger, FBR rendered its oral opinion to the board of directors of Website Pros, subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the assumptions, qualifications, limitations and other considerations set forth in the written opinion, the aggregate merger consideration to be paid to the holders of Web.com’s common stock was fair, from a financial point of view, to Website Pros.

The full text of the written opinion of FBR dated June 25, 2007, which sets forth the assumptions made, general procedures followed, matters considered, and the qualifications to and limitations on the scope of the review undertaken by FBR, is attached as Annex B to this Joint Proxy Statement/Prospectus and is incorporated by reference in its entirety into this Proxy Statement.

Website Pros’ stockholders are urged to read the FBR opinion in its entirety. FBR’s written opinion, which is addressed to the board of directors of Website Pros, is directed only to the fairness of the aggregate merger consideration, from a financial point of view, to Website Pros as of the date of the opinion. It does not address any other aspect of the proposed merger, nor does it constitute a recommendation to any stockholder of Website Pros as to how such stockholder should vote with respect to the proposed merger or any other matter. The summary of the opinion of FBR set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinions, FBR, among other things:

(i)                          reviewed a draft of the merger agreement as of June 22, 2007;

(ii)                      reviewed Website Pros’ Annual Report on Form 10-K for the years ended December 31, 2005 and December 31, 2006, Website Pros’ Quarterly Report on Form 10-Q for the period ended March 31, 2007, certain financial forecasts, projections and analyses for Website Pros prepared by Website Pros’ management for the year ending December 31, 2007, and certain other financial and operating information prepared by the management of Website Pros, including the amounts and timing of certain synergies expected to result from the proposed merger;

(iii)                  reviewed Web.com’s Annual Report on Form 10-K for the years ended December 31, 2005 and December 31, 2006, Web.com’s Quarterly Report on Form 10-Q for the period ended March 31, 2007, certain financial forecasts, projections and analyses for Web.com prepared by Web.com’s management for the years ending December 31, 2007 through 2010, certain forecasts, projections and analyses for Web.com prepared by Website Pros’ management for the years ending December 31, 2007 through 2012, and certain other financial and operating information prepared by the management of Web.com;

(iv)                    reviewed certain publicly available research estimates of research analysts regarding Website Pros and Web.com;

(v)                        held discussions with the respective senior management teams of Website Pros and Web.com concerning the business, past and current operations, financial condition and future prospects of both Website Pros and Web.com, independently and combined;

(vi)                    reviewed the reported stock prices and trading histories for the common stock of Website Pros and Web.com;

(vii)                reviewed certain financial and stock market data and other information for Web.com and for Website Pros and compared that data and information with corresponding data and information for companies with publicly traded securities that FBR deemed relevant;

(viii)            compared the financial terms of the proposed merger with the financial terms, to the extent publicly available, of other transactions that FBR deemed relevant;

(ix)                    reviewed and analyzed the premiums paid in the proposed merger with the premiums paid, to the extent publicly available, of other transactions that FBR deemed relevant;

(x)                        prepared a discounted cash flow analysis on Web.com;

(xi)                    reviewed the relative contributions of Website Pros and Web.com to selected operating metrics of the combined company using historical financial data, publicly available research estimates and internal financial forecasts;

(xii)                reviewed certain pro forma financial effects of the proposed merger;

(xiii)            reviewed certain other publicly available business and financial information of Website Pros and Web.com; and

(xiv)                        considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that FBR deemed relevant.

In preparing FBR’s opinion, with Website Pros’ consent, FBR assumed and relied on the accuracy and completeness of all financial, accounting, legal, tax and other information FBR reviewed, and FBR did not assume any responsibility for the independent verification of any such information. With regard to the information provided to FBR by Website Pros and Web.com, FBR relied upon the assurances of the senior management teams of Website Pros and Web.com, respectively, that all such information is complete and accurate in all material respects and that they are unaware of any facts or circumstances that would make such information incomplete or misleading in any respect.

FBR has not been requested to make and has not made an independent evaluation or appraisal of the assets or liabilities of Web.com or Website Pros, and FBR has not been furnished with any such evaluation or appraisal. FBR has not been requested to conduct and has not conducted a physical inspection of the properties or facilities of Web.com or Website Pros. In addition, FBR has not been requested to make and has not made an independent evaluation or appraisal of Website Pros or Web.com, independently or combined, and accordingly FBR expressed no opinion as to the future prospects, plans or viability of Website Pros and Web.com, independently or combined.

With respect to the financial forecasts, projections and analyses for Website Pros and for Web.com provided to FBR by Website Pros, with Website Pros’ consent, FBR assumed that such forecasts, projections and analyses, including with respect to the expected synergies, were prepared in good faith on reasonable bases reflecting Website Pros’ management’s current estimates and judgments of Website Pros’ and Web.com’s future financial performance as independent entities and as a combined company. FBR further assumed, with Website Pros’ consent, that such financial forecasts, projections and analyses, including with respect to the expected synergies, and the publicly available research estimates of research analysts used in FBR’s analyses provide a reasonable basis for FBR’s opinion. FBR’s opinion is based substantially upon the financial forecasts, projections and analyses described above. FBR also assumed, with Website Pros’ consent, that the financial results reflected in such forecasts, projections and analyses, including the expected synergies, will be realized in the amounts and at the times projected, and FBR assumed no responsibility for and expressed no view as to such forecasts, projections and analyses or the assumptions on which they are based. Further, without limiting the foregoing, FBR assumed, with Website Pros’ consent and without independent verification, that the historical and projected financial information provided to FBR by Website Pros and Web.com accurately reflects the historical and projected operations of Website Pros and Web.com, and that there has been no material change in the assets, financial condition, business or prospects of Website Pros and Web.com since the respective dates of the most recent financial statements made available to FBR.

FBR made no independent investigation of any legal matters involving Website Pros, the Merger Sub or Web.com, and FBR has assumed the correctness of all statements with respect to legal matters made or otherwise provided to Website Pros and FBR by Website Pros’ counsel or by Web.com’s counsel. Without limiting the generality of the foregoing, FBR has not assumed any responsibility for the independent analysis of any pending or threatened claims, disputes, litigation or arbitration proceedings, governmental proceedings or investigations, or other contingent liabilities, to which either Web.com or its affiliates is a party or may be subject, and, with Website Pros’ consent, FBR’s opinion does not consider the possible assertion of claims, outcomes, damages or recoveries arising out of any such matters.

FBR based its opinion on market, economic, financial and other circumstances and conditions as they existed as of the date of its written opinion. FBR’s opinion can be evaluated only as of the date of its written opinion and any change in such circumstances and conditions would require a reevaluation of FBR’s opinion, which FBR is under no obligation to undertake. FBR assumed no responsibility to update or revise its opinion based upon events or circumstances occurring after the date hereof.

FBR also assumed, with Website Pros’ consent, that in the course of obtaining necessary regulatory and third party approvals and consents, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on Website Pros or Web.com or the contemplated benefits of the proposed merger and that the proposed merger will be consummated in accordance with the terms of the draft of the Agreement as of June 22, 2007, without waiver, modification or amendment of any term, condition or agreement therein. FBR also assumed that the final form of the Agreement and all related documents reviewed by FBR will not vary in any regard that is material to FBR’s analysis from the drafts most recently provided to FBR, including the draft of the Agreement as of June 22, 2007. FBR also assumed, in all respects material to FBR’s analysis, that the representations and warranties made by the parties in the draft of the Agreement as of June 22, 2007 are accurate and complete and that each party will perform all of its covenants and obligations thereunder.

The following represents a brief summary of the material financial analyses performed by FBR in connection with providing its opinion to the Website Pros board of directors. Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to fully understand the financial analyses performed by FBR, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of  FBR’s financial analyses.

Contribution Analysis

FBR analyzed the respective contributions of revenue, earnings before interest, taxes, depreciation and amortization excluding stock compensation (“Adjusted EBITDA”) and non-GAAP net income for the last twelve months (“LTM”), projected calendar year 2007, and projected calendar year 2008, based upon the historical and projected financial results of Website Pros and Web.com. Non-GAAP net income was calculated as GAAP net income excluding amortization of intangible assets related to acquisitions, stock based compensation and non-cash tax expense and benefit. FBR analyzed four projections for Web.com for comparison purposes including: the two publicly available research reports, Website Pros management estimates for Web.com (referred to as “Adjusted Web.com” in the tables below), as well as Web.com estimates for Web.com (referred to as “Web.com” in the tables below). FBR compared these four estimates relative to Website Pros estimates for Website Pros for calendar year 2007, and FBR research estimates for Website Pros for calendar year 2008 per Website Pros management.

	Web.com Percentage of Combined Company
	Revenue	Adjusted EBITDA	Non-GAAP Net Income
LTM Operating Results	46.7%	NM (1)	NM (1)
CY 2007 Financial Projections
Adjusted Web.com	42.6%	14.0%	2.6%
Web.com	42.9%	19.5%	9.1%
CY 2008 Financial Projections
Adjusted Web.com	40.4%	33.7%	33.3%
Web.com	43.2%	48.2%	49.5%

(1)          Contribution was negative and was denoted as not meaningful.

Historical Trading and Exchange Ratio Analysis

FBR analyzed the recent common stock trading information, as of June 22, 2007, for Web.com relative to the implied weighted average offer price for Web.com of $6.76. FBR also analyzed recent relative exchange ratio information, as of June 22, 2007, for Web.com and Website Pros as compared to the 0.6889 exchange ratio offered to Web.com shareholders who elect to only receive Website Pros common stock. These analyses produced the following offer share price and exchange ratio premiums.

	Common Stock Price Premium		Relative Exchange Ratio Premium
	Price	Implied Premium	Relative Exchange Ratio		Implied Premium
Current	$5.20	30.0%	0.5253	x	31.2%
10 Day Average	$5.11	32.2%	0.5394	x	27.7%
20 Days Prior	$4.76	42.0%	0.5289	x	30.3%
20 Day Average	$5.01	34.9%	0.5336	x	29.1%
60 Day Average	$4.70	43.7%	0.5195	x	32.6%
120 Day Average	$4.64	45.7%	0.5126	x	34.4%
LTM Average	$4.51	50.0%	0.4794	x	43.7%
52 Week High	$5.98	13.0%	0.6002	x	14.8%
52 Week Low	$3.63	86.2%	0.3319	x	107.6%

Selected Company Analysis

FBR reviewed the trading multiples and market statistics of Website Pros, Web.com, and the following selected publicly traded companies: Equinix, Inc., Internap Network Services Corporation, Hostopia, Inc., Marchex, Inc., NaviSite, Inc., SAVVIS, Inc., and Terremark Worldwide, Inc. To calculate these trading multiples, Adjusted EBITDA was calculated as EBITDA excluding stock compensation, and non-GAAP net income was calculated as GAAP net income excluding amortization of intangible assets related to acquisitions, stock based compensation and non-cash tax expense and benefit. All trading multiples were based on closing stock prices on June 22, 2007. Estimated financial data for the selected companies were based on publicly available Wall Street consensus estimates. FBR used Website Pros management estimates for Web.com, as well as Web.com estimates for Web.com.

This analysis produced multiples of selected valuation data which FBR compared to multiples for Web.com derived from the aggregate merger consideration.

	Enterprise Value to
	Revenue						Adjusted EBITDA
	LTM		CY2007 E		CY2008 E		LTM		CY2007 E		CY2008 E
Selected Companies:
High	9.5	x	8.1	x	6.5	x	46.5	x	21.0	x	15.9	x
Median	3.5	x	3.1	x	2.5	x	20.1	x	14.5	x	11.2	x
Mean	4.1	x	3.5	x	2.9	x	21.3	x	15.1	x	10.8	x
Low	1.6	x	1.3	x	1.1	x	7.0	x	5.7	x	4.0	x
Adjusted Web.com	2.1	x	2.0	x	1.8	x	NM	(1)	62.5	x	13.0	x
Web.com	2.1	x	1.9	x	1.6	x	NM	(1)	42.1	x	7.1	x

	Equity Value to
	Non-GAAP Net Income
	LTM		CY2007 E		CY2008 E
Selected Companies:
High	32.6	x	29.1	x	25.5	x
Median	24.0	x	26.6	x	20.3	x
Mean	25.9	x	24.4	x	20.0	x
Low	20.9	x	17.4	x	14.2	x
Adjusted Web.com	NM	(1)	NM	(1)	17.6	x
Web.com	NM	(1)	NM	(1)	9.0	x

(1)          Multiple was negative or greater than 100.0x and was denoted as not meaningful.

Selected M&A Transactions Analysis

Using publicly available information, FBR reviewed 20 mergers and acquisitions transactions involving companies operating in businesses deemed to be relevant. The precedent transactions considered by FBR are:

Acquiror	Target
WPP Group PLC	24/7 Real Media Inc
Terremark Worldwide, Inc.	Data Return LLC
Connect Holdings Ltd.	Pacific Internet Ltd.
Best Buy Co., Inc.	Speakeasy, Inc.
Publicis Groupe SA	Digitas, Inc.
Internap Network Services Corp.	VitalStream Holdings, Inc.
Telepacific Communications Corp.	Mpower Holding Corp.
EarthLink, Inc.	New Edge Networks, Inc.
ValueClick, Inc.	Fastclick, Inc.
RelationServe Media, Inc.	SendTec, Inc.
Vector Capital Corp.	Register.com, Inc.
Marchex, Inc.	IndustryBrains, Inc.
ValueClick, Inc.	Web Marketing Holdings, Inc.
Hellman & Friedman LLC	DoubleClick, Inc.
Acxiom Corp.	Digital Impact Inc
Kingston Communications PLC	Eclipse Networking Ltd.
Digitas, Inc.	Modem Media, Inc.
Time Warner, Inc.	Advertising.com, Inc.
DoubleClick, Inc.	Performics, Inc.
PIPEX Communications PLC	Host Europe PLC

For each acquired entity, FBR analyzed the total consideration relative to both the last twelve months before the announcement date of revenue and EBITDA excluding stock compensation (“Adjusted EBITDA”), as well as the next fiscal year of revenue and Adjusted EBITDA after the announcement date. In performing its analysis, FBR used Website Pros management estimates for Web.com, as well as Web.com estimates for Web.com.

The following table sets forth the multiples implied by this analysis:

	Enterprise Value to
	Revenue				Adjusted EBITDA
	LTM		Next Fiscal Year		LTM		Next Fiscal Year
Selected Companies:
High	8.8	x	5.5	x	30.6	x	37.1	x
Median	1.8	x	1.9	x	13.9	x	11.3	x
Mean	2.3	x	2.2	x	15.9	x	15.6	x
Low	0.9	x	0.9	x	10.0	x	6.5	x
Adjusted Web.com	2.1	x	1.8	x	NM	(1)	13.0	x
Web.com	2.1	x	1.6	x	NM	(1)	7.1	x

(1)          Multiple was negative and was denoted as not meaningful.

Premium Analysis

FBR reviewed premiums to stock price paid in recent technology acquisitions. FBR selected transactions that: i) involved only the purchase of all of the outstanding stock of a public company; ii) were announced or completed since January 1, 2005; iii) had a target entity with a deal value or base equity price of greater than $50.0 million but less than $500.0 million; iv) involved a target entity in the technology sector. Using publicly available information, FBR reviewed the premiums paid by the acquirer relative to the one-trading day, five-trading day, and twenty-trading day stock prices prior to the approximate date on which the public became aware of the possibility of such transactions.

	Implied Premium Compared to Target Company Trading Price at Points Before Announcement
	1 Day	5 Days	20 Days
Selected Companies:
High	71.0%	80.2%	75.8%
75th Percentile	34.3%	34.1%	41.6%
Median	24.6%	24.7%	28.0%
Mean	24.8%	25.4%	29.7%
25th Percentile	13.1%	14.1%	17.2%
Low	(16.6)%	(4.8)%	(16.4)%
Implied Offer Price	30.0%	30.2%	42.0%

Discounted cash flow analysis

FBR performed a discounted cash flow analysis for Web.com in which it calculated the present value of the projected future after-tax, unlevered free cash flows of Web.com based on the Web.com financial projections provided by Website Pros for 2007 through 2012. FBR estimated a range of theoretical values for Web.com based on the sum of the net present value of Website Pros’ implied annual cash flows plus a terminal value for Web.com in 2012, which was calculated based on a multiple of EBITDA excluding stock compensation (“Adjusted EBITDA”) and an estimated present value of Web.com’s net operating losses.

FBR applied a range of discount rates from 19% to 23% and a range of terminal value multiples from 8.0x to 12.0x of forecasted fiscal 2012 Adjusted EBITDA. This analysis resulted in implied share price of $5.84 to $8.05.

Combined Company Analyses

FBR reviewed the impact of the proposed merger on Website Pros’ projected non-GAAP and GAAP earnings per share for the calendar years ending 2007 and 2008. Non-GAAP earnings per share was calculated as GAAP earnings per share excluding amortization related to acquisition related intangibles and stock based compensation. These analyses were based on Web.com projected results provided by Website Pros for calendar years 2007 and 2008, Website Pros estimates for Website Pros for calendar year 2007, and FBR Research estimates for Website Pros for calendar year 2008. FBR performed this analysis both with and without taking into account synergies that Website Pros management estimates the combined company may realize following the consummation of the proposed merger. Without taking into account the potential synergies discussed above, FBR determined that the proposed merger could be dilutive for calendar year 2007 and 2008 to the projected stand-alone non-GAAP and GAAP earnings per share of Website Pros. Including the impact of the potential synergies discussed above, FBR determined that the proposed merger could be dilutive for calendar year 2007 and 2008 to the projected stand-alone GAAP earnings per share of Website Pros and could be dilutive for calendar year 2007 but accretive in 2008 to the projected stand-alone non-GAAP earnings per share of Website Pros.

The summary set forth above does not purport to be a complete description of all the analyses performed by FBR. The preparation of a fairness opinion is a complex process that involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. FBR did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, FBR believes, and has advised the Website Pros board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete and misleading view of the process underlying its opinion. FBR did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion. FBR arrived at its ultimate opinion based on the results of all factors considered and analyses undertaken by it and assessed as a whole and believes that the totality of factors considered and analyses performed by FBR in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view, of the aggregate merger consideration to Website Pros.

In performing its analyses, FBR made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Website Pros and Web.com. These analyses performed by FBR are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Website Pros, Web.com, FBR or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by FBR and its opinion were among several factors taken into consideration by the Website Pros Board of directors in making its decision to enter into the merger agreement and should not be considered as determinative of such decision. FBR’s opinion does not address Website Pros’ underlying business decision to effect the proposed merger, and does not address the relative merits of the proposed merger over any other alternative transactions that may be available to Website Pros. FBR did not express any opinion as to the value of Website Pros’ common stock upon consummation of the proposed merger or the price at which such common stock will trade at any time.

FBR was selected by the Website Pros board of directors to render an opinion to the Website Pros board of directors because FBR is a nationally recognized investment banking firm and because, as part of its investment banking business, FBR is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, FBR and its affiliates may trade the securities of Website Pros and Web.com for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. FBR and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to Website Pros and Web.com, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received and may in the future receive fees for the rendering of such services. In particular, in 2004, FBR acted on behalf of Website Pros as sole placement agent of a $17.0 million private placement, in 2005, FBR acted as lead manager of Website Pros’ initial public offering, and, in 2006, FBR acted as lead manager of Website Pros’ follow-on offering, and advised Website Pros in its acquisition of RenovationExperts.com.

Pursuant to the terms of the FBR engagement letter, if the proposed merger is consummated, FBR will be entitled to receive a transaction fee for its services. Website Pros has also agreed to pay a fee to FBR for rendering its opinion, regardless of the conclusion reached therein or the consummation of the proposed merger, which fee shall be credited against any transaction fee paid. Additionally, Website Pros has agreed to reimburse FBR for its out-of-pocket expenses, including attorneys’ fees and disbursements, and has agreed to indemnify FBR against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with FBR, which are customary in transactions of this nature, were negotiated at arm’s length between Website Pros and FBR, and the Website Pros board of directors was aware of the arrangement, including the fact that a portion of the fee payable to FBR is contingent upon the completion of the proposed merger.

Opinion of Web.com’s Financial Advisor

Pursuant to an engagement letter dated March 27, 2007, and amended on June 25, 2007, RBC Capital Markets Corporation, referred to in this joint proxy statement/prospectus as RBC, was retained by Web.com to act as a financial advisor and furnish an opinion as to the fairness, from a financial point of view, to the holders of outstanding shares of Web.com common stock of the merger consideration provided for under the terms of the proposed merger agreement.

On June 25, 2007, RBC rendered its oral opinion to the Web.com board of directors, that, as of such date and based on the procedures followed, factors considered and assumptions made by RBC and certain other limitations, the total consideration to be paid was fair, from a financial point of view, to the holders of outstanding shares of Web.com common stock. On June 26, 2007, RBC delivered its written opinion letter to the Web.com board of directors based upon the final merger consideration. A copy of RBC’s written opinion is attached as Annex C to this joint proxy statement/prospectus and is hereby incorporated into this joint proxy statement/prospectus by reference. Web.com stockholders are urged to read the opinion of RBC carefully and in its entirety.

RBC’s opinion was provided for the information and assistance of the Web.com board of directors in connection with the merger. RBC expresses no opinion and makes no recommendation to any stockholder as to how such stockholder should vote with respect to the merger. All advice and opinions (written and oral) rendered by RBC are intended solely for the use and benefit of the Web.com board of directors. RBC’s opinion related solely to the fairness of the merger consideration, from a financial point of view, to the holders of Web.com common stock. RBC did not review, nor did its opinion in any way address, other merger terms or arrangements, including, without limitation, the financial or other terms of any employment or any break-up or termination fee. Further, RBC’s opinion does not address the merits of the underlying decision by Web.com to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction in which Web.com might engage.

In rendering its opinion, RBC assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to RBC by Web.com and Website Pros (including, without limitation, the financial statements and related notes thereto of Web.com and Website Pros), and did not assume responsibility for independently verifying and did not independently verify such information. For all forward looking projections, RBC relied on publicly available equity research reports, IBES, First Call and Thomson One Analytics consensus estimates and assumed they corresponded to the best judgments of the managements of Web.com and Website Pros. RBC expressed no opinion as to such financial data or the assumptions on which they were based.

RBC did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of the assets or liabilities of Web.com or Website Pros, and RBC was not furnished with any such valuations or appraisals. RBC did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of Web.com or Website Pros. Additionally, RBC did not investigate, and made no assumption regarding, any litigation or other claims affecting Web.com, Website Pros or any other party.

RBC’s opinion speaks only as of the date of such opinion, and is based on the conditions as they existed and information which RBC had been supplied as of June 22, 2007 (the last trading day preceding the finalization of the analysis), and is without regard to any market, economic, financial, legal, or other circumstances or events of any kind or nature which may exist or occur after such date. RBC has not undertaken to reaffirm or revise its opinion or otherwise comment upon events occurring after the date of the opinion and RBC does not have any obligation to update, revise or reaffirm its opinion. RBC expressed no opinion as to the prices at which Web.com common stock or Website Pros common stock have traded or will trade following the announcement or consummation of the merger.

For purposes of its opinion, RBC assumed that the merger would be a tax-free exchange for U.S. federal income tax purposes. RBC assumed that the executed merger agreement would be in all material respects identical to the last draft reviewed by RBC. RBC also assumed that the merger would be consummated pursuant to the terms of the merger agreement, without amendments thereto and without waiver by any party of any material conditions or obligations thereunder.

In arriving at its opinion, RBC:

•       reviewed the financial terms of the draft merger agreement dated June 24, 2007 and received by RBC on June 24, 2007;

•       reviewed and analyzed certain publicly available financial and other data with respect to Web.com and Website Pros and certain other relevant historical operating data relating to Web.com and Website Pros made available to RBC from published sources and from the internal records of Web.com and Website Pros;

•       conducted discussions with members of the senior managements of Web.com and Website Pros with respect to the business prospects and financial outlook of Web.com and Website Pros;

•       reviewed historical financial information relating to Web.com and Website Pros and publicly available equity research reports, IBES, First Call and Thomson One Analytics consensus estimates regarding the potential future performance of Web.com and Website Pros as standalone entities;

•       reviewed the reported prices and trading activity for Web.com common stock and Website Pros common stock, including their trading relative to one another; and

•       considered such other information and performed other studies and analyses as RBC deemed appropriate, including recent developments with respect to Web.com’s business.

In arriving at its opinion, RBC performed the following analyses in addition to the review, inquiries, and analyses referred to above:

•       compared selected market valuation metrics of Web.com and other comparable publicly traded companies with the financial metrics implied by the merger consideration;

•       compared the financial metrics of selected precedent transactions, to the extent publicly available, with the financial metrics implied by the merger consideration;

•       reviewed the premiums paid on selected precedent transactions and comparably structured transactions versus the premiums implied by the merger consideration; and

•       reviewed the relative contribution of the financial metrics of Web.com and those of Website Pros versus the relative ownership implied by the merger consideration.

Because of the unavailability of long-term projections for Web.com’s business, RBC did not employ a discounted cash flow analysis for the purposes of its opinion.

In delivering its opinion to the Web.com board of directors, RBC prepared and delivered to the Web.com board of directors written materials containing various analyses and other information material to the opinion. The following is a summary of these materials, including information presented in tabular format. To understand fully the summary of the financial analyses used by RBC, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analysis.

Transaction Overview

Giving effect to the exchange ratio of 0.6875 shares of Website Pros common stock per share of Web.com common stock and the per share cash consideration amount of $6.5233 as well as the fixed aggregate cash consideration of $25.0 million, the implied blended offer price to common shareholders of Web.com was determined to be $6.74 per share of Web.com common stock with the total consideration valued at approximately $127.8 million (based on the closing prices for Web.com and Website Pros common stock on June 22, 2007). RBC calculated the implied enterprise value of Web.com to be approximately $115.0 million. Based on the merger consideration, the Website Pros common shares issued to current holders of Web.com common shares would represent 31.8% of the Website Pros common shares outstanding on a pro forma combined basis using the treasury stock method of accounting.

Comparable Company Analysis

RBC analyzed certain valuation metrics implied by the total consideration relative to corresponding metrics observed in a selected group of publicly traded companies in the Internet services market that RBC deemed for purposes of its analysis to be comparable to Web.com. The group of comparable companies for Web.com included:

•       United Online;

•       Earthlink;

•       Terremark Worldwide;

•       Website Pros;

•       Tucows; and

•       Hostopia.com.

In this analysis, RBC compared the (i) implied enterprise value of Web.com, expressed as a multiple of actual and estimated revenue in calendar years 2006, 2007 and 2008, to the minimum, median, mean and maximum multiples of enterprise values of the comparable companies implied by the public trading price of their common stock as of June 22, 2007, expressed as a multiple of the same operating data, (ii) implied enterprise value of Web.com, expressed as a multiple of actual and estimated earnings before interest, taxes, depreciation and amortization in calendar years 2006, 2007 and 2008, to the minimum, median, mean and maximum multiples of enterprise values of the comparable companies implied by the public trading price of their common stock as of June 22, 2007, expressed as a multiple of the same operating data, and (iii) implied share price of Web.com expressed as a multiple of estimated earnings per share in calendar year 2007 and 2008, to the minimum, median, mean and maximum multiples of share prices of the comparable companies as of June 22, 2007, expressed as a multiple of the same operating data. Multiples of future revenue, earnings before interest, taxes, depreciation and amortization and net income data for Web.com and Website Pros were based on publicly available research and, for the comparable companies, from publicly available research analyst estimates. RBC noted that Web.com’s implied enterprise value to 2006, 2007 and 2008 revenue multiples exceeded the median and mean multiples for the comparable companies group and that the implied enterprise value to 2007 and 2008 Adjusted EBITDA multiples and stock price to 2008 Pro Forma EPS multiple exceeded the maximum multiples for the comparable companies group. RBC also noted that Web.com’s implied enterprise value to 2006 Adjusted EBITDA multiple and stock price to 2007 Pro Forma EPS multiple were not meaningful since those Web.com metrics were negative. The following table presents the resulting selected valuation data:

	Comparable Companies
	Min		Median		Mean		Max		Web.com
Enterprise value to 2006 revenue(1)	0.6	x	1.7	x	2.0	x	3.6	x	2.3	x
Enterprise value to estimated 2007 revenue	0.6	x	1.6	x	1.8	x	3.3	x	2.1	x
Enterprise value to estimated 2008 revenue	0.6	x	1.4	x	1.5	x	2.2	x	1.8	x
Enterprise value to 2006 Adjusted EBITDA(2)	5.8	x	14.4	x	15.9	x	28.3	x	NM
Enterprise value to estimated 2007 Adjusted EBITDA	6.0	x	9.1	x	10.4	x	16.7	x	31.4	x
Enterprise value to estimated 2008 Adjusted EBITDA	4.6	x	7.4	x	7.5	x	9.4	x	13.1	x
Price/estimated 2007 pro forma EPS(3)	14.9	x	19.2	x	20.6	x	29.1	x	NM
Price/estimated 2008 pro forma EPS	14.2	x	15.7	x	17.1	x	23.0	x	24.4	x

(1)          Enterprise value = equity value (as implied by the merger consideration) + total debt + preferred stock + minority interest - cash and cash equivalents.

(2)          Adjusted EBITDA = earnings before interest, taxes, depreciation and amortization and adjusted for one-time items and stock-based compensation.

(3)          Pro forma EPS adjusted for one-time items and stock-based compensation.

Precedent Transaction Analysis

RBC compared implied enterprise values to revenue multiples and enterprise values to earnings before interest, taxes, depreciation and amortization multiples relating to the proposed merger of Web.com and Website Pros with multiples of operating data from 15 selected merger and acquisition precedent transactions. These precedent transactions involved companies in the Internet technology and services market that were completed since January 1, 2004, which RBC deemed comparable to the transaction between Web.com and Website Pros. Financial data regarding the precedent transactions was taken from SEC filings, press releases, Bloomberg and Dealogic databases and publicly available research sources. The selected precedent transactions were as follows:

•       CyberSource’s acquisition of Authorize.net;

•       Level 3 Communications’ acquisition of SAVVIS (Content Delivery Network);

•       Motorola’s acquisition of Netopia;

•       Verisign’s acquisition of GeoTrust;

•       United Online’s acquisition of MyPoints;

•       Earthlink’s acquisition of New Edge Networks;

•       Epicor Software’s acquisition of CRS Retail Technology;

•       Digital River’s acquisition of Commerce5;

•       Vector Capital’s acquisition of Register.com;

•       iPass’ acquisition of GoRemote Internet Communications;

•       Retalix’s acquisition of Integrated Distribution Solutions;

•       Acxiom’s acquisition of Digital Impact;

•       Golden Gate’s acquisition of Blue Martini;

•       United Online’s acquisition of Classmates.com; and

•       Lightbridge’s acquisition of Authorize.net.

RBC noted that Web.com’s implied enterprise value to revenue multiple exceeded the median multiples for the above selected precedent transactions. RBC also noted that Web.com’s implied enterprise value to Adjusted EBITDA multiple was not meaningful since Web.com’s last twelve months’ Adjusted EBITDA was negative. The following table presents the resulting selected precedent transaction multiples:

Comparable Precedent Transactions
	Min	Median	Mean	Max	Web.com
Enterprise value to last twelve months revenue(1)	0.8 x	1.6 x	2.7 x	8.5 x	2.3 x
Enterprise value to last twelve months Adjusted EBITDA(2)	6.7 x	11.9 x	15.9 x	33.8 x	NM

(1)          Enterprise value = equity value (as implied by the merger consideration) + total debt + preferred stock + minority interest—cash and cash equivalents.

(2)          Adjusted EBITDA = earnings before interest, taxes, depreciation and amortization and adjusted for one-time items and stock-based compensation.

Premiums Paid Analysis

RBC conducted an analysis of the stock price premiums in the fifteen selected merger and acquisition precedent transactions of companies in the Internet technology and services market that RBC deemed comparable to the transaction between Web.com and Website Pros (see above) and of 35 structured merger and acquisition transactions in publicly traded businesses in the technology industry since January 1, 2006, having transaction values between $50 million and $250 million. RBC compared Web.com’s implied value per share based on the merger consideration to Web.com’s closing stock price one day, one week and one month prior to June 25, 2007 with the corresponding premiums in the precedent and comparably structured transactions. RBC noted that Web.com’s one day, one week and one month premium compared favorably to the median and mean premiums in the precedent and comparably sized technology transactions. The following tables present the resulting valuation data:

	Implied Premiums (Discounts) from Precedent Transactions
	Comparable Companies
	Min	Median	Mean	Max	Web.com
Premium, one day prior to announcement	15.0%	22.0%	25.7%	52.8%	29.7%
Premium, one week prior to announcement	15.0%	19.1%	28.4%	30.9%	29.9%
Premium, one month prior to announcement	13.5%	21.6%	30.9%	75.0%	34.9%

	Implied Premiums (Discounts) from Comparably Sized Technology Transactions
	Comparable Companies
	Min	Median	Mean	Max	Web.com
Premium, one day prior to announcement	(2.2)%	16.0%	18.7%	93.7%	29.7%
Premium, one week prior to announcement	(11.7)%	17.5%	19.5%	85.0%	29.9%
Premium, one month prior to announcement	(21.0)%	14.7%	20.5%	84.1%	34.9%

Pro Forma Analyses

Contribution Analysis:   RBC analyzed the relative contribution of each of Website Pros and Web.com in terms of various financial statement metrics relative to the pro forma metrics of the combined company for the actual and projected full fiscal years 2006, 2007 and 2008. The financial statement categories included revenue, earnings before interest, taxes, depreciation and amortization and net income. RBC noted that, based upon the merger consideration, Web.com shareholders (on a fully diluted basis using the treasury stock method of accounting) will receive 43.2% of the enterprise value and 39.9% of the equity value relative to the combined pro forma entity. RBC further noted that the 43.2% relative pro forma enterprise value compared favorably to Web.com’s relative pro forma contribution to revenue for fiscal year 2008 and earnings before interest, taxes, depreciation and amortization for fiscals years 2006, 2007 and 2008. RBC further noted that the 39.9% relative pro forma equity value compared favorably to Web.com’s relative pro forma contribution to net income for fiscals years 2006, 2007 and 2008. The following table presents a summary of this analysis for fiscal years 2006, 2007 and 2008:

	Fiscal Year 2006		Estimated Fiscal Year 2007(1)		Estimated Fiscal Year 2008(1)
	Web.com	Website Pros	Web.com	Website Pros	Web.com	Website Pros
Revenue	48.6%	51.4%	43.7%	56.3%	41.6%	58.4%
Adjusted EBITDA(2)	NM	>100%	26.4%	73.6%	35.3%	64.7%
Net Income(3)	NM	>100%	4.4%	95.6%	24.5%	75.5%

(1)          Per publicly available research

(2)          Adjusted EBITDA = earnings before interest, taxes, depreciation and amortization and adjusted for one-time items and stock-based compensation.

(3)          Adjusted for one-time items and stock-based compensation.

Other Considerations

The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial consideration of the analyses or summary description. RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all of the factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

In view of the wide variety of factors considered in connection with its evaluation of the fairness of the merger consideration from a financial point of view, RBC did not find it practicable to assign relative weights to the factors considered in reaching its opinion. No single company or transaction used in the above analyses as a comparison is identical to Web.com or Website Pros or the proposed merger. The analyses were prepared solely for purposes of RBC providing an opinion as to the fairness, from a financial point of view, to the holders of outstanding shares of Web.com common stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

In connection with its analyses, RBC made, and was provided by Web.com’s and Website Pros’ managements, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Web.com’s or Website Pros’ control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, and are based upon numerous factors or events beyond the control of Web.com, Website Pros, or their advisors, none of Web.com, Website Pros, RBC, or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

Web.com selected RBC to render its opinion based on RBC’s experience in mergers and acquisitions and in securities valuation generally. RBC is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, RBC and its affiliates may act as a market maker and broker in the publicly traded securities of Web.com and Website Pros and receive customary compensation, and may also actively trade securities (whether debt or equity) of Web.com and/or Website Pros for its own account and the accounts of its customers, and accordingly, RBC and its affiliates, may hold a long or short position in such securities.

Pursuant to the engagement letter, Web.com is to pay RBC a customary, nonrefundable fee of $250,000 upon the rendering of its opinion. Payment of this fee to RBC was not contingent upon the acceptance of the opinion or the closing of the merger. RBC will receive an additional fee for its services if the proposed merger is consummated. Whether or not the proposed merger is consummated, Web.com has agreed to reimburse RBC for its out-of-pocket expenses and to indemnify RBC against certain liabilities relating to or arising out of services performed by RBC in connection with the proposed merger. The terms of the engagement letter were negotiated at arm’s-length between Web.com and RBC, and the Web.com board of directors was aware of this fee arrangement at the time of its approval of the merger agreement.

Interests of Web.com’s Executive Officers and Directors in the Merger

In considering the recommendation of the Web.com board of directors with respect to adopting the merger agreement, Web.com shareholders should be aware that certain members of the board of directors and executive officers of Web.com have interests in the merger that are different from, or in addition to, their interests as Web.com shareholders. These interests may create an appearance of a conflict of interest. The Web.com board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decision in approving the merger, the merger agreement and the related transactions.

Combined Company Board of Directors

The merger agreement provides that Website Pros will cause Website Pros’ board of directors, as of the effective time, to be comprised of seven members, as follows: (i) Julius Genachowski and Robert S. McCoy, Jr., serving in the class of directors serving until the 2010 Website Pros annual meeting of stockholders, (ii) Hugh M. Durden and Jeffrey M. Stibel serving in the class of directors serving until the 2009 Website Pros annual meeting of stockholders, and (iii) David L. Brown, Timothy I. Maudlin and Alex Kazerani serving in the class of directors serving until the 2008 Website Pros annual meeting of stockholders.

Indemnification and Insurance

The merger agreement provides that, for a period of six years after the merger, Website Pros will observe, to the fullest extent permitted by Delaware law, all rights of the directors and officers of Web.com as of the effective time to indemnification for acts and omissions as directors and officers of Web.com occurring before the effective time of the merger, as provided in the Web.com certificate of incorporation and bylaws (as in effect on June 26, 2007) and in indemnification agreements with Web.com as in effect on June 26, 2007 or, subject to certain conditions, entered into prior to the consummation of the merger. In addition, the merger agreement provides that for a period of six years after the merger, the surviving corporation will maintain in effect a directors’ and officers’ liability insurance policy for the benefit of the persons who were directors and officers of Web.com as of June 26, 2007, with respect to their acts or omissions as directors and officers of Web.com prior to the effective time of the merger with coverage comparable to the coverage under Web.com’s existing policy as of June 26, 2007, provided directors’ and officers’ liability insurance coverage is available for Website Pros’ directors and officers. If the annual premiums payable for such insurance coverage exceed 150% of the annual premium paid by Web.com for its existing policy, the surviving corporation may reduce the amount of coverage to the amount of coverage available for a cost equal to that amount.

Accelerated Vesting of Non-Employee Director’s Options

In connection with the proposed restructuring of the Board of Directors of Website Pros, Mr. Durity agreed after consultations with the Website Pros Nominating and Corporate Governance Committee that he would leave his position as a director effective upon the closing of the merger. The Board of Directors intends to modify the equity grants held by Mr. Durity to provide that any restricted stock and any options to purchase Website Pros common stock held by him become immediately and fully vested upon the closing of the merger and to further provide that the time period in which Mr. Durity would have to exercise any stock options would be extended to the end of the term of each such proposed option. The Board of Directors of Website Pros expects to formally approve these amendments to his equity awards prior to the closing of the merger.

Employment Agreements with Website Pros

Messrs. Stibel, Borzage and Rijsinghani have entered into new employment agreements with Website Pros that are contingent upon the closing of the merger. The employment agreements will take effect upon the closing of the merger and will continue for an indefinite term. Either Website Pros or the executives may terminate the employment agreements at any time for any reason. A summary of the material terms of the new employment agreements follows:

Title and Salary.   Upon the closing of the merger, Mr. Stibel will have the title of President and will receive an annual base salary of $325,000. Upon the closing of the merger, Mr. Borzage will have the title of Senior Vice President, Marketing and will receive an annual base salary of $150,000. Upon the closing of the merger, Mr. Rijsinghani will have the title of Chief Technical Officer and will receive an annual base salary of $180,000.

Annual Bonus.   Each of Messrs. Stibel, Borzage and Rijsinghani will be eligible to earn an annual incentive bonus. The annual target bonus amount will be set at 60%, 30% and 40%, respectively, of their annual base salary.

Benefits.   Each of Messrs. Stibel, Borzage and Rijsinghani will be eligible to participate in the standard benefit programs which Website Pros may have in effect from time to time, including participation, at the discretion of Website Pros’ board of directors, in the Website Pros, Inc. 2005 Equity Incentive Plan.

Relocation.   Each of Messrs. Stibel, Borzage and Rijsinghani have agreed to relocate their primary work location to the Website Pros’ corporate headquarters in Jacksonville, Florida, following the closing of the merger and their families’ primary residences to the Jacksonville metropolitan area within six months following closing. Each has further agreed that such relocation will not give rise to a right to resign for good reason under their respective existing employment agreements with Web.com or the new employment agreements with Website Pros. Each executive will be entitled to relocation payments and benefits for expenses reasonably incurred in the relocation process (which, in the case of Mr. Stibel, are capped at $100,000).

In addition, each of Messrs. Stibel, Borzage and Rijsinghani will be eligible to earn an additional relocation bonus. Mr. Stibel will be eligible to earn a relocation bonus in an amount to be determined by Website Pros, payable as to 50% of the amount payable upon the executive’s relocation of his family’s residence and 50% payable upon the executive’s sale of his existing family residence. Mr. Borzage will be eligible to earn a relocation bonus of $75,000, payable in full within 15 days following the date he purchases a family residence in or near Jacksonville. Mr. Rijsinghani will be eligible to earn a relocation bonus of $90,000, payable in full within 15 days following the date he purchases a family residence in or near Jacksonville.

In each case, payments of the relocation bonus will be subject to forfeiture on a pro rata basis if the executive terminates his employment with Website Pros without good reason, of if Website Pros terminates the executive’s employment for cause, within 12 months following the date on which such amount was paid, in the case of Mr. Stibel, and within 12 months following the effective date of his relocation, in the case of Messrs. Borzage and Rijsinghani. In the event of any other termination of the executive’s employment prior to 12 months following the date on which such amount was paid, in the case of Mr. Stibel, and within 12 months following the effective date of his relocation, in the case of Messrs. Borzage and Rijsinghani, and subject to the executive’s execution of a release of claims and observation of his continuing obligations to Website Pros, the executive will not be required to forfeit any amount of the relocation bonus. However, these amounts will be offset against, and reduce on a dollar-for-dollar basis, the amount of the severance benefits (as described below), if any, owed by Website Pros to executive.

Agreement to Hold Shares.   Mr. Stibel has agreed to not sell or otherwise transfer 80% of the shares of Web.com and Website Pros common stock that he may acquire from time to time upon the exercise of his stock options from the date of the merger agreement until the earliest of (i) the later of (x) June 26, 2008 and (y) the date that is ten (10) months after the effective date of the merger, (ii) the effective date of a change of control of Website Pros and (iii) in the event of a termination of his employment, the date on which his release of claims against Website Pros becomes effective.

Mr. Borzage has agreed to not sell or otherwise transfer 80% of the shares of Web.com and Website Pros common stock that he may acquire from time to time upon the exercise of his stock options from the date of the merger agreement until the earliest of (i) the first anniversary of the effective date of the merger, (ii) the effective date of a change of control of Website Pros and (iii) in the event of a termination of his employment, the date on which his release of claims against Website Pros becomes effective.

Mr. Rijsinghani has agreed to not sell or otherwise transfer 65,000 of the shares (on an as converted basis, pursuant to the merger agreement) of Web.com and Website Pros common stock that he may acquire from time to time upon the exercise of his stock options from the date of the merger agreement until the earliest of (i) the first anniversary of the effective date of the merger, (ii) the effective date of a change of control of Website Pros and (iii) in the event of a termination of his employment, the date on which his release of claims against Website Pros becomes effective.

Severance Benefits.   Subject to the executive’s execution of an effective release of claims in favor of Website Pros, and the executive’s observation of his continuing obligations to Website Pros following termination, each of Messrs. Stibel, Borzage and Rijsinghani will be eligible to receive severance benefits, as follows:

Termination Prior to the First Anniversary of the Closing

•       If Mr. Stibel’s employment is terminated by Website Pros without cause or by Mr. Stibel for good reason (certain material adverse changes in the terms and conditions of his employment), and such termination occurs prior to the first anniversary of the closing of the merger, Mr. Stibel will receive a lump sum cash severance payment equal to eighteen (18) months of his then-current base salary plus $212,640, each of his then-outstanding, unvested equity awards will become fully vested, and Website Pros will reimburse him for continued health insurance premiums for up to 12 months.

•       If Mr. Borzage’s employment is terminated by Website Pros without cause or by Mr. Borzage for good reason, and such termination occurs prior to the first anniversary of the closing of the merger, Mr. Borzage will receive a lump sum cash severance payment equal to six (6) months of his then-current base salary and each of his then-outstanding, unvested equity awards will become fully vested. If Mr. Rijsinghani’s employment is terminated by Website Pros without cause or by Mr. Rijsinghani for good reason, and such termination occurs prior to the first anniversary of the closing of the merger, Mr. Rijsinghani will receive a lump sum cash severance payment equal to twelve (12) months of his then-current base salary, each of his then-outstanding, unvested equity awards will become fully vested, and Website Pros will reimburse him for continued health insurance premiums for up to 6 months.

Termination On or After the First Anniversary of the Closing

•       If Mr. Stibel’s employment is terminated by Website Pros without cause or by Mr. Stibel for good reason, and such termination occurs on or after to the first anniversary of the closing of the merger, Mr. Stibel will receive a lump sum cash severance payment equal to eighteen (18) months of his then-current base salary plus 150% of the prior year’s bonus actually earned, each of his then-outstanding, unvested equity awards will become vested as to the number of shares that would have vested in the 18 months following termination, and Website Pros will reimburse him for continued health insurance premiums for up to 18 months.

•       If either Mr. Borzage or Mr. Rijsinghani are terminated on or after to the first anniversary of the closing of the merger, they will be eligible to receive severance only under the terms of the Website Pros Executive Severance Benefit Plan (which is on file with the Securities and Exchange Commission and is an exhibit to Website Pros’ Annual Report on Form 10-K for the year ended December 31, 2006). Mr. Stibel is not eligible to participate in the Executive Severance Plan.

Any lump sum severance benefits owed to the executives under the employment agreements will be paid within ten (10) business days following the date on which the executive’s release of claims against Website Pros becomes effective, but in no event later than March 15 of the year following the year in which termination occurs. All severance benefits offered to the executives under their employment agreements will be offset against any amounts owed to the executive under applicable laws governing payments upon a reduction in force (such as the Worker Adjustment and Retraining Notification Act) and under any other company plan or policy providing for compensation and benefits following a termination of employment.

Change of Control Benefits.   If Website Pros undergoes a change of control, then all of Mr. Stibel’s then-outstanding, unvested equity awards will become fully vested.

Reduction of Benefits under Code Section 280G.   If any payment or benefit (including but not limited to payments and benefits pursuant to the new employment agreements) that the executives may receive in connection with a change in control would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and (ii) be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive will only receive the largest portion of the payments that would result in no portion of the Payments being subject to the excise tax.

Conditions to Employment.   As a condition to employment, each of Messrs. Stibel, Borzage and Rijsinghani must enter into Website Pros’ standard form of proprietary information and inventions assignment agreement as well as a noncompetition agreement. The terms of the noncompetition agreement are summarized under the heading “Noncompetition Agreements” below.

Employment Agreements with Web.com

Web.com’s employment agreement with Gonzalo Troncoso, its Chief Financial Officer, provide that if Mr. Troncoso’s employment is terminated other than for cause or by him for good reason within 12 months following the closing of a change in control, Mr. Troncoso will be entitled to receive a lump sum severance payment equal to 15 months of his then-current base salary, plus 100% of his target annual bonus, and that 50% of the severance payment described shall be deemed to be allocated as consideration in respect of Mr. Troncoso’s post-termination noncompetition obligations under his Confidentiality, Invention Assignment and Non-Competition Agreement or any other similar agreement that may be in effect.

Web.com’s employment agreements with each of its senior vice presidents (Judith Hackett, Jonathan B. Wilson, John Chris Nowlin and Peter Delgrosso) provide that if the senior vice president’s employment is terminated other than for cause or by the senior vice president for good reason at any time within 12 months following the closing of a change in control, such senior vice president will be entitled to a lump sum severance payment equal to 12 months of his or her then-current base salary and that 50% of this severance payment shall be deemed to be allocated as consideration in respect of such senior vice president’s post-termination non-competition obligations under his or her Confidentiality, Invention Assignment and Non-Competition Agreement or any other similar agreement that may be in effect.

Web.com’s employment agreements with each of its vice presidents (Duane Cummins, Tammy Hammond and Sharon Harris) provide that if the vice president’s employment is terminated other than for cause or by him or her for good reason at any time within 12 months following the closing of a change in control, such vice president will be entitled to a lump sum severance payment equal to six months of his or her then-current base salary, and that 50% of the severance payment described above shall be deemed to be allocated as consideration in respect of such vice president’s post-termination non-competition obligations under his or her Confidentiality, Invention Assignment and Non-Competition Agreement or any other similar agreement that may be in effect.

Noncompetition Agreements

In connection with the merger, Jeffrey M. Stibel, Vikas Rijsinghani and William Borzage have executed noncompetition agreements in favor of Website Pros. Under the terms of the noncompetition agreements, Messrs. Stibel, Rijsinghani and Borzage agreed, among other things and subject to certain exceptions, not to, directly or indirectly, engage in competition with respect to Web.com’s products and services, each as further described in the agreements, at any time within three years following the effective time of the merger, within the United States its possessions and territories. Messrs. Stibel, Rijsinghani and Borzage further agreed, subject to certain exceptions, to not directly or indirectly, solicit, attempt to solicit, induce or attempt to induce any person or entity to terminate their employment or other relationship with Website Pros or any of its affiliates. These agreements become effective upon the closing of the merger.

Material Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the merger to Web.com shareholders who exchange their Web.com common stock for Website Pros common stock and/or cash in the merger. This summary is based upon current provisions of the Internal Revenue Code, existing regulations under the Internal Revenue Code and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Website Pros, Web.com or the shareholders of Web.com described in this summary. No attempt has been made to comment on all federal income tax consequences of the merger that may be relevant to particular Web.com shareholders, including shareholders:

•       who are subject to special tax rules, such as dealers in securities, foreign persons, mutual funds, insurance companies and tax-exempt entities;

•       who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

•       who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

•       who hold their shares as a hedge or as part of a hedging, straddle or other risk reduction strategy; or

•       who do not hold their shares as capital assets.

In addition, the following discussion does not address the tax consequences of the merger under state, local and foreign tax laws. Furthermore, the following discussion does not address:

•       the tax consequences of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which Web.com shares are acquired or Website Pros shares are disposed of;

•       the tax consequences to holders of options issued by Web.com that are assumed, exercised or converted, as the case may be, in connection with the merger; or

•       the tax consequences of the receipt of Website Pros shares other than in exchange for Web.com shares.

Accordingly, holders of Web.com common stock are advised and expected to consult their own tax advisors regarding the federal income tax consequences of the merger in light of their personal circumstances and the consequences under state, local and foreign tax laws.

The closing of the merger is conditioned on each of Stubbs Alderton & Markiles, LLP, counsel for Web.com and Cooley Godward Kronish LLP, counsel for Website Pros delivering an opinion that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

General Tax Consequences of the Merger.   Subject to the conditions set forth herein and in the opinions of counsel referenced above, the following are the material federal income tax consequences to Web.com shareholders who receive cash and shares of Website Pros common stock pursuant to the merger.

Web.com shareholders who exchange shares of Web.com common stock for common stock and cash will recognize gain, but not loss, in the exchange. The gain, if any, recognized will equal the lesser of:

•       the amount of cash received in the exchange; and

•       the amount of gain realized in the exchange.

The amount of gain that is realized in the exchange will equal the excess of:

•       the sum of the cash plus the fair market value of the Website Pros common stock received in the exchange over

•       the tax basis of the shares of Web.com common stock surrendered in the exchange.

For this purpose, a Web.com shareholder must calculate gain or loss separately for each identifiable block of shares of Web.com stock that such shareholder surrenders pursuant to the merger, and a Web.com shareholder cannot offset a loss recognized on one block of such shares against a gain recognized on another block of such shares. Any gain recognized generally will be treated as capital gain except that the holder’s gain could be treated as a dividend if the receipt of the cash has the effect of the distribution of a dividend for United States federal income tax purposes (under Sections 302 and 356 of the Internal Revenue Code). The aggregate tax basis in the Website Pros common stock received pursuant to the merger (including the basis in any fractional share for which cash is received) will be equal to the aggregate tax basis in the Web.com common stock surrendered in the transaction, decreased by the amount of cash received and increased by the amount of gain, if any, recognized or any amount treated as a dividend. The holding period of the Website Pros common stock received in the proposed transactions by a holder of Web.com common stock will include the holding period of Web.com common stock surrendered in exchange therefor. Cash received and gain realized in connection with the receipt of cash in lieu of a fractional share of common stock are not taken into account in making the computations of gain realized or recognized and basis in the shares received. Rather, such cash and gain are treated as described below.

The Receipt of Cash in Lieu of a Fractional Share.   A holder of Web.com common stock who receives cash in lieu of a fractional share of Website Pros common stock will generally recognize gain or loss equal to the difference between the amount of cash received and his, her or its her tax basis in the Website Pros common stock that is allocable to the fractional share. That gain or loss generally will constitute capital gain or loss.

Dissenters.   If a Web.com shareholder dissents to the merger and receives solely cash in exchange for such shareholder’s Web.com common stock, such cash will generally be treated as a redemption of such shareholder’s Web.com common stock. Where such shareholder owns no Website Pros stock either directly or by reason of certain attribution rules set forth in the Internal Revenue Code, the shareholder should recognize gain or loss measured by the difference between the amount of cash received and the adjusted basis of the Web.com common stock surrendered.

Reporting Requirements.   Each Web.com shareholder that receives Website Pros common stock in the merger will be required to file a statement with his, her or its federal income tax return setting forth the shareholder’s basis in the Web.com stock surrendered and the fair market value of the Website Pros stock and cash received in the merger, and to retain permanent records of these facts relating to the merger.

Backup Withholding.   Unless an exemption applies under applicable law and regulations, the exchange agent is required to withhold, and will withhold, 28% of any cash payments to an Web.com shareholder in the merger unless the shareholder provides the appropriate form as described below.

Each Web.com shareholder should complete and sign the substitute Form W-9 included as part of the letter of transmittal to be sent to each Web.com shareholder, so as to provide the information, including such shareholder’s taxpayer identification number, and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Website Pros and the exchange agent.

Consequences of IRS Challenge.   A successful IRS challenge to the reorganization status of the merger would result in significant tax consequences. Web.com shareholders would recognize gain or loss with respect to each share of Web.com common stock surrendered in the merger. Such gain or loss would be equal to the difference between the shareholder’s basis in such share and the sum of the fair market value, as of the effective time, of the Website Pros common stock and the amount of cash received in the merger and any cash received instead of a fractional share of Website Pros common stock. In such event, a shareholder’s aggregate basis in the Website Pros common stock so received would equal its fair market value as of the effective time and the shareholder’s holding period for such stock would begin the day after the merger is consummated. In addition, Web.com would recognize gain or loss in the amount of the difference between (i) the sum of the amount of cash and the fair market value of Website Pros stock exchanged in the merger plus the Web.com liabilities, over (ii) Web.com’s adjusted tax basis in its assets.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY AND IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. THE SUMMARY DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH WEB.COM SHAREHOLDER IS STRONGLY URGED TO CONSULT WITH A TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER.

Anticipated Accounting Treatment

The merger is expected to be accounted for using the purchase method of accounting pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets of Web.com acquired in connection with the merger, based on their estimated fair values. These allocations will be based upon a valuation that has not yet been finalized.

Dissenters’ Rights

Under Minnesota law, Web.com shareholders are entitled to dissent from the proposed merger and to obtain “fair value” plus interest for their shares by asserting their dissenters’ rights.

For purposes of dissenters’ rights, “fair value” means the value of the shares immediately before the effective date of the merger, and “interest” means interest commencing five days after the effective date of the merger up to and including the date of payment at the rate provided by Minnesota law for interest on verdicts and judgments (currently 5%).

The following summary of the applicable provisions of sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act is not intended to be a complete statement of those provisions and is qualified in its entirety by reference to those sections, the full text of which is attached as Annex E to this proxy statement. Those sections should be reviewed carefully by any shareholders who wish to exercise dissenters’ rights. Any holder who forfeits dissenter’s rights by failure to follow these procedures will then receive the merger consideration described in this joint proxy statement/ prospectus.

The Merger Agreement constitutes a plan of merger for which shareholder approval is required under the Minnesota Business Corporation Act. Under sections 302A.471 and 302A.473 of the MBCA, Web.com shareholders will have the right, by fully complying with the applicable provisions of sections 302A.471 and 302A.473, to dissent with respect to the merger and to obtain payment in cash of the fair value of their shares after the merger is completed.

If you choose to assert your dissenter’s rights or preserve your right to dissent, you must carefully review the requirements under sections 302A.471 and 302A.473 and should consult with an attorney.

If your shares are held of record in the name of another person, such as a bank, broker, or other nominee, you must act promptly to cause the record holder to follow the steps summarized below and in a timely manner in order to perfect whatever dissenter’s rights you may have.

A Dissenting Shareholder Must Perfect Dissenter’s Rights

If you elect to exercise your dissenter’s rights, to “perfect” them you must:

•       provide Web.com with written notice of your intention to demand payment of the fair value of your shares before the vote on the merger proposal at the special meeting;

•       not vote your shares in favor of the merger proposal; and

•       assert your dissenter’s rights as to all of your shares (except where certain shares are beneficially owned by another person but registered under your name, in which event dissenters’ rights must be asserted with respect to all of those shares beneficially owned by the other person and the name and address of the beneficial owner must be disclosed).

The written notice must reasonably inform Web.com of your identity and your intention to exercise your dissenter’s rights. A vote against the merger proposal will not in and of itself constitute sufficient written notice. All written notices should be:

•       addressed to Web.com, Inc., Attention: Corporate Secretary, 303 Peachtree Center Avenue, 5th Floor, Atlanta, Georgia 30303;

•       filed before the shareholder vote on the merger proposal at the special meeting; and

•       executed by, or sent with the written consent of, the holder of record.

A failure to vote will not constitute a waiver of your dissenter’s rights, but a vote in favor of the merger proposal will constitute a waiver of your dissenter’s rights and will override any previously written notice of intent to demand payment. If you return a signed proxy but do not specify a vote against the merger proposal or a direction to abstain, the proxy will be voted for the merger proposal, which will have the effect of waiving your dissenter’s rights.

If you fail to comply with these conditions, you will not have dissenter’s rights with respect to your shares.

The Surviving Corporation Must Provide Dissenting Shareholders with Written Notice

If the merger is completed and you have properly asserted your dissenter’s rights, the surviving corporation must give you a written notice containing the following:

•       the address where your demand for payment and stock certificates must be sent;

•       the date when your demand and stock certificates must be received;

•       any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

•       a form to be used to certify the date on which you, or the beneficial owner on whose behalf you dissent, acquired the shares or an interest in them and to demand payment; and

•       a copy of sections 302A.471 and 302A.473 and a brief description of the procedures to be followed under those sections.

Dissenting Shareholders Must Demand Payment and Return Shares

Within 30 days after the written notice described above is given by the surviving corporation, you must demand payment and deposit your stock certificates with the surviving corporation (or comply with any restrictions on uncertificated shares), or you will irrevocably forfeit your dissenter’s rights and will be entitled to receive the merger consideration. Under Minnesota law, notice by mail is given by the surviving corporation when deposited in the U.S. mail. You will retain all rights as a shareholder until the effective time of the merger.

The Surviving Corporation Must Send Dissenting Shareholders Fair Value and Specified Information

If you make timely demand for payment and deposit your stock certificates (or comply with any restrictions on uncertificated shares), then the surviving corporation will send you, after the effective time of the merger or the receipt of the demand, whichever is later, an amount which it estimates to be the fair value of your shares, plus interest. The payment for fair value must be accompanied by the following:

•       Web.com’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective time of the merger;

•       Web.com’s latest available interim financial statements;

•       an estimate of the fair value of your shares;

•       a brief description of the method used to arrive at the estimate of the fair value;

•       a brief description of the procedures to be followed if you wish to demand supplemental payment; and

•       copies of sections 302A.471 and 302A.473.

If, however, the merger is not completed or if the surviving corporation disputes your right to dissent, you will not be sent the fair value of your shares or the information listed above.

A Dissenting Shareholder May Demand Supplemental Payment

If you believe that the amount of the payment by Website Pros is less than the fair value of your shares, plus interest, you must give written notice to the surviving corporation of your own estimate of the fair value of your shares, plus interest, within 30 days after the date the surviving corporation sends you its fair value estimate and payment. Your written notice must also demand payment of the difference.

If you fail to give written notice of your estimate to the surviving corporation and demand payment for the difference within the 30-day time period, you will be entitled only to the amount the surviving corporation estimates as fair value and previously paid to you.

Website Pros May Withhold Payment of Fair Value Under Certain Circumstances

If you were not a shareholder or are dissenting on behalf of a person who was not a beneficial owner of Web.com common stock on June 26, 2007, Website Pros may withhold the payment of the estimated fair value, plus interest, for your or such person’s shares. In that event, the surviving corporation must provide you with the following:

•       the notice and all other materials that were sent after shareholder approval of the merger to all shareholders who have properly exercised dissenters’ rights;

•       a statement of reason for withholding the payment; and

•       an offer to pay you the amount listed in the materials if you agree to accept that amount in full satisfaction.

If you decline this offer, you may demand payment by following the same procedures described for demand of supplemental payment by shareholders who owned their shares as of June 26, 2007.

If you did not own shares as of June 26, 2007 and fail to properly demand payment, you will be entitled only to the amount offered by Website Pros.

The rules and procedures for supplemental payment applicable to a dissenting shareholder who owned shares on June 26, 2007 will also apply to any shareholder properly giving a demand but who did not own shares of record or beneficially on June 26, 2007. However, any such shareholder is not entitled to receive any payment from Website Pros until the fair value of the shares, plus interest, has been determined pursuant to the rules and procedures for supplemental payment.

A Court Will Settle Fair Value Disputes

If the surviving corporation cannot agree within 60 days after it receives your estimate of the fair value of your shares, then it will file an action in a court of competent jurisdiction in Ramsey County, Minnesota, asking the court to determine the fair value of your shares, plus interest. If your demand is not settled within the applicable 60-day settlement period, you and all other dissenting shareholders whose demands have not been settled will be made parties to this proceeding.

The court will determine whether you have fully complied with the provisions of section 302A.473 and will then determine the fair value of your shares. The court may appoint one or more persons as appraisers to receive evidence and make recommendations to the court. The court will determine the fair value of your shares by taking into account any and all factors the court finds relevant. The court will compute the fair value by utilizing any method or methods it deems appropriate, whether or not used by the surviving corporation, you or another dissenting shareholder.

The fair value of your shares, as determined by the court, will be binding on you. If the court determines that the fair value of your shares is in excess of the surviving corporation’s estimate of the fair value of the shares, then the court will enter a judgment in your favor in an amount by which the value determined by the court exceeds the surviving corporation’s estimate of the fair value, plus interest. You will not be liable to the surviving corporation for the amount, if any, by which the payments remitted by Website Pros to you as the surviving corporation’s estimate of fair value, plus interest, exceed the fair value determined by the court, plus interest.

The costs and expenses of the court proceeding will be assessed against surviving corporation, except that the court may assess part or all of those costs and expenses against any dissenting shareholder whose action in demanding payment is found to be arbitrary, vexatious, or not in good faith.

If the court finds that the surviving corporation has failed to comply substantially with section 302A.473, the court also may assess fees and expenses, if any, of attorneys and experts as the court deems equitable. These fees and expenses may also be assessed against any dissenting shareholder who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

If you are considering exercising your dissenter’s rights, you should bear in mind that the fair value of your shares determined under sections 302A.471 and 302A.473 could be more than, the same as or, in certain circumstances, less than the consideration you would receive pursuant to the merger agreement if you do not seek dissenter’s rights with respect to your shares.

Furthermore, the opinion of any investment banking firm as to fairness, from a financial point of view, is not an opinion as to fair value under sections 302A.471 and 302A.473.

Because of the availability of dissenters’ rights, no shareholder has a legal right to set aside the adoption of the merger agreement or the consummation of the merger, except if the adoption or consummation is fraudulent with respect to Web.com or its shareholders.

Cash received pursuant to the exercise of dissenters’ rights will be subject to income tax as described under the section entitled “Website Pros Proposal No. 1 and Web.com Proposal No. 1—The Merger—Material U.S. Federal Income Tax Consequences.”

If you fail to comply fully with the statutory procedures summarized above, you will forfeit your right to dissent and will receive the merger consideration for your shares.

Restrictions on Resales

The shares of Website Pros common stock to be received by Web.com shareholders in the merger will be registered under the Securities Act of 1933 and, except as described in this section, may be freely traded without restriction. Website Pros’ registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of Website Pros common stock to be received in connection with the merger by persons who are deemed to be “affiliates” of Web.com on the date of the Web.com special meeting of stockholders. The shares of Website Pros common stock to be issued in the merger and received by persons who are deemed to be “affiliates” of Web.com on the date of the Web.com special meeting of stockholders may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who are deemed to be “affiliates” of Web.com prior to the merger include individuals or entities that control, are controlled by, or are under common control with Web.com on the date of the Web.com special meeting, and may include officers and directors, as well as principal shareholders, of Web.com on the date of the Web.com special meeting. Affiliates of Web.com will be notified separately of their affiliate status.

The merger agreement provides that Web.com will use reasonable efforts to help Website Pros obtain a signed affiliate agreement from each person who is, becomes or may be deemed to be an “affiliate” of Web.com. The merger agreement provides that Website Pros will not issue shares of Website Pros common stock to any “affiliate” of Web.com who has not provided Website Pros with a signed affiliate agreement. The affiliate agreements provide, among other things, that these persons will not sell, transfer or otherwise dispose of their shares of Website Pros common stock received in the merger at any time in violation of the Securities Act of 1933 or the rules and regulations promulgated under the Securities Act of 1933, including Rule 145.

Other than as described above in the section entitled “Interests of Web.com’s Executive Officers and Directors in the Merger,” if any shares of Web.com common stock outstanding immediately before the consummation of the merger are unvested or are subject to a repurchase option, risk of forfeiture or other condition (including restrictions on transfer) under any restricted stock purchase agreement or other contract, then the shares of Website Pros common stock issued in exchange for such shares will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition.

THE MERGER AGREEMENT

The following description describes the material terms of the merger agreement. This description of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. The merger agreement has been included to provide you with information regarding its terms. We encourage you to read the entire merger agreement. The merger agreement is not intended to provide any other factual information about Website Pros or Web.com. Such information can be found elsewhere in this joint proxy statement/prospectus and in the other public filings each of Website Pros and Web.com makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The Merger

The merger agreement provides that at the effective time, Web.com will be merged with and into Augusta Acquisition Sub, or Merger Sub, a wholly owned subsidiary of Website Pros, and Merger Sub will continue as the surviving corporation. As a result, Web.com will become a wholly owned subsidiary of Website Pros.

Effective Time of the Merger

The merger agreement requires the parties to consummate the merger after all of the conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, including the adoption of the merger agreement by the shareholders of Web.com and the approval of the issuance of shares of Website Pros common stock in the merger by the stockholders of Website Pros. The merger will become effective upon the later of the filing of a certificate of merger with the Secretary of State of the State of Delaware and the filing of articles of merger with the Secretary of State of the State of Minnesota, or at such later time as is agreed by Website Pros and Web.com and specified in the certificate of merger and articles of merger. Because the consummation of the merger is subject to the satisfaction of a number of conditions, we cannot predict the exact timing of the consummation of the merger.

Manner and Basis of Converting Shares

Upon completion of the merger, each Web.com shareholder will be entitled to receive cash and/or of shares of Website Pros common stock for each share of Web.com common stock held by such shareholder as follows:

•       If the shareholder has made a cash election with respect to all or a portion of the shareholder’s shares of Web.com common stock, then, subject to the adjustments described in the following paragraphs, such shareholder will be entitled to receive $6.5233 per share of Web.com common stock held by the shareholder as to which such shareholder has made a cash election (subject to adjustment as described below); and

•       If the shareholder has made a stock election, or the shareholder has made no election, with respect to all or a portion of the shareholder’s shares of Web.com common stock, then, subject to the adjustments described in the following paragraphs, such shareholder will be entitled to receive, in respect of each share of Web.com common stock as to which the shareholder has made the stock election or has made no election, 0.6875 share of Website Pros common stock (subject to adjustment as described below), which is referred to as the exchange ratio.

The aggregate amount of cash to be paid to Web.com shareholders upon consummation of the merger is fixed at $25,000,000, regardless of the number of shares of Web.com common stock with respect to which a cash election has been made. Additionally, the exchange ratio is fixed (subject to adjustment as described below), regardless of the price of Web.com common stock or Website Pros common stock.

However, because the aggregate cash consideration and exchange ratio are both fixed (subject to adjustment as described below), Web.com shareholders who make a cash election may also receive stock (if cash elections are made with respect to more than 3,832,416 shares of Web.com common stock, which is referred to in this joint proxy statement/prospectus as a cash over-election) and Web.com shareholders who make a stock election may also receive cash (if cash elections are made with respect to fewer than 3,832,416 shares of Web.com common stock, which is referred to joint proxy statement/prospectus as a cash under-election). In the event of a cash over-election, holders making a cash election will receive a pro rata portion of the cash consideration and, with respect to each share of Web.com common stock as to which there was insufficient cash available, such holders will receive 0.6875 share of Website Pros common stock. Additionally, in the event of a cash over-election, each share of Web.com common stock as to which a stock election has been made will be converted into the right to receive 0.6875 share of Website Pros common stock. In the event of a cash under-election, holders making a stock election will receive for each share of Web.com common stock as to which a stock election was made, a combination of stock and cash, with the amount of cash being equal to the excess of $25 million over the amount of cash as to which a cash election was made, divided by the number of shares as to which as stock election was made, and the amount of stock being equal to a pro rata portion of the stock available as consideration. In a cash under-election, holders making a cash election will receive $6.5233 per share of Web.com common stock as to which the cash election was made. In the event that a holder makes neither a stock election nor a cash election with respect to any shares of Web.com common stock held by such holder, such shares will be treated as if a stock election has been made with respect to such shares.

By way of illustration, the following table sets forth the mix of consideration payable under the circumstances set forth in the table, in each case based upon the number of shares of Web.com common stock outstanding as of the record date (16,975,602):

Scenario	Number of Shares Electing to Receive Cash	Cash Payable Per Share to Shareholders Electing Cash	Cash Payable Per Share to Shareholders Electing Stock	Stock Issuable Per Share to Shareholders Electing Cash	Stock Issuable Per Share to Shareholders Electing Stock
1 (cash under-election)	0	N/A	$1.4727	N/A	0.5323
2 (cash over-election)	16,975,602	$1.4727	N/A	0.5323	N/A
3 (cash over-election)	8,487,801	$2.9454	$0	0.3771	0.6875
4 (cash under-election)	1,000,000	$6.5233	$1.1566	0	0.5656

Based upon the above, the table below sets forth the mix of consideration payable to a hypothetical Web.com shareholder holding 100,000 shares of Web.com common stock under the various scenarios described in the table above:

Scenario (corresponding to the scenario numbers in the table above)	Hypothetical Holder’s Election	Total Cash Payable to Hypothetical Holder*	Total Number of Shares of Website Pros Stock Issuable to Hypothetical Holder*
1	Hypothetical Holder Elects Stock	$147,270.18	53,229
2	Hypothetical Holder Elects Cash	$147,270.18	53,229
3	Hypothetical Holder Elects Stock	$0	68,750
3	Hypothetical Holder Elects Cash	$294,540.36	37,708
4	Hypothetical Holder Elects Cash	$652,330.00	0

*                    Total cash payable to Hypothetical Holder and Total Number of Shares of Website Pros Stock Issuable to Hypothetical Holder in the table immediately above are derived in each scenario by multiplying the corresponding per share amount in the first table above by 100,000.

Election Procedure

An election form, pursuant to which Web.com shareholders of record may make cash and/or stock elections, is included with this joint proxy statement/prospectus. To be effective, an election form must be completed, signed, and actually received by the exchange agent no later than 5:00 p.m. Pacific time on the date that is the third business day prior to the closing, which is September 26, 2007. Website Pros, or the exchange agent if Website Pros so determines, shall have the discretion to determine whether election forms have been properly completed, signed and timely submitted, or to disregard any defects in any election form.

Web.com shareholders are not required to make the same election (either cash or stock) for all shares of Web.com common stock held by them. Additionally, an election form may be revoked by the holder submitting the election form by providing written notice to the exchange agent prior to the election deadline and, if legally required, after the election deadline but prior to the effective time.

Web.com Stock Options

Web.com stock options outstanding and unexercised at the effective time will be converted into options to purchase Website Pros common stock, and Website Pros will assume all such options in accordance with their respective terms. Each Web.com stock option assumed shall become exercisable for a number of shares of Website Pros common stock equal to the number of shares of Web.com common stock subject to such option, multiplied by a fraction, referred to in this joint proxy statement/prospectus as the option exchange ratio, the numerator of which shall be the greater of (i) $6.5233 or (ii) the value of 0.6875 share of Website Pros common stock at the effective time, and the denominator of which shall be the closing price of one share of Website Pros common stock on the trading day immediately preceding the effective time. The exercise price per share of each assumed option shall be equal to the exercise price of the option prior to its assumption divided by the option exchange ratio. Pursuant to their existing terms, all Web.com stock options that are outstanding and unexercised immediately prior to the effective time will become fully vested upon the closing. All other terms and conditions of each option will remain the same following assumption by Website Pros.

Web.com Warrants

At the effective time of the merger, each Web.com warrant that is outstanding and unexercised will be converted, pursuant to its own terms, into the right to receive upon exercise of the warrant and payment of the exercise price merger consideration equal to what would have been paid to the holder thereof had the warrant been exercised prior to the effective time.  Warrant holders will be treated as if they had not made either a cash election or a stock election and, therefore, will be treated as if they had made a stock election with respect to all shares of Web.com common stock otherwise issuable upon exercise of the warrants.  These outstanding warrants have an exercise price of $50.00 per share and expire January 2, 2008, and Web.com and Website Pros do not believe it is likely that any of these warrants will be exercised.

Representations and Warranties

The merger agreement contains customary representations and warranties that Website Pros and Web.com made to, and solely for the benefit of, each other. The representations and warranties in the merger agreement expire at the effective time of the merger. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that Website Pros and Web.com have exchanged in connection with signing the merger agreement. While Website Pros and Web.com do not believe that these disclosure schedules contain information securities laws require the parties to publicly disclose other than information that has already been so disclosed, they do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the companies’ general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures.

Covenants

Each of Website Pros and Web.com has undertaken certain covenants in the merger agreement. The following summarizes the more significant of these covenants:

Conduct of Web.com Business.   Web.com has agreed to conduct its business in the ordinary course consistent with past practices and not to engage in specified material transactions, in each case prior to the completion of the merger, without prior written consent of Website Pros.

Conduct of Website Pros Business.   Website Pros has agreed not to amend its charter documents, undertake a recapitalization, stock split, or similar transaction, declare, pay, accrue or set aside any dividend (except in the ordinary course consistent with past practice), redeem or repurchase any stock (except in connection with the exercise of existing repurchase rights), or acquire any other business entity or all or substantially all of the assets thereof for consideration valued at more than $15,000,000 in any individual case.

Boards of Directors Covenants to Recommend; Calling of Stockholder and Shareholder Meetings.   The Website Pros board of directors has agreed to recommend to Website Pros stockholders the approval of the issuance of shares of Website Pros common stock to Web.com shareholders in the merger, to call a meeting of Website Pros stockholders to vote on this matter, and to use reasonable efforts to obtain stockholder approval. The Website Pros board of directors, however, can withdraw or modify in a manner adverse to Web.com its recommendation if Website Pros’ board of directors concludes in good faith, after taking into account the written advice of legal counsel, that the withdrawal or modification of the recommendation is required to comply with the board of directors’ fiduciary obligations to Website Pros’ stockholders under applicable law.

The Web.com board of directors has agreed to recommend to Web.com shareholders the adoption of the merger agreement, to call a meeting of Web.com shareholders to vote on this matter, and to use reasonable efforts to obtain shareholder approval. The Web.com board of directors, however, can fail to make, withdraw or modify in a manner adverse to Website Pros its recommendation or fail to call the special meeting as discussed below.

No Solicitation by Web.com.   Web.com has agreed in the merger agreement that it will not:

•       Solicit, initiate, encourage, induce or facilitate the submission of any Acquisition Proposal (as defined below), or take actions that could reasonably be expected to lead to an Acquisition Proposal;

•       Furnish information regarding Web.com to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal;

•       Engage in discussions or negotiations with respect to any Acquisition Proposal;

•       Approve, endorse or recommend any Acquisition Proposal, or enter into any letter of intent or similar agreement (except for certain confidentiality agreements) contemplating or otherwise relating to any Acquisition Transaction.

Web.com is permitted to inform other parties of the existence of the no solicitation provisions of the merger agreement. Additionally, prior to the adoption of the merger agreement by Web.com shareholders, Web.com is permitted to furnish, subject to certain notification requirements, nonpublic information to, enter into a confidentiality agreement with, and/or enter into discussions with, any person in response to an unsolicited Acquisition Proposal that (1) Web.com’s board of directors determines in good faith constitutes or would reasonably be expected to lead to a Superior Offer (as defined below) that is submitted to Web.com by such person (and not withdrawn) if none of the non-solicitation provisions have been violated by Web.com, and (2) Web.com’s board of directors concludes in good faith, after having taken into account the written advice of its outside legal counsel, that such action is required for the Web.com board of directors to comply with its fiduciary obligations under applicable law. In such event, Web.com’s board of directors may withdraw, change, amend or modify its recommendation to shareholders.

The merger agreement provides that “Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Website Pros) contemplating or otherwise relating to any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction in which (i) Web.com or any of its subsidiaries is a constituent corporation and in which the shareholders of Web.com immediately preceding such transaction hold less than 80% of the outstanding securities of any class of voting securities of the surviving or resulting entity of such transaction, (ii) a person or group directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Web.com or any of its subsidiaries, (iii) Web.com or any of its subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, (iv) any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of Web.com or any of its subsidiaries is sold, leased, exchanged, transferred, licensed, acquired by a third party or disposed of; or (v) Web.com or any of its subsidiaries liquidates or dissolves.

The merger agreement also provides that “Superior Offer” means an unsolicited, bona fide Acquisition Proposal to purchase all of the outstanding shares of Web.com common stock on terms that the Web.com board of directors determines, in its good faith reasonable judgment, after receipt of a written opinion of RBC or another independent financial advisor of nationally recognized reputation, to be more favorable to Web.com’s shareholders than the terms of the merger taking into account all relevant factors, including without limitation, conditions relating to regulatory approvals, the existence of a financing or due diligence condition, timing considerations and whether financing is committed; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

Reasonable Efforts Covenant.   Website Pros and Web.com have agreed to use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to complete the merger and the other transactions contemplated by the merger agreement. best efforts include taking actions necessary to obtain regulatory approvals, including fulfilling applicable legal requirements as well as mutual notification of certain events. However, the merger agreement specifically provides that Website Pros is not obligated to:

•       dispose or transfer or cause any of its subsidiaries to dispose of or transfer any assets, or to commit to cause Web.com or any of its subsidiaries to dispose of any assets;

•       discontinue or cause any of its subsidiaries to discontinue offering any product or service, or to commit to cause Web.com or any of its subsidiaries to discontinue offering any product or service;

•       license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any person, any technology, software or other intellectual property or intellectual property right, or to commit to cause Web.com or any of its subsidiaries to license or otherwise make available to any person any technology, software or other intellectual property or intellectual property right;

•       hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the closing date), or to commit to cause Web.com or any of its subsidiaries to hold separate any assets or operations;

•       make or cause any of its subsidiaries to make any commitment regarding its future operations or the future operations of any of Web.com or any of its subsidiaries; or

•       contest any legal proceeding relating to the merger if Website Pros determines in good faith that contesting such legal proceeding might not be advisable.

Employee Benefits Matters

The merger agreement provides that, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or legal requirements, employees of Web.com (or its subsidiaries) who continue employment with Website Pros (or its subsidiaries) after the effective time of the merger, who are sometimes referred to as continuing Web.com employees, will be eligible to participate in:

•       Website Pros’ equity incentive plan; and, as determined by Website Pros

•       Website Pros’ non-equity employee benefit plans and programs, including any profit-sharing plan, 401(k) plan, medical plan, dental plan, life insurance plan, time-off programs and disability plan (in each case to substantially the same extent as similarly situated employees of Website Pros); and

•       such employee benefit plans and programs of Web.com that are continued after the consummation of the merger or that are assumed by Website Pros.

The merger agreement provides that continuing Web.com employees will (to the extent permitted by applicable legal or plan requirements) receive credit for their continuous service with Web.com (or its subsidiaries), as recognized by Web.com, prior to the effective time of the merger, under Website Pros’ employee benefit plans.

Nothing provided for in the merger agreement creates a right in any Web.com employee to employment with Website Pros, the surviving corporation or any other subsidiary of Website Pros. In addition, no Web.com employee or employee who continues employment with Website Pros will be deemed to be a third party beneficiary of the merger agreement, except for officers and directors of Web.com to the extent of their respective rights with respect to the maintenance of indemnification rights and directors’ and officers’ liability insurance coverage. Please see the section entitled “The Merger Agreement—Indemnification and Insurance.”

Indemnification and Insurance

The merger agreement provides that, for a period of six years after the merger, Website Pros will observe, to the fullest extent permitted by Delaware law, all rights of the directors and officers of Web.com as of the effective time to indemnification for acts and omissions as directors and officers of Web.com occurring before the effective time of the merger, as provided in the Web.com certificate of incorporation and bylaws (as in effect on June 26, 2007) pursuant to the Minnesota Business Corporation Act and in indemnification agreements with Web.com as in effect on June 26, 2007 or, subject to certain conditions, entered into prior to the consummation of the merger. In addition, the merger agreement provides that for a period of six years after the merger, the surviving corporation will maintain in effect a directors’ and officers’ liability insurance policy for the benefit of the persons who were directors and officers of Web.com as of June 26, 2007, with respect to their acts or omissions as directors and officers of Web.com prior to the effective time of the merger with coverage comparable to the coverage under Web.com’s existing policy as of June 26, 2007, provided directors’ and officers’ liability insurance coverage is available for Website Pros’ directors and officers. If the annual premiums payable for such insurance coverage exceed 150% of the annual premium paid by Web.com for its existing policy, the surviving corporation may reduce the amount of coverage to the amount of coverage available for a cost equal to that amount.

Obligations of the Website Pros Board of Directors and Web.com Board of Directors with Respect to Their Recommendations and Holding Meetings of Stockholders

Both Web.com and Website Pros have agreed to take all action necessary to call, give notice of and, as promptly as practicable after the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part is deemed effective under the Securities Act of 1933, hold meetings of their respective shareholders and stockholders, in the case of Web.com, for the adoption of the merger agreement, and, in the case of Website Pros, for the approval of the issuance of shares of Website Pros common stock in the merger.

Both Web.com and Website Pros have agreed to include a statement in this joint proxy statement/prospectus to the effect that, in the case of Web.com, the board of directors of Web.com recommends that Web.com’s shareholders adopt the merger agreement at the Web.com special meeting, and, in the case of Website Pros, the board of directors of Website Pros recommends that Website Pros’ stockholders approve the issuance of shares of Website Pros common stock in the merger at the Website Pros special meeting. The merger agreement provides that neither the board of directors of Web.com nor the board of directors of Website Pros may withdraw its recommendation or modify its recommendation in a manner adverse to the other company except in certain circumstances, as described below. However, this provision does not preclude Web.com or Website Pros from making accurate and complete public disclosure of any material facts, including, in the case of Web.com, a competing acquisition proposal, if the board of directors of that company determines in good faith, after taking into account the advice of its outside legal counsel, that such disclosure is required by fiduciary duties of that company’s board of directors or by any legal requirement, and that company has given the other company reasonable advance notice of such disclosure. Moreover, the provision prohibiting the withdrawal or adverse modification of the recommendation of the Web.com board of directors does not preclude Web.com from complying with Rules 14d-9 and 14e-2 and Item 1012(a) of Regulation M-A under the Securities Exchange Act of 1934 with regard to any acquisition proposal that Web.com may receive.

The merger agreement provides that Web.com’s board of directors is entitled to withdraw or modify its recommendation that Web.com’s shareholders vote to adopt the merger agreement if certain requirements, including the following, are met:

•       Web.com satisfies certain notice requirements;

•       Web.com’s board of directors determines in good faith that Web.com has received an unsolicited, bona fide, written Superior Offer that has not been withdrawn; and

•       Web.com’s board of directors determines in good faith, after taking into account the advice of outside legal counsel, that the withdrawal or modification of its recommendation is required in order for Web.com’s board of directors to comply with its fiduciary obligations to Web.com’s stockholders under applicable law.

The merger agreement also provides that Website Pros’ board of directors is entitled to withdraw or modify its recommendation that Website Pros’ stockholders vote to approve the issuance of shares of Website Pros common stock in the merger if Website Pros’ board of directors determines in good faith, after taking into account the advice of outside legal counsel, that the withdrawal or modification of its recommendation is required in order for Website Pros’ board of directors to comply with its fiduciary obligations to Website Pros’ stockholders under applicable law.

Both Web.com and Website Pros have agreed to submit the adoption of the merger agreement, in the case of Web.com, and the issuance of shares of Website Pros common stock in the merger, in the case of Website Pros, to their shareholders and stockholders, respectively, regardless of any withdrawal or modification of the respective recommendation by the board of directors of Web.com or Website Pros.

Material Adverse Effect

Several of the representations, warranties, covenants, closing conditions and termination provisions of Website Pros and Web.com in the merger agreement use the phrase “material adverse effect.” The merger agreement provides that “material adverse effect” means, with respect to either Website Pros or Web.com, as the case may be, any effect, change, event or circumstance that, considered together with other effects, changes, events and circumstances, had or could reasonably be expected to have a material adverse effect on:

•       the business, condition, capitalization, assets, liabilities, operations, financial performance or prospects of the subject company and its subsidiaries taken as a whole;

•       the ability of the subject company to consummate the merger or any of the other transactions contemplated by the merger agreement or to perform any of its obligations under the merger agreement;

•       or, with respect to Web.com, Website Pros’ ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation.

The merger agreement provides, however, that the following shall not, in and of themselves, be deemed to constitute a “material adverse effect”:

•       conditions affecting the industries in which Website Pros, Web.com and their subsidiaries, the United States economy as a whole or foreign economies in any locations where the Company or the Acquired Corporations have material operations or sales (which effects, in each case, do not disproportionately affect the Acquired Corporations, as the case may be);

•       any failure by Website Pros or Web.com to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after June 26, 2007 in and of itself (but the underlying cause of any such failure can be considered when determining whether there has been or will be a Material Adverse Effect);

•       any change in GAAP after June 26, 2007;

•       any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress; and/or

•       a decline in Website Pros’ or Web.com’s stock price.

Conditions to the Merger

Conditions to the Obligations of Website Pros.

The following is a summary of the material conditions to the obligation of Website Pros to consummate the merger:

•       Web.com’s representations and warranties shall have been accurate in all material respects as of June 26, 2007; provided, however that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and any update of or modification to the Company Disclosure Schedule made or purported to have been made after June 26, 2007 shall be disregarded;

•       Web.com’s representations and warranties shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have, a Material Adverse Effect on Web.com and its subsidiaries; provided, however that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded;

•       each covenant or obligation that Web.com is required to comply with or to perform at or prior to the closing shall have been complied with and performed in all material respects;

•       the Form S-4 Registration Statement of which this joint proxy statement/prospectus is a part shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement;

•       all required shareholder and stockholder approvals shall have been obtained;

•       certain third party consents shall have been obtained and shall be in full force and effect;

•       each of Website Pros and Web.com shall have received certain affiliate agreements, comfort letters, legal opinions, officers certificates, certain consents to contractual assignments, and the resignations of all officers and directors of Web.com and its subsidiaries, each of which shall be in full force and effect;

•       subject to some limitations regarding employment terms, certain individuals shall have agreed to be employed by Web.com or Website Pros following the merger and none of them shall have expressed an intention to terminate their employment with Web.com or to decline to accept employment with Website Pros;

•       there shall not have occurred any Material Adverse Effect on Web.com and its subsidiaries since June 26, 2007, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on Web.com and its subsidiaries;

•       the shares of Website Pros common stock to be issued in the merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq Global Market;

•       the consummation of the merger shall not have been enjoined or otherwise prevented by a court of competent jurisdiction, and there shall not be any legal requirement enacted or deemed applicable to the merger that makes consummation of the merger illegal;

•       there shall not have occurred any litigation first arising after June 26, 2007, that relates to the proposed transaction or otherwise would reasonably be expected to have a Material Adverse Effect on Web.com; and

•       the holders of ten percent (10%) or less of the outstanding Web.com common stock shall be eligible to demand and perfect dissenters rights in accordance with Sections 302A.471 and 302A.473 of the MBCA.

Conditions to the Obligations of Web.com.

The following is a summary of the material conditions to the obligation of Web.com to consummate the merger:

•       Website Pros’ representations and warranties shall have been accurate in all material respects as of June 26, 2007; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and any update of or modification to the Parent Disclosure Schedule made or purported to have been made after June 26, 2007 shall be disregarded;

•       Website Pros’ representations and warranties shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have, a Material Adverse Effect on Website Pros; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of the merger agreement shall be disregarded.

•       Website Pros shall have been complied with and performed in all material respects all of the covenants and obligations that Website Pros and Merger Sub are required to comply with or to perform at or prior to the Closing;

•       the Form S-4 Registration Statement of which this joint proxy statement/prospectus forms a part, shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement;

•       all required shareholder and stockholder approvals shall have been obtained;

•       Web.com shall have received a legal opinion regarding tax matters and certain officers’ certificates from Website Pros;

•       the shares of Website Pros common stock to be issued in the merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq Global Market; and

•       the consummation of the merger shall not have been enjoined or otherwise prevented by a court of competent jurisdiction, and there shall not be any legal requirement enacted or deemed applicable to the merger that makes consummation of the merger illegal.

Termination of the Merger Agreement

Termination Events

Regardless of whether Web.com’s shareholders adopt the merger agreement or whether Website Pros’ stockholder approve the issuance of Website Pros common stock in the merger, the merger agreement may be terminated prior to the effective time under a number of circumstances.

Either Website Pros or Web.com may terminate the merger agreement, except as noted below, if:

•       both Website Pros and Web.com consent in writing to terminating the merger agreement;

•       the merger has not been consummated by November 30, 2007, subject to extension if the Form S-4 registration statement of which this joint proxy statement/prospectus forms a part has not been declared effective on or prior to September 30, 2007;

•       a final and nonappealable order, decree or ruling has been issued, or a court of competent jurisdiction or other governmental body has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•       Web.com’s special meeting (including any adjournments and postponements thereof) has been held and completed and Web.com’s shareholders have not adopted the merger agreement after a final vote on a proposal to adopt the merger agreement; or

•       Website Pros’ special meeting (including any adjournments and postponements thereof) has been held and completed and Website Pros’ stockholders have not approved the issuance of Website Pros common stock in the merger after a final vote.

Notwithstanding the occurrence of an event permitting termination under any of the above circumstances, if the occurrence of the event is attributable to a failure on the part of a party to perform any covenant in the merger agreement required to be performed by such party at or prior to the effective time, that party is not permitted to terminate the merger agreement for such reason.

Website Pros may terminate the merger agreement, except as noted below, if:

•       at any time prior to the adoption of the merger agreement by Web.com’s shareholders a Web.com Triggering Event (as defined below) shall have occurred; or

•       any of Web.com’s representations and warranties were inaccurate as of June 26, 2007, or shall have become inaccurate thereafter (as if made on such subsequent date), or if Web.com fails to satisfy any covenant, such that any closing condition related to the accuracy of Web.com’s representations and warranties or satisfaction of any covenant would not be satisfied, unless the inaccuracy or breach is curable and Web.com is continuing to exercise all reasonable efforts to cure the inaccuracy or breach.

Under the merger agreement, a Web.com Triggering Event means any of the following have occurred:

•       Web.com’s board of directors fails to recommend that Web.com’s shareholders vote to adopt the merger agreement, or Web.com’s board of directors has withdrawn or modified in a manner adverse to Website Pros its recommendation to the Web.com shareholders;

•       Web.com’s board of directors fails to reaffirm its recommendation to shareholders, or fails to reaffirm its determination that the merger is in the best interests of Web.com’s shareholders, within five business days after Website Pros requests in writing that such recommendation or determination be reaffirmed;

•       Web.com’s board of directors shall have approved, endorsed or recommended any Acquisition Proposal;

•       Web.com shall have entered into any letter of intent or similar document or any contract relating to any Acquisition Proposal;

•       Web.com shall have failed to hold its special meeting as promptly as practicable and in any event within 45 days after the Form S-4 Registration Statement of which this joint proxy statement/prospectus forms a part is declared effective under the Securities Act (subject to the right to adjourn or postpone the Web.com special meeting to the extent reasonably necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the shareholders in advance and to obtain a quorum);

•       a tender or exchange offer relating to securities of Web.com has been commenced and Web.com has not sent to its securityholders, within ten business days after the commencement of the tender or exchange offer, a statement disclosing that Web.com recommends rejecting the tender or exchange offer;

•       an Acquisition Proposal is publicly announced, and Web.com either fails to issue a press release announcing its opposition to such Acquisition Proposal within five business days after such Acquisition Proposal is announced or otherwise fails to actively oppose such Acquisition Proposal; or

•       Web.com or any of its subsidiaries or any of its or their representatives has breached or taken any action inconsistent with the non-solicitation covenant (as described under the section entitled “Merger Agreement—Covenants—No Solicitation” above).

Web.com may terminate the merger agreement, except as noted below, if:

•       at any time prior to the approval of the issuance of Website Pros common stock in the merger by Website Pros’ stockholders a Website Pros Triggering Event (as defined below) shall have occurred; or

•       any of Website Pros’ representations and warranties were inaccurate as of June 26, 2007, or shall have become inaccurate thereafter (as if made on such subsequent date), or Website Pros fails to satisfy any covenant, such that any closing condition related to the accuracy of Website Pros’ representations and warranties or satisfaction of any covenant would not be satisfied unless the inaccuracy or breach is curable and Website Pros is continuing to exercise all reasonable efforts to cure the inaccuracy or breach.

Under the merger agreement, a Website Pros Triggering Event means any of the following has occurred:

•       Website Pros’ board of directors has failed to recommend that Website Pros’ stockholders vote to approve the issuance of Website Pros common stock in the merger, or shall for any reason have withdrawn or shall have modified in a manner adverse to Web.com its recommendation; or

•       Website Pros’ board of directors shall have approved, endorsed or recommended any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction in which Website Pros is a constituent corporation and in which Website Pros’ stockholders immediately preceding such transaction hold less than a majority of equity interest in the surviving or resulting entity of such transaction; any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for a majority of the consolidated net revenue, net income or assets of Website Pros; or any liquidation or dissolution of Website Pros (any such event being referred to in this joint proxy statement/prospectus as a Website Pros Acquisition Proposal).

Effect of Termination

In the event the merger agreement is terminated, the agreement will have no further force or effect except as it relates to expenses and termination fees (described below under the section entitled “Merger Agreement—Expenses and Termination Fees”) and to certain administrative provisions. Additionally, the termination of the merger agreement will not relieve any party from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in the merger agreement.

Expenses and Termination Fees

Except as set forth below, all fees and expenses incurred in connection with the merger agreement, the merger, and any related transactions shall be paid by the party incurring such expenses, regardless of whether the merger is consummated.

All fees and expenses, other than attorneys’ fees, incurred in connection with the filing, printing and mailing of the Form S-4 Registration Statement and this joint proxy statement/prospectus and any amendments or supplements thereto, shall be shared between Website Pros and Web.com on 60%/40% pro rata basis, respectively. Additionally, Website Pros and Web.com are each responsible for any fees and expenses it incurs in connection with the filing of its premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation.

Web.com is required to pay to Website Pros a nonrefundable cash payment in an amount equal to the aggregate of all fees and expenses paid (or that may become payable) by or on behalf of Website Pros in connection with the merger agreement and the related transactions if:

•       Website Pros or Web.com terminates the merger agreement due to the failure of the merger to have been consummated by November 30, 2007 (subject to the limitations noted above) and at or prior to the time the merger agreement is terminated an Acquisition Proposal has been disclosed, announced, commenced, submitted or made, and Web.com is party to a definitive agreement for an Acquisition Transaction within the twelve (12) month period following the termination which is ultimately completed (such circumstances being referred to in this joint proxy statement/prospectus as a break up event);

•       Website Pros or Web.com terminates the merger agreement due to the failure of Web.com’s shareholders to adopt the merger agreement after a final vote has been taken thereon; or

•       Website Pros terminates the merger agreement due to the occurrence of a Web.com Triggering Event.

Website Pros is required to pay to Web.com a nonrefundable cash payment in amount equal to the aggregate of all fees and expenses paid (or that may become payable) by or on behalf of Web.com in connection with the merger agreement and the related transactions if:

•       Website Pros or Web.com terminates the merger agreement due to the failure of Website Pros’ stockholders to approve the issuance of shares of Website Pros common stock in the merger after a final vote has been taken thereon; or

•       Web.com terminates the merger agreement due to the occurrence of a Website Pros Triggering Event.

Additionally, Web.com must pay to Website Pros a nonrefundable fee of $3.0 million if:

•       a break up event occurs, the Web.com shareholders do not adopt the merger agreement after a final vote, and the merger agreement is terminated by either Website Pros or Web.com;

•       a Web.com Triggering Event occurs.

Similarly, Website Pros must pay to Web.com a nonrefundable fee of $3.0 million if:

•       a break up event occurs, Website Pros’ stockholders do not approve the issuance of shares of Website Pros common stock in the merger, and either Website Pros or Web.com terminates the merger agreement; or

•       a Website Pros Triggering Event occurs.

If a party fails to pay when due any fees or expenses payable by the party as set forth above, then such party is required to also reimburse the other party for any costs and expenses incurred in connection with collecting the amounts owed, plus interest.

VOTING AGREEMENTS

The following describes the material terms of the voting agreements. This description of the voting agreements is qualified in its entirety by reference to the forms of voting agreements which are attached as Annex D-1 and Annex D-2 to this joint proxy statement/prospectus and are incorporated herein by reference. We encourage you to read the entire forms of voting agreements.

Voting Agreements with Website Pros

Jeffrey M. Stibel, Seymour Holtzman, Ephrem Gerszberg, John Crecine, Alexander Kazerani and Judith Hackett, each an executive officer or director of Web.com, have each entered into a voting agreement with Website Pros dated June 26, 2007. In the voting agreements, Messrs. Stibel, Holtzman, Gerszberg, Crecine and Kazerani and Ms. Hackett each agreed to vote all shares of Web.com common stock beneficially owned by them as of the record date as follows:

•       in favor of the merger, the execution and delivery by Web.com of the merger agreement, the adoption of the merger agreement and each of the other actions contemplated by the merger agreement or in furtherance of the foregoing matters; and

•       against any of the following actions (other than the merger and the other actions contemplated by the merger agreement):

•        any merger, consolidation or other business combination involving Web.com or any of its subsidiaries;

•        any sale or transfer of a material portion of the rights or other assets of Web.com or any of its subsidiaries;

•        any reorganization, recapitalization, dissolution or liquidation of Web.com or any of its subsidiaries;

•        any change in a majority of the board of directors of Web.com;

•        any amendment to Web.com’s certificate of incorporation or bylaws;

•        any material change in the capitalization of Web.com or Web.com’s corporate structure; and

•        any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or any of the other transactions contemplated by the merger agreement.

In addition, they each granted Website Pros an irrevocable proxy to vote their shares of Web.com common stock in the same manner. They have also agreed that, before the earlier of the completion of the merger or the termination of the merger agreement, they will not transfer, assign, convey or dispose of any shares of Web.com common stock, any options to purchase shares of Web.com common stock or any other Web.com securities, or the voting rights therein, owned by them except in certain circumstances, and only if each person to whom any securities are transferred agrees to comply with all of the terms and provisions of the voting agreement. Further, each has irrevocably and unconditionally waived his dissenters’ rights related to the merger. Each has also agreed to be bound by the non-solicitation provisions of the merger agreement described under the section entitled “The Merger Agreement—Covenants—No Solicitation” above. Approximately 3,607,546 shares in the aggregate (including options exercisable within 60 days after the record date), or approximately 21% of the Web.com common stock outstanding on the record date, are subject to voting agreements and irrevocable proxies.

Voting Agreements with Web.com

Julius Genachowski, David L. Brown, Robert S. McCoy, Jr., Kevin Carney, Hugh Durden, G. Harry Durity and Timothy I. Maudlin, each an executive officer and/or directors of Website Pros, have each entered into a voting agreement with Web.com dated June 26, 2007. In the voting agreements, Messrs. Genachowski, Brown, McCoy, Carney, Durden, Maudlin and Durity each agreed to vote all shares of Website Pros common stock beneficially owned by them as of the record date as follows:

•       In favor of the merger, the execution and delivery by Website Pros of the merger agreement, the adoption of the merger agreement and each of the other actions contemplated by the merger agreement or in furtherance of the foregoing matters; and

•       Against any of the following actions (other than the merger and the other actions contemplated by the merger agreement:

•        any merger, consolidation or other business combination involving Website Pros or any of its subsidiaries;

•        any sale or transfer of a material portion of the rights or other assets of Website Pros or any of its subsidiaries;

•        any reorganization, recapitalization, dissolution or liquidation of Website Pros or any of its subsidiaries;

•        any change in a majority of the board of directors of Website Pros;

•        any amendment to Website Pros’ certificate of incorporation or bylaws;

•        any material change in the capitalization of Web.com or Web.com’s corporate structure; and

•        any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or any of the other transactions contemplated by the merger agreement.

In addition, they each granted Web.com an irrevocable proxy to vote their shares of Website Pros common stock in the same manner. They have also agreed that, before the earlier of the completion of the merger or the termination of the merger agreement, they will not transfer, assign, convey or dispose of any shares of Website Pros common stock, any options to purchase shares of Website Pros common stock or any other Website Pros securities, owned by them except in certain circumstances, and only if each person to whom any securities are transferred agrees to comply with all of the terms and provisions of the voting agreement. Approximately 2,066,814 shares in the aggregate (including options exercisable within 60 days after the record date), or approximately 10.5% of the Website Pros common stock outstanding on the record date, are subject to voting agreements and irrevocable proxies.

MANAGEMENT AND OTHER INFORMATION

After the merger, Web.com will be a wholly owned subsidiary of Website Pros, and all of Web.com’s subsidiaries will be indirect wholly owned subsidiaries of Website Pros. It is anticipated that, following the merger, the Website Pros board of directors will consist of David L. Brown, Hugh M. Durden, Julius Genachowski, Alex Kazerani, Timothy I. Maudlin, Robert S. McCoy, Jr.,  and Jeffrey M. Stibel. In addition, it is anticipated that Jeffrey M. Stibel will become an executive officer of Website Pros after the merger. Information relating to the management, executive compensation, certain relationships and related transactions and other related matters pertaining to Website Pros and Web.com is contained in or incorporated by reference in their respective annual reports on Form 10-K for the year ended December 31, 2006, which are incorporated by reference in this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

THE WEBSITE PROS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT WEBSITE PROS’ STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF SHARES OF WEBSITE PROS COMMON STOCK IN THE MERGER.

THE WEB.COM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT  WEB.COM’S SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO ADOPT THE MERGER AGREEMENT.

WEBSITE PROS PROPOSAL NO. 2

POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

If Website Pros fails to receive a sufficient number of votes to approve Proposal No. 1, Website Pros may propose to adjourn the special meeting, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve Proposal No. 1. Website Pros currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve Proposal No. 1. If approval of the proposal to adjourn the Website Pros special meeting for the purpose of soliciting additional proxies is submitted to stockholders for approval at the Website Pros special meeting, such approval requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Website Pros special meeting.

THE WEBSITE PROS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT WEBSITE PROS STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO ADJOURN THE SPECIAL
MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE
NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1.

WEB.COM PROPOSAL NO. 2

POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

If Web.com fails to receive a sufficient number of votes to approve Proposal No. 1, Web.com may propose to adjourn the special meeting, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve Proposal No. 1. Web.com currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve Proposal No. 1. If approval of the proposal to adjourn the Web.com special meeting for the purpose of soliciting additional proxies is submitted to shareholders for approval at the Web.com special meeting, such approval requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Web.com special meeting.

THE WEB.COM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT WEB.COM’S SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO ADJOURN THE
SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE
NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

Information relating to security ownership by five percent holders, directors and executive officers of each of Website Pros and Web.com is contained in or incorporated by reference in their respective annual reports on Form 10-K for the year ended December 31, 2006, which are incorporated by reference in this joint proxy statement prospectus. Please see the section entitled “Where You Can Find More Information.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
OF WEBSITE PROS AND WEB.COM

The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the proposed merger. These unaudited pro forma condensed combined financial statements are derived from the historical consolidated financial statements of Website Pros, which are incorporated by reference into this document, and the historical financial statements of Web.com, which are incorporated by reference into this document. These historical financial statements have been adjusted as described in the notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma combined condensed balance sheet combines the historical balance sheets of Website Pros and Web.com giving the effect as if the merger occurred on June 30, 2007. The unaudited pro forma combined condensed statements of operations combine the historical consolidated statements of operations of Website Pros and Web.com, except for the year ended December 31, 2006, which combine the pro forma statements of operations of Website Pros (historical statement of operations adjusted for the pro forma adjustments associated with the 1ShoppingCart and Renex acquisitions) and the historical consolidated statements of operations of Web.com, giving the effect as if the merger occurred on January 1, 2006. The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the merger, factually supportable and expected to have a continuing impact on the combined results.

These unaudited pro forma combined condensed financial statements should be read in conjunction with the consolidated financial statements and related notes of Website Pros and Web.com, which have been incorporated by reference in this joint proxy statement/prospectus.

We have prepared the unaudited pro forma combined condensed financial statements based on available information using assumptions that we believe are reasonable. These unaudited pro forma combined condensed financial statements are being provided for informational purposes only. They do not claim to represent our actual financial position or results of operations had the acquisition occurred on the date specified nor do they project our results of operations or financial position for any future period or date. In addition, the pro forma combined financial statements do not account for the cost of any integration activities or synergies resulting from the merger of Website Pros and Web.com.

The unaudited pro forma combined condensed financial statements were prepared using the purchase method of accounting with Website Pros considered the acquiring company. Based on the purchase method of accounting, the consideration paid to Web.com’s shareholders are allocated to Web.com’s assets and liabilities based on their estimated fair value as of the date of the completion of the merger. The purchase price allocation is dependent on valuation studies performed by independent valuation experts, which have not been completed at this time. However, those valuation experts have advised Website Pros concerning the estimated value of certain intangible assets and Website Pros has used those estimates to allocate the purchase price. The purchase price allocation is subject to change based on the fair values of Web.com’s assets and liabilities at the date of the completion of the merger. In addition, the purchase price is subject to change based on the actual number of shares of Web.com common stock and stock options outstanding at the conversion date.

Unaudited Pro Forma Combined Condensed Statement of Operations
Year ended December 31, 2006

	Pro forma	Historical	Pro forma		Pro forma
	Website Pros	Web.com	Adjustments		Combined
Revenue	$60,643	$49,140	$		$109,783
Cost of revenue (exclusive of depreciation and amortization shown below)	27,904	15,821	—		43,725
Sales & Marketing	12,798	14,055	—		26,853
Research & Development	2,935	5,087	—		8,022
General & Administrative	11,243	20,730	—		31,973
Impairment costs	—	3,488	—		3,488
Depreciation and amortization	2,531	5,415	6,333	(1)	—
			(1,335	)(2)	12,944
Total cost and operating expenses	57,411	64,596	4,998		127,005
Income (loss) from operations	3,232	(15,456)	(4,998)		(17,222)
Interest, net	2,384	982	—		3,366
Gain on sale of accounts	—	14	—		14
Other income (expense), net	—	(61)	—		(61)
	2,384	935	—		3,319
Income (loss) from continuing operations before income taxes	5,616	(14,521)	(4,998)		(13,903)
Benefit for income tax	2,884	1,252	—		4,136
Income (loss) from continuing operations	$8,500	$(13,269)	$(4,998)		$(9,767)
Income (loss) from continuing operations, per share
Basic	$0.51				$(0.38)
Diluted	$0.44				$(0.38)
Weighted average common shares outstanding
Basic	16,778		9,032	(3)	25,810
Diluted	19,430		6,380	(3)	25,810

See accompanying notes to unaudited pro forma combined consolidated financial statements.

Unaudited Pro Forma Combined Condensed Statement of Operations
For the Six Months ended June 30, 2007

	Historical	Historical	Pro forma		Pro forma
	Website Pros	Web.com	Adjustments		Combined
Revenue	$33,825	$26,300	$		$60,125
Cost of revenue (exclusive of depreciation and amortization shown below)	15,178	6,774	—		21,952
Sales & Marketing	8,212	8,847	—		17,059
Research & Development	1,722	2,802	—		4,524
General & Administrative	6,077	9,007	—		15,084
Depreciation and amortization	1,395	2,160	3,167	(1)
			(666	)(2)	6,056
Merger costs	—	2,079	—		2,079
Total cost and operating expenses	32,584	31,669	2,501		66,754
Income (loss) from operations	1,241	(5,369)	(2,501)		(6,629)
Interest, net	1,011	636	—		1,647
Income (loss) from continuing operations before income taxes	2,252	(4,733)	(2,501)		(4,982)
(Provision) benefit for income tax	(1,070)	1,190	—		120
Income (loss) from continuing operations	$1,182	$(3,543)	$(2,501)		$(4,862)
Income (loss) from continuing operations, per share
Basic	$0.07				$(0.18)
Diluted	$0.06				$(0.18)
Weighted average common shares outstanding
Basic	17,407		9,032	(3)	26,439
Diluted	19,684		6,755	(3)	26,439

See accompanying notes to unaudited pro forma combined consolidated financial statements.

Unaudited Pro Forma Combined Condensed Balance Sheet
June 30, 2007

	Historical	Historical	Pro forma		Pro forma
	Website Pros	Web.com	Adjustments		Combined
Current Assets:
Cash and cash equivalents	$44,249	$14,850	$(25,000	)(a)	$34,099
Accounts receivable, net of allowance of $389 and $253, respectively	4,798	2,532	—		7,330
Other receivables	—	1,317	—		1,317
Inventories, net of reserves of $59	26	—	—		26
Prepaid expenses and other current assets	1,609	1,596	—		3,205
Restricted investments	—	167	—		167
Deferred taxes	531	—	—		531
Total current assets	51,213	20,462	(25,000)		46,675
Restricted investments	—	7,141	—		7,141
Property and equipment, net	2,222	3,455	—		5,677
Goodwill	34,311	1,003	(1,003	)(e)	—
			63,503	(f)	97,814
Intangible assets, net	7,226	4,567	(4,567	)(e)	—
			57,000	(f)	64,226
Deferred taxes	1,720	—	—		1,720
Other assets	1,300	3,252	—		4,552
Total assets	$97,992	$39,880	$89,933		$227,805
Current liabilities:
Accounts payable	$630	$1,835	$		$2,465
Accrued expenses	2,435	6,770	5,000	(d)	—
			2,900	(g)	17,105
Accrued restructuring charges	—	1,812	—		1,812
Accrued marketing fees	611	—	—		611
Current portion of long-term debt and capital lease obligations	91	1,747	—		1,838
Deferred revenue	5,769	4,438	(712	)(h)	9,495
Deferred tax liability	—	929	—		929
Other liabilities	145	—	—		145
Total current liabilities	9,681	17,531	7,188		34,400
Accrued rent expense	147	—	—		147
Long-term debt and capital lease obligations	116	1,044	—		1,160
Deferred revenue	—	229	(81	)(h)	148
Other long-term liabilities	27	64	—		91
Total liabilities	9,971	18,868	7,107		35,946
Total Stockholder’ equity
Common stock	18	169	9	(b)
			(169	)(i)	27
Additional paid in capital	145,982	333,340	87,419	(b)
			16,410	(c)
			(333,340	)(i)	249,811
Warrants	—	2,128	(2,128	)(i)	—
Note receivable from shareholder	—	(735)	735	(i)	—
Accumulated deficit	(57,979)	(313,890)	313,890	(i)	(57,979)
Total stockholders’ equity	88,021	21,012	82,826		191,859
Total liabilities and stockholders’ equity	$97,992	$39,880	$89,933		$227,805

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

Note 1: Basis of Presentation

On June 26, 2007, Website Pros, Inc. (“Website Pros”) executed a definitive Agreement and Plan of Merger and Reorganization with Augusta Acquisition Sub, Inc (“Merger Sub”) and Web.com, Inc under which Web.com will merge with and into Merger Sub (the “Merger”), and the shareholders of Web.com will receive, at their election, shares of Website Pros’ common stock or cash in exchange for all of the outstanding shares of Web.com capital stock (or, in certain circumstances described in the Merger Agreement, a combination of cash and Website Pros’ common stock). Upon consummation of the Merger, Web.com will cease to exist, and Merger Sub will remain a wholly-owned subsidiary of Website Pros.

Pursuant to the Merger Agreement, Web.com shareholders may elect to receive for every Web.com share either 0.6875 shares of Website Pros stock or $6.5233 in cash, subject to proration so that the total cash paid equals $25 million. In the aggregate, Website Pros will issue approximately nine million shares of Website Pros stock and pay $25 million in cash. In addition, under the terms of the Merger Agreement, stock options to purchase shares of Web.com will convert into and become an option to purchase Website Pros common stock, and Website Pros will assume such option in accordance with the terms of the stock option plan or agreement under which that option was issued, subject to an option exchange ratio calculated in accordance with the Merger Agreement. The actual number of shares of Website Pros stock to be issued will be determined based on the actual number of shares of Web.com common stock outstanding at the conversion date. Website Pros expects to fund the cash portion of the merger consideration with cash on hand.

The accompanying unaudited pro forma condensed combined financial statements present the pro forma results of operations and financial position of Website Pros and Web.com on a combined basis based on the historical financial information of each company and after giving effect to the merger. The unaudited pro forma combined condensed balance sheet has been prepared assuming the merger occurred on June 30, 2007. The unaudited pro forma combined condensed statements of operations have been prepared assuming the merger occurred on January 1, 2006.

The unaudited pro forma consolidated combined financial statements assumes the estimated purchase price to be $133.8 million, which includes the issuance of Website Pros’ common stock valued at approximately $87.4 million, the assumption of stock options with a fair value of $16.4 million and cash payments of $25 million. Website Pros estimates that the transaction costs related to this merger, including legal fees, investment-banking fees, accounting expenses, due diligence expenses, filing and printing fees, will be approximately $5 million. The estimated value of the common stock was calculated using the average Website Pros’ common stock price three days before and after the merger announcement. The average stock price used to calculate the purchase price was $9.68.

Pro forma adjustments reflect only those adjustments that are factually supportable and do not include the impact of contingencies that will not be known until the later of the closing of the merger or the resolution of the contingency. Certain reclassifications have been made to the financial statements of Web.com to conform to Website Pros’ presentation.

The unaudited pro forma combined condensed financial statements are based on estimates and assumptions, which are preliminary and have been made solely for purposes of developing such pro forma information. The estimated pro forma adjustments arising from the proposed merger are derived from the estimated purchase price and estimated fair value of the assets acquired and liabilities assumed. The final determination of the purchase price allocation will be based on the fair value of the assets acquired, including the fair value of identifiable intangibles, and liabilities assumed as of the date the merger is consummated. The excess purchase price over fair value will be allocated to goodwill. The final determination of purchase price, fair value and resulting goodwill may differ significantly from that reflected in the unaudited pro forma condensed combined financial statements.

Under purchase accounting, the purchase price is allocated to tangible assets, liabilities assumed and identified intangible assets based on their fair market value. The remaining amount of the purchase price allocation is recorded as goodwill. The estimated fair market value of assets was determined by using the historical balance sheet of Web.com as of June 30, 2007. In addition, based on the advice of Website Pros’ valuation experts, Website Pros estimated the fair market value of several identified intangible assets.

These estimated values are based upon estimation and certain assumptions and are subject to change based on completed valuations and updated information. Based on a preliminary evaluation, the purchase price allocation is as follows (in thousands):

Goodwill	$63,503
Domain Name	6,000
Non-compete Agreement	1,000
Developed Technology	15,000
Customer Relationships	35,000
Net assets acquired	13,335
Total preliminary purchase price allocation	$133,838

Note 2: Pro Forma Income Statement Adjustments

(1)   To record amortization expense on a straight-line basis related to the estimated identifiable intangible assets resulting from this transaction.

	December 31, 2006	June 30, 2007	Estimated Useful Life
	(in thousands)		(in years)
Amortization of:
Non-compete agreement	$333	$167	3
Developed technology	2,500	1,250	6
Customer relationships	3,500	1,750	10
Total amortization expense	$6,333	$3,167

(2)   To eliminate amortization expense from Web.com’s intangible assets since those intangibles are eliminated during purchase accounting.

(3)   To adjust average shares outstanding for the estimated number of Website Pros shares to be issued in connection with the transaction as if the transaction occurred on January 1, 2006.

Note 3: Pro Forma Balance Sheet Adjustments

(a)   To record cash paid in exchange for Web.com shares as part of this transaction.

(b)   To record the fair value of Website Pros common shares exchanged for Web.com shares as part of this transaction.

(c)   To record the fair value of Web.com stock options assumed as part of this transaction.

(d)   To accrue Website Pros’ estimated direct costs of this transaction.

(e)   To eliminate Web.com’s historical intangible assets and goodwill.

(f)    To record preliminary estimated goodwill and identifiable intangible assets as part of this transaction. No in-process research and development costs have been identified in connection with the merger.

(g)   To accrue estimated relocation and severance arrangement liabilities as part of this transaction in accordance with EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination.

(h)   To eliminate a portion of deferred revenue based upon a fair value of performance obligations assumed by Website Pros as required by purchase accounting guidelines.

(i)    To eliminate Web.com’s equity balances.

Note 4: Pro Forma Net Income (Loss) per Share

The pro forma basic and diluted net income (loss) per share are based on the weighted average Website Pros shares used in computing basic and diluted net income (loss) per share plus the number of Website Pros shares to be issued as consideration for the merger.

Note 5: Income Taxes

Website Pros’ tax expense for the year ended December 31, 2006 included the release of a deferred tax asset valuation reserve of $3.2 million.

Note 6: Reclassifications

Certain reclassifications have been made to the historical financial statements of Web.com to conform to Website Pros’ presentation.

Unaudited Pro Forma Condensed Combined Statement of Operations of
Website Pros, 1ShoppingCart.com and Renex.

The accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 presents the pro forma results of the operations of Website Pros, 1ShoppingCart.com Canada Corp. and 1ShoppingCart.com Corp. (together, 1ShoppingCart.com), and Renex, Inc. (Renex) on a combined basis based on the historical financial information of each company and after giving effect to the acquisitions. The unaudited pro forma combined condensed statement of operations has been prepared assuming the acquisitions occurred on January 1, 2006.

We have prepared the unaudited pro forma combined consolidated statement of operations based on available information using assumptions that we believe are reasonable. The unaudited pro forma condensed combined statement of operations is being provided for informational purposes only. It does not claim to represent our actual results of operations had the acquisition occurred on the date specified nor does it project our results of operations for any future period or date.

The pro forma condensed combined statement of operations does not reflect any adjustments for non-recurring items or anticipated synergies resulting from the acquisition. Pro forma adjustments are based on certain assumptions and other information that are subject to change as additional information becomes available.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2006
(in thousands, except for per share amounts)

	Historical Website Pros	Historical 1ShoppingCart.com	Historical Renex	Pro forma Adjustments		Pro forma Combined
Revenue	$52,041	$4,914	$3,688	$—		$60,643
Cost of revenue (exclusive of depreciation and amortization shown below)	22,913	2,057	2,934	—		27,904
Sales & Marketing	12,511	112	175	—		12,798
Research & Development	2,256	504	175	—		2,935
General & Administrative	9,652	1,068	523	—		11,243
Depreciation and amortization	1,712	45	13	761	(1)	2,531
Total cost and operating expenses	49,044	3,786	3,820	761		57,411
Income (loss) from operations	2,997	1,128	(132)	(761)		3,232
Interest, net	2,400	(16)	1	(1	)(3)	2,384
Other income (expense), net	—	—	108	(108	)(2)	—
	2,400	(16)	109	(109)		2,384
Income (loss) from operations before income taxes	5,397	1,112	(23)	(870)		5,616
(Provision) benefit for income tax	3,200	(316)	—	—		2,884
Net income (loss)	$8,597	$796	$(23)	$(870)		$8,500
Net income (loss) per share
Basic	$0.51					$0.51
Diluted	$0.44					$0.44
Weighted average common shares outstanding
Basic	16,778					16,778
Diluted	19,430					19,430

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

WEBSITE PROS, 1SHOPPINGCART.COM AND RENEX.

Note 1: The Transactions

1ShoppingCart.com Canada Corp. and 1ShoppingCart.com Corp.

On September 30, 2006, Website Pros acquired substantially all of the assets of, and assumed certain liabilities from 1ShoppingCart.com Canada Corp. and 1ShoppingCart.com Corp. (together, “1ShoppingCart.com”), a leading provider of shopping cart, Internet marketing and eCommerce/eBusiness solutions and services based in Barrie, Ontario. Website Pros believes that the 1ShoppingCart.com acquisition brings a strong group of private-labeled resellers and affiliates that will enable cross- and up-sell opportunities for its complementary Web services, Internet marketing and eCommerce solutions, which are all geared to satisfying the needs of small and medium-sized businesses. Under the terms of the asset purchase agreement, the Company paid cash consideration of approximately $12.5 million and $378 thousand of transaction costs.

The following table summarizes the Company’s purchase price allocation as of September 30, 2006 based on the fair values of the assets acquired and liabilities assumed on September 30, 2006 (in thousands):

Tangible current assets	$594
Tangible non-current assets	222
Technical know-how	999
Customer relationships	2,332
Non-compete	167
Trade name	694
Goodwill	9,437
Current liabilities	(1,512)
Non-current liabilities	(102)
Net assets acquired	$12,831

Renex, Inc.

On September 30, 2006, Website Pros acquired substantially all of the assets of, and assumed certain liabilities from Renex, Inc. (“Renex”), an online lead generation marketplace for contractors and homeowners based in Halifax, Nova Scotia. Website Pros believes that the Renex acquisition will enhance its ability to provide a one-stop shop for comprehensive, affordable Website and online advertising solutions for small and medium-sized businesses and is in-line with the Company’s long-term strategic direction of providing targeted, high value solutions to customers in specific vertical markets. Under the terms of the asset purchase agreement, the Company paid cash consideration of $7.0 million plus $333 thousand in transaction costs and agreed to issue 277,496 shares of its common stock valued at approximately $3.0 million to Renex to be equally distributed on September 30, 2007 and September 30, 2008 as consideration for the acquired assets if certain compliance with representations and warranties are demonstrated. Those common shares are held in escrow until the representations and warranties period has expired. In addition, if certain requirements are met during the twelve months following September 30, 2006, the Company will pay Renex contingent consideration up to an additional $1.0 million, of which $500,000 has already been paid.

The following table summarizes the Company’s purchase price allocation as of September 30, 2006 based on the fair values of the assets acquired and liabilities assumed on September 30, 2006 (in thousands):

Tangible current assets	$195
Tangible non-current assets	142
Technical know-how	110
Customer relationships	930
Non-compete	220
Trade name	640
Goodwill	8,390
Current liabilities	(280)
Net assets acquired	$10,347

Note 2: Pro Forma Income Statement Adjustments

The unaudited pro forma combined condensed statement of operations combines Website Pros’ statements of operations for the year ended December 31, 2006, 1ShoppingCart.com’s statement of operations from January 1, 2006 through September 30, 2006, the date of its acquisition by us, and Renex.com’s statement of operations from January 1, 2006 through September 30, 2006, the date of its acquisition by us.

The following adjustments were applied to Website Pros’ historical statement of operations for the year ended December 31, 2006 as if the acquisitions of 1ShoppingCart.com and Renex had taken place at January 1, 2006:

(1)         To record amortization expense on a straight-line basis related to the estimate identifiable intangible assets resulting from these transactions.

	1Shopping Cart.com	Renex	Total
	(in thousands)
Amortization of:
Non-compete agreement	$42	$55	$97
Developed Technology	250	21	271
Customer Relationships	219	174	393
	$511	$250	$761

(2)         During the nine-month period ended September 30, 2006, Renex recognized a tax refund from prior years that is payable to the prior owners of Renex and therefore was excluded in the combined consolidated financial statements.

(3)         During the nine-month period ended September 30, 2006, Renex earned net interest income of $1 thousand. Website Pros did not assume any of the cash or debt of Renex, therefore the related interest income and expense was excluded in the combined consolidated financial statements.

Note 3: Reclassifications

Certain reclassifications have been made to the historical financial statements of 1ShoppingCart.com and Renex to conform to Website Pros’ presentation.

Note 4: Income Taxes

Website Pros’ tax expense for the year ended December 31, 2006, included the release of a deferred tax asset valuation reserve of $3.2 million.

Indemnification of Directors and Executive Officers
and Limitation on Liability

As permitted by Delaware law, Website Pros has adopted provisions in its certificate of incorporation and bylaws that limit or eliminate the personal liability of directors for a breach of their fiduciary duty of care. Website Pros’ amended and restated certificate of incorporation provides that a director will not be personally liable to Website Pros or its stockholders for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by Section 102 of the Delaware General Corporation Law. Section 102 prohibits our restated certificate of incorporation from limiting the liability of our directors from the following:

•  any breach of the director’s duty of loyalty to Website Pros or its stockholders;

•  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•  unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•  any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Website Pros’ amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief remain available under Delaware law. Website Pros’ amended and restated certificate of incorporation does not affect a director’s responsibilities under any other laws, such as the federal securities laws.

Website Pros’ bylaws provide that Website Pros must indemnify its directors and executive officers and may indemnify its other employees and agents to the fullest extent permitted by Delaware law. Website Pros’ bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity. Website Pros has entered and expects to continue to enter into agreements to indemnify its directors, officers and other employees and agents as determined by Website Pros’ board of directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. Website Pros believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Website Pros also maintains directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in Website Pros’ amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit Website Pros’ stockholders and Website Pros. A stockholder’s investment may be harmed to the extent Website Pros pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Website Pros has entered into indemnity agreements with certain officers and directors which provide, among other things, that Website Pros will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under Delaware law and Website Pros’ bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Website Pros has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present Website Pros is not aware of any pending litigation or proceeding involving any of its directors, officers, employees or other agents in their capacity as such, where indemnification will be required or permitted. Website Pros also is not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

COMPARATIVE RIGHTS OF WEBSITE PROS STOCKHOLDERS
AND WEB.COM SHAREHOLDERS

Web.com is incorporated under the laws of the State of Minnesota, and Website Pros is incorporated under the laws of the State of Delaware. Accordingly, the rights of the shareholders of Web.com are currently governed by the Minnesota Business Corporation Act and, following the merger, their rights will be governed by the Delaware General Corporation Law. Before the consummation of the merger, the rights of holders of Web.com common stock are also governed by the amended and restated articles of incorporation of Web.com and the amended and restated bylaws of Web.com. After the consummation of the merger, Web.com shareholders will become stockholders of Website Pros, and their rights will be governed by the Delaware General Corporation Law, the restated certificate of incorporation of Website Pros and the amended and restated bylaws of Website Pros.

The following is a summary of the material differences between the rights of Web.com shareholders and the rights of Website Pros stockholders. While we believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Web.com and Website Pros stockholders and is qualified in its entirety by reference to the Delaware General Corporation Law and the Minnesota Business Corporation Act and the various documents of Website Pros and Web.com that we refer to in this summary. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer to in this joint proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Website Pros and being a stockholder of Web.com. Website Pros and Web.com have filed their respective documents referred to herein with the SEC and will send copies of these documents to you upon your request. Please see the section entitled “Where You Can Find More Information.”

	Website Pros Stockholder Rights	Web.com Shareholder Rights
General:	The rights of Website Pros stockholders are governed by Delaware law and Website Pros’ certificate of incorporation and bylaws.	The rights of Web.com shareholders are governed by Minnesota law and Web.com’s articles of incorporation and bylaws.
Authorized Shares:

Website Pros’ certificate of incorporation authorizes the issuance of 160,000,000 shares, consisting of two classes: 150,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.

Web.com’s articles of incorporation authorize the issuance of 26,000,000 shares of common stock, $0.01 par value per share.
Voting Stock:

The outstanding voting securities of Website Pros are shares of common stock with one vote each. However, holders of common stock are not entitled to vote on any amendment to the certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock, if any, if the holders of such affected series are entitled to vote thereon by law or pursuant to the charter.

The outstanding voting securities of Web.com are shares of common stock with one vote each.

Number of Directors:	Website Pros’ certificate of incorporation provides that the number of directors shall be fixed exclusively by resolutions adopted by a majority of the board.	Web.com’s bylaws provide that the number of directors shall be fixed by the shareholders, subject to adjustment by the board of directors.
Classification of Board of Directors:

Website Pros has a classified board of directors. Website Pros’ certificate of incorporation provides that the board is divided into three classes, subject to the rights of the holders of any series preferred stock to elect additional directors under specified circumstances, with board members serving staggered three-year terms, subject to the earlier death, resignation, or removal of the director, elected at successive annual meetings of stockholders.

Web.com does not have a classified board of directors. At each annual meeting, each director is elected for a term ending at the next annual meeting when his or her successor is elected, subject to the earlier death, resignation, or removal of the director.

Board Vacancies:

Website Pros’ certificate of incorporation provides that, subject to certain limitations, vacancies on the board created by any cause, and any newly created directorship resulting from an increase in the authorized number of directors, be filled by a majority vote of the directors then in office, even if less than a quorum of the board, and not by the stockholders, unless determined otherwise by the board. The director selected to fill the vacancy then serves for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified, unless the director dies, resigns, or is removed before the end of the term.

Under Web.com’s bylaws, vacancies on the board for any cause shall be filled by a vote of a majority of the remaining directors, even if less than a quorum. Any newly created directorship resulting from an increase in the authorized number of directors shall be filled by a majority vote of the directors serving at the time of the increase. The director selected to fill the vacancy then serves until the next meeting of shareholders, unless the director dies, resigns, or is removed before the end of the term.

Removal of Directors:

Website Pros’ certificate of incorporation provides that neither the entire board nor any individual director may be removed without cause, subject to the rights of the holders of any series Preferred Stock to elect additional directors under specified circumstances. However, subject to any limitation imposed by law, any director may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of Website Pros, entitled to vote at an election of directors.

Web.com’s bylaws provide that any director or the entire board may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the shares of Web.com then entitled to vote at an election of directors. If a director has been appointed to fill a vacancy and the shareholders have not subsequently elected directors, then the board may remove that director by majority vote of those directors present at a meeting.

Stockholder Vote Required for Election of Directors:	Website Pros’ bylaws provide that directors shall be elected by a plurality of the voting power of the shares present and entitled to vote on the election of directors.

Web.com’s articles of incorporation are silent as to the shareholder vote required for election of directors. Directors are therefore elected by a plurality of the voting power of the shares present and entitled to vote on the election of directors.

Stockholder Vote Required for Certain Extraordinary Actions:

Under Delaware law, the approval of a merger, consolidation, or a sale of all or substantially all of a corporation’s assets requires the affirmative vote of holders of a majority of the voting power of the outstanding stock entitled to vote on the matter.

Under Minnesota law, the approval of a merger, share exchange, or a sale of all or substantially all of a corporation’s assets requires the affirmative vote of holders of a majority of the voting power of the outstanding stock entitled to vote on the matter.

Notice of Stockholder Meetings:	Website Pros’ bylaws require that notice of a meeting shall be given to stockholders not less than 10 days or more than 60 days before the date of the meeting.

Web.com’s bylaws require that notice of meetings of shareholders, stating the place, date, and time, be given not less than five days (14 days in the case of a meeting to consider a merger or share exchange) before the meeting to each shareholder entitled to vote at the meeting.

Record Date:

Delaware law provides that the board may fix a record date in advance, not more than 60 days or less than 10 days before a stockholder meeting, to determine the stockholders entitled to notice of a stockholder meeting and to vote at the meeting.

Web.com’s bylaws provide that the board of directors may fix a record date, not more than 60 days before a shareholder meeting, to determine the shareholders entitled to notice of a shareholder meeting and to vote at the meeting.

Quorum:

Website Pros’ bylaws provide that the holders of a majority of the outstanding shares of voting stock constitute a quorum. Furthermore, if a quorum is present when a meeting is convened, action can be taken even if the withdrawal of shareholders originally present leaves less than what would otherwise constitute a quorum.

Web.com’s bylaws provide that the holders of a majority of the voting power of Web.com’s outstanding voting shares constitute a quorum. Furthermore, if a quorum is present when a meeting is convened, action can be taken even if the withdrawal of shareholders originally present leaves less than what would otherwise constitute a quorum.

Stockholder Action by Written Consent:	Website Pros’ bylaws do not permit stockholder action by written consent or by electronic transmission.	Web.com’s bylaws permit shareholder action by written consent; however, under Minnesota law, for a public company such as Web.com, such written consent must be unanimous.
Vote by Proxy:	Website Pros’ bylaws provide that every person entitled to vote shall have the right to do so either in person, by remote communication, or by proxy in accordance with Delaware law.	Web.com’s bylaws provide that every person entitled to vote shall have the right to do so either in person or by proxy.
Amendment of Charter:

Website Pros’ certificate of incorporation may be amended in any manner permitted by law, with the exception that Article V (relating to the composition of the board, alterations and amendments to Website Pros’ bylaws, stockholder meetings and stockholder nominations for the election of directors and proposals for other business), Article VI (relating to director indemnification) and Article VII (relating to amendments and alterations to Website Pros’ certificate of incorporation) require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of Website Pros entitled to vote generally in the election of directors, voting together as a single class.

Web.com’s articles of incorporation may be amended in any manner permitted by law by the affirmative vote of a majority of the voting power of the shares present and entitled to vote on the amendment.

Amendment of Bylaws:

Website Pros’ bylaws may be amended by the affirmative vote of a majority of the members of the board. Website Pros’ bylaws also permit the stockholders to adopt, amend or repeal the bylaws; provided, however, that in addition to any vote of the holders of any class or series of stock required by law or by the charter, such action shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all the then-outstanding shares of stock entitled to vote in the election of directors.

Web.com’s bylaws may be amended by the affirmative vote of a majority of the members of the board, subject to the power of the shareholders amend the bylaws by a majority vote of the shareholders present or represented at any regular or special meeting. The board may not adopt or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board, or fixing the number of directors or their classifications, qualifications or terms of office other than to increase their number.

Advance Notice of Annual Meeting Proposals:

Website Pros’ bylaws contain certain advance notice requirements that in order for a stockholder to make a nomination or propose business at an annual meeting of the stockholders. Generally, the advance notice must be provided to Website Pros’ secretary at least 90 business before and no more than 120 days before the first anniversary of the previous year’s annual meeting.

Web.com’s bylaws have no advance-notice requirements for shareholders with respect to business to be conducted at annual meetings, including shareholder nominations for directors.
Special Meetings:

Website Pros’ bylaws provide that special meetings of the stockholders may be called, for any purpose, by the chairman of the board, the president, or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Minnesota law and Web.com’s bylaws provide that special meetings of shareholders may be called at any time by the chief executive officer, the chief financial officer, by two or more directors, or by shareholders holding 10% or more (25% or more if the purpose of the meeting is to consider a business combination) of the voting power of all shares entitled to vote.

Anti-Takeover Provisions under Applicable Law:

Delaware law provides that, if a person beneficially owns 15% or more of the stock of a publicly held corporation (an “interested stockholder”), that person (if that person was not an interested stockholder before the corporation became a publicly held corporation) may not engage in certain business-combination transactions with the corporation for a period of three years, unless one of the following three exceptions applies:

•  the board of directors approved the transaction that resulted in the stockholder becoming an interested stockholder or the business combination transaction before the time that the person crosses the 15% level;

•  upon consummation of the transaction in which the person crossed the 15% level, the person owned at least 85% of the voting stock, excluding voting stock held by officers who are also directors and certain employee stock plans; or

Web.com is subject to the following provisions of Minnesota law that may have anti-takeover effects:

•  a provision that prohibits business-combination transactions with a shareholder for four years after the shareholder acquires 10% of the voting power of the corporation unless, before the share acquisition, the transaction or share acquisition receives approval of a majority of a committee consisting of one or more disinterested directors;

•  a control-share-acquisition statute, which provides that a person acquiring 20% or more of the voting power of a corporation may not vote those shares in excess of the 20% level unless and until approved by holders of (a) a majority of the voting power of the corporation’s shares, including those held by the acquiring person, and (b) a majority of the voting power of the corporation’s shares held by disinterested shareholders;

• the business combination transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the 15% stockholder.

•  a provision that prohibits corporations from purchasing any voting shares owned for less than two years from a greater-than-5% shareholder for more than the market value of those shares, unless the transaction has been approved by a majority of the voting power of all shares entitled to vote or unless the corporation makes an offer of at least equal value per share to all holders of shares of the class or series of stock held by the greater-than-5% shareholder and to all holders of any class or series into which those securities may be converted; and

•  a “fair price” provision, which provides that no person may acquire shares of a Minnesota corporation within two years following the person’s last purchase of shares in a takeover offer, unless the shareholders are given a reasonable opportunity to dispose of their shares to the person on terms substantially equivalent to those provided in the takeover offer. The provision does not apply if the acquisition is approved by a committee consisting of disinterested directors before the person acquires any shares in the takeover offer.

Stockholder Inspection Rights:

Upon compliance with certain requirements, Delaware law permits any stockholder to inspect a corporation’s stock ledger, stockholder lists, and other books and records for a purpose reasonably related to the person’s interest as a stockholder.

Minnesota law permits any shareholder, beneficial owner of shares, or holder of voting trust certificate of a publicly held corporation to examine and copy a corporation’s share register and other corporate records reasonably related to the person’s stated purpose upon demonstrating the stated purpose to be a proper purpose related to the person’s interest as a shareholder, beneficial owner, or holder of a voting trust certificate.

Limitation of Liability of Directors and Officers:

Website Pros’ certificate of incorporation provides that Website Pros’ directors and executive officers have no personal liability to either Website Pros or its stockholders for monetary damages, to the fullest extent under applicable law. Furthermore, if the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. However, any repeal or modification of the limited liability provisions of Website Pros’ bylaws will only be prospective and will not affect the rights under this Article VI in effect at the time of any action or omission giving rise to liability or indemnification.

Web.com’s articles of incorporation provide that Web.com’s directors have no personal liability to either Web.com or its shareholders for monetary damages for breach of fiduciary duty except as required under Minnesota law. Furthermore, if the Minnesota Business Corporation Act is amended to authorize further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended. However, any repeal or modification of the limited liability provisions of Web.com’s articles of incorporation will not adversely affect the rights of any director in effect at the time of such repeal or modification.

Indemnification:

Subject to certain limitations, Website Pros’ bylaws require indemnification of directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers. The bylaws further require advancement of expenses, subject to certain limitations. Website Pros has the power to indemnify its other officers, employees and other agents as permitted by Delaware law.

Web.com’s bylaws require indemnification of, and advancement of expenses to, certain persons for such expenses and liabilities, in such manner, under such circumstances and to such extent as permitted by Minnesota law.

Preemptive Rights:	Website Pros’ certificate of incorporation and bylaws do not grant any preemptive rights.	Web.com’s articles of incorporation and bylaws do not grant any preemptive rights.

LEGAL MATTERS

The validity of the Website Pros common stock to be issued in the merger will be passed upon for Website Pros by Cooley Godward Kronish LLP. Certain tax consequences of the merger will be passed upon for Website Pros by Cooley Godward Kronish LLP and for Web.com by Stubbs Alderton & Markiles, LLP.

EXPERTS

The consolidated financial statements of Website Pros appearing in Website Pros’ Annual Report on Form 10-K for the year ended December 31, 2006, and Website Pros’ management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein (which did not include an evaluation of the internal control over financial reporting of 1ShoppingCart.com Canada Corp, 1ShoppingCart.com Corp. or Renex, Inc.), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of 1ShoppingCart.com Canada Corp, 1ShoppingCart.com Corp. and Renex, Inc. from the scope of management’s assessment and such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Web.com and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to Web.com’s Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Website Pros and Web.com each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Website Pros’ and Web.com’s public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Website Pros and Web.com also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

Website Pros has filed a Form S-4 registration statement to register with the SEC the offering and sale of the shares of Website Pros common stock to be issued to Web.com shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus and proxy statement of Website Pros for the Website Pros special meeting of stockholders and a proxy statement of Web.com for the Web.com special meeting of shareholders.

As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement. The SEC allows Website Pros and Web.com to incorporate information into this joint proxy statement/prospectus “by reference,” which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents listed below that Website Pros and Web.com have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

Website Pros Filings (File No. 0-51595):

•       Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 9, 2007;

•       Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 4, 2007;

•       Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the SEC on August 3, 2007;

•       Current Reports on Form 8-K filed with the SEC on January 9, 2007, February 7, 2007, March 27, 2007, May 2, 2007, June 27, 2007, August 1, 2007, August 2, 2007, August 8, 2007, and August 9, 2007; and

•       The description of Website Pros common stock included in Website Pros’ Registration Statement on Form 8-A, filed with the SEC on October 31, 2005, including any amendment or reports filed for the purpose of updating such description.

Web.com Filings (File No. 000-17932):

•       Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 20, 2007, as amended by Form 10-K/A Amendment No. 1 as filed with the SEC on April 27, 2007 and by Form 10-K/A Amendment No. 2 as filed with the SEC on July 27, 2007;

•       Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 10, 2007;

•       Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the SEC on August 9, 2007; and

•       Current Reports on Form 8-K filed with the SEC on January 18, 2007, March 13, 2007, March 20, 2007, March 22, 2007, April 6, 2007, May 3, 2007, June 15, 2007, June 28, 2007 and August 7, 2007.

Website Pros and Web.com also hereby incorporate by reference all additional documents that Website Pros or Web.com may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this joint proxy statement/prospectus and the date of the special meetings. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Website Pros and Web.com also incorporate by reference the following additional documents:

•       the Agreement and Plan of Merger and Reorganization attached to this joint proxy statement/prospectus as Annex A;

•       the Opinion of Friedman, Billings, Ramsey & Co., Inc. attached to this joint proxy statement/prospectus as Annex B;

•       the Opinion of RBC Capital Markets Corporation attached to this joint proxy statement/prospectus as Annex C;

•       the form of voting agreement with Website Pros attached to this joint proxy statement/prospectus as Annex D-1;

•       the form of voting agreement with Web.com attached to this joint proxy statement/prospectus as Annex D-2; and

•       Minnesota Business Corporation Act Section 302A.471—Rights of Dissenting Shareholders attached to this joint proxy statement/prospectus as Annex E.

Website Pros has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Website Pros or Merger Sub, and Web.com has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Web.com.

If you are a Website Pros stockholder or Web.com shareholder, you may have received some of the documents incorporated by reference. You may also obtain any of those documents from the appropriate company or the SEC or the SEC’s Internet website described above. Documents incorporated by reference in this joint proxy statement/prospectus are available from the appropriate company without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Stockholders and shareholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Website Pros, Inc.
Attn: Investor Relations
12735 Gran Bay Parkway West, Building 200
Jacksonville, Florida 32258
Telephone: (904) 680-6600

Web.com, Inc.
Attn: Investor Relations
303 Peachtree Center Avenue, 5th Floor
Atlanta, Georgia 30303
Telephone: (404) 260-2477

If you would like to request documents, please do so by September 15, 2007 to receive them before the special meetings. If you request any incorporated documents, the appropriate company will strive to mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote your shares at the special meeting. We have not authorized anyone to provide you with information that differs from that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated August 23, 2007. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of shares of Website Pros common stock in the merger shall create any implication to the contrary.

Website Pros, the Website Pros logos and all other Website Pros product and service names are registered trademarks or trademarks of Website Pros, Inc. in the United States and in other select countries. Web.com, the Web.com logos and all other Web.com product and service names are registered trademarks or trademarks of Web.com, Inc. in the United States and in other select countries. “®” and “™” indicate U.S. registration and U.S. trademark, respectively. Other third party logos and product/trade names are registered trademarks or trade names of their respective companies.

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

WEBSITE PROS, INC.,

a Delaware corporation;

AUGUSTA ACQUISITION SUB, INC.,

a Delaware corporation; and

WEB.COM, INC.,

a Minnesota corporation

Dated as of June 26, 2007

i

EXHIBITS

Exhibit A	Certain Definitions
Exhibit B	Directors and Officers of Surviving Corporation
Exhibit C	Form of Affiliate Agreement

v

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of June 26, 2007, by and among: WEBSITE PROS, INC., a Delaware corporation (“Parent”); AUGUSTA ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and WEB.COM, INC., a Minnesota corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in EXHIBIT A.

RECITALS

A.          Parent, Merger Sub and the Company intend to effect a merger of the Company into Merger Sub in accordance with this Agreement, the Delaware General Corporation Law and the Minnesota Business Corporation Act (the “Merger”). Upon consummation of the Merger, the Company will cease to exist, and Merger Sub shall be the surviving corporation and a wholly owned subsidiary of Parent.

B.         The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger.

C.         In order to induce Parent to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement certain shareholders of the Company are executing voting agreements in favor of Parent (the “Company Shareholder Voting Agreements”).

D.         In order to induce the Company to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement certain shareholders of Parent are executing voting agreements in favor of the Company (the “Parent Stockholder Voting Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.                       DESCRIPTION OF TRANSACTION

1.1        Merger of the Company into Merger Sub.   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub, and the separate existence of the Company shall cease. Merger Sub will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2        Effect of the Merger.   The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and the Minnesota Business Corporation Act (the “MBCA”).

1.3        Closing; Effective Time.   The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward Kronish LLP, 3175 Hanover Street, Palo Alto, California, at 10:00 a.m. on a date to be designated by the parties (the “Closing Date”), which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, (i) a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by Merger Sub and concurrently with or as soon as practicable following the Closing delivered to the Secretary of State of the State of Delaware for filing and (ii) articles of merger satisfying the applicable requirements of the MBCA shall be duly executed by Merger Sub and the Company and concurrently with or as soon as practicable following the Closing delivered to the Secretary of State of the State of Minnesota for filing. The Merger shall become effective upon the later of the filing of such certificate of merger with the Secretary of State of the State of Delaware and the filing of such articles of merger with the Secretary of State of the State of Minnesota, or such other later time as set forth in both of them (the “Effective Time”).

1.4        Certificate of Incorporation and Bylaws; Directors and Officers.   Unless otherwise determined by Parent prior to the Effective Time:

(a)        the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time;

(b)        the Bylaws of the Surviving Corporation shall be the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c)        the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals set forth on EXHIBIT B.

1.5        Conversion of Securities.   At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub or the Company:

(a)        Excluded Shares.   Each Company Share owned by the Company or any Company Subsidiary or by Parent, Merger Sub, or any Parent Subsidiary immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be canceled and extinguished and no payment or distribution shall be made with respect thereto.

(b)        Merger Consideration.   Subject to the further provisions of this Section 1.5, each share of Company Common Stock, other than Excluded Shares issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive: (i) for each share of Company Common Stock in respect of which an effective election (an “Election”) shall have been made, one of the following: (A) $6.5233 in cash (the “Cash Consideration”), subject to adjustment as provided in Sections 1.5(c) and 1.5(f) or (B) 0.6875 (the “Exchange Ratio”) shares of Parent Common Stock (the “Stock Consideration”), subject to adjustment as provided in Sections 1.5(d) and 1.5(f) and (ii) for each share of Company Common Stock (other than Excluded Shares) in respect of which no effective Election shall have been made prior to the Election Deadline for any reason (a “No Election Share”), the Stock Consideration, as adjusted as provided in Sections 1.5(d) and 1.5(f). The consideration payable pursuant to this Section 1.5(b), together with cash payments in lieu of fractional shares pursuant to Section 1.5(h) and amounts paid in respect of unexercised stock options under Section 1.6, is referred to herein collectively as the “Merger Consideration”.

(c)        Cash Election.   Subject to Section 1.5(f), each record holder of Company Common Stock, other than Excluded Shares, immediately prior to the Election Deadline who either (i) makes an effective Election to receive cash (a “Cash Election”) or (ii) holds any Dissenting Shares (as defined below) shall be entitled to receive for each of such holder’s share of Company Common Stock as to which such Cash Election is made and for each Dissenting Share the Cash Consideration in cash (without interest) or a combination of cash and shares of Parent Common Stock, solely as provided in clause (i) or (ii) below.

(i)         If the Available Cash Amount equals or exceeds the Cash Election Amount, each share of Company Common Stock as to which an effective Cash Election is made and each Dissenting Share shall be converted into the right to receive the Cash Consideration (without interest).

(ii)       If the Available Cash Amount is less than the Cash Election Amount, then each share of Company Common Stock as to which an effective Cash Election is made and each Dissenting Share shall be converted into the right to receive (A) an amount of cash (without interest) equal to the Cash Consideration multiplied by a fraction, the numerator of which shall be the Available Cash Amount and the denominator of which shall be the Cash Election Amount (such fraction being the

“Cash Fraction”) and (B) a number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction equal to one minus the Cash Fraction.

(iii)      For purposes of this Section 1.5(c):

(1)        “Available Cash Amount” shall mean $25,000,000.

(2)        “Cash Election Amount” shall mean the product of (x) the sum of (i) number of Company Shares as to which an effective Cash Election is made and (ii) the number of Dissenting Shares and (y) the Cash Consideration, as adjusted for any Adjustment Event (as defined in Section 1.5(f)(iii)).

Cash Elections shall be made on a form mutually acceptable to Parent and the Company, designed for the purpose of making Elections (an “Election Form”), accompanied by Certificates for the shares of Company Common Stock to which such Election Form relates, if and as provided in Section 1.5(g).

(d)        Stock Election.   Subject to Section 1.5(f), each record holder of shares of Company Common Stock, other than Excluded Shares, immediately prior to the Election Deadline who makes an effective Election to receive shares of Parent Common Stock (a “Stock Election”) shall be entitled to receive for each of such holder’s shares of Company Common Stock as to which such Stock Election is made shares of Parent Common Stock or a combination of cash and shares of Parent Common Stock, solely as provided in clause (i) or (ii) below:

(i)         If the Available Cash Amount equals or exceeds the Cash Election Amount, then each share of Company Common Stock as to which an effective Stock Election is made shall be converted into the right to receive (A) a number of shares of Parent Common Stock equal to the quotient of (w) the Aggregate Stock Amount divided by (x) the number of shares of Company Common Stock subject to an effective Stock Election (the “Stock Election Shares”) and (B) an amount of cash (without interest) equal to the quotient of (y) the amount by which the Available Cash Amount exceeds the Cash Election Amount, divided by (z) the Stock Election Shares.

(ii)       If the Available Cash Amount is less than the Cash Election Amount, each share of Company Common Stock as to which an effective Stock Election is made shall be converted into the right to a number of shares of Parent Common Stock equal to the Exchange Ratio.

(iii)      For purposes of this Section 1.5(d) “Aggregate Stock Amount” shall mean a number of shares of Parent Common Stock equal to (X) the product of (A) the number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time times (B) the Exchange Ratio minus (Y) 2,634,796 shares.

Stock Elections shall be made on the Election Form, accompanied by Certificates for the Company Shares to which such Election Form relates, if and as provided in Section 1.5(g).

(e)        No Election.   Each No Election Share shall be treated for purposes of this Section 1.5 to have made an effective Stock Election. The consideration payable with respect to such No Election Shares shall be subject to adjustment as provided in Sections 1.5(d) and 1.5(f).

(f)         Further Adjustments.   If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock or Company Common Stock outstanding shall have changed, by reason of any reclassification, subdivision, recapitalization, stock split (including reverse stock split) or stock dividend (each an “Adjustment Event”), then the Exchange Ratio and/or the amount or form of any portion of the Merger Consideration that would otherwise be payable in shares of Parent Common Stock or in respect of shares of Company Common Stock and other definitions and provisions of this Agreement dependent thereon, shall be equitably adjusted to give effect to such event.

(g)        Election Procedure.   At the time of the mailing of the Joint Proxy Statement/Prospectus to holders of record of shares of Company Common Stock entitled to vote at the Company Shareholders Meeting, Parent will mail, or cause to be mailed, an Election Form and a letter of transmittal to each such holder. To be effective, an Election Form must be properly completed, signed and actually received by the Exchange Agent, not later than 5:00 pm, Pacific Time, on the date (the “Election Deadline”) that is the third Business Day prior to the first Closing Date scheduled by the parties in accordance with Section 1.3 and, in the case of shares that are not held in book entry form, accompanied by the Certificates representing all of the shares of Company Common Stock as to which such Election Form relates, duly endorsed in blank or otherwise in form acceptable for transfer (or accompanied by an appropriate guarantee of delivery by an eligible organization). For shares that are held in book entry form, Parent shall establish reasonable procedures for the delivery of such shares. Parent shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and timely submitted or to disregard defects in Election Forms. Any such determination of Parent or the Exchange Agent shall be conclusive and binding. Neither Parent nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form submitted to the Exchange Agent. If Parent or the Exchange Agent shall determine that any purported Election was not properly made, the shares of Company Common Stock subject to such improperly made Election shall be treated as No Election Shares. A record holder need not make the same election with respect to all of the shares of Company Common Stock held of record by such holder or represented by a single Certificate. Any Election Form may be revoked by the shareholder who submitted such Election Form to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to the Election Deadline or (ii) after such time if (and only to the extent that) the Exchange Agent is legally required to permit revocations and only if the Effective Time shall not have occurred prior to such date. In addition, all Election Forms shall automatically be revoked, and all Certificates returned, if the Exchange Agent is notified in writing by Parent and Company that this Agreement has been terminated.

(h)        No Fractional Shares.   No fractional shares of Parent Common Stock shall be issued pursuant to this Agreement. In lieu of fractional shares, each shareholder who would otherwise have been entitled to a fraction of a share of Parent Common Stock hereunder (after aggregating all fractional shares to be received by such shareholder), shall receive, without interest, an amount in cash (rounded to the nearest whole cent) determined by multiplying such fraction by the closing price for one share of Parent Common Stock on the Nasdaq Global Market on the last trading day immediately preceding the Effective Time (the “Effective Time Parent Common Stock Price”).

(i)         Merger Sub Capital Stock.    Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue to be outstanding following, and shall be unaffected by, the Merger.

(j)         Dissenting Shares.   Notwithstanding anything in this Agreement to the contrary, Parent shall not be obligated to deliver any Merger Consideration to any shareholder of the Company with respect to any shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by a shareholder who is eligible to demand and perfect dissenters’ rights in accordance with Sections 302A.471 and 302A.473 of the MBCA and who has not effectively withdrawn or lost such holder’s right to such appraisal (each, a “Dissenting Share”). Such Dissenting Shares shall not be converted into the right to receive the applicable Merger Consideration as provided above, unless and until such holder fails to perfect or withdraws or otherwise loses his right to dissent under Sections 302A.471 and 302A.473 of the MBCA, but the holder thereof shall only be entitled to such rights as are granted by Sections 302A.471 and 302A.473 of the MBCA and, from and after the Effective Time, shall not be entitled to vote or to exercise any other rights of a shareholder of the Company except as provided by Sections 302A.471 and 302A.473 of the MBCA. Each holder of Dissenting Shares who becomes entitled to payment therefor pursuant to Sections 302A.471 and 302A.473 of the MBCA shall receive such payment from the Surviving Corporation in accordance with Sections 302A.471 and 302A.473 of the MBCA. If, after the Effective

Time, any such holder fails to perfect or withdraws or loses his right to dissent, such holder’s Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the applicable Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt written notice of any notices of intent to demand payment received by the Company, withdrawals of such demands, and any other instrument served pursuant to Sections 302A.471 and 302A.473 of the MBCA and received by Company. Parent shall be entitled to direct all negotiations and proceedings with respect to demands for appraisal under the MBCA.

(k)        Treatment of Unvested Company Common Stock.   If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights other than those conditions that accelerate and/or terminate upon, immediately prior to, or otherwise in connection with the Merger in accordance with their terms as described in Part 2.3(b) of the Company Disclosure Schedule, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

1.6                       Stock Options.

(a)        Subject to Section 1.6(b), at the Effective Time, each Company Option which is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the terms of the stock option agreement by which it is evidenced. Accordingly, from and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (as defined below), rounding down to the nearest whole share, (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Option Exchange Ratio and rounding up to the nearest cent and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each Company Option assumed by Parent in accordance with this Section 1.6(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. Parent shall file with the SEC, no later than 30 days after the date on which the Merger becomes effective, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with this Section 1.6(a). For purposes of this Section 1.6(a), “Option Exchange Ratio” shall mean (X) the greater of the dollar value of the Cash Consideration and the dollar value of the Stock Consideration to be received with respect to one share of Company Common Stock, as adjusted pursuant to Section 1.5(c), 1.5(d) and 1.5(f), respectively, measured as of the Effective Time; divided by (Y) the Effective Time Parent Common Stock Price. The assumption of Company Options pursuant to this Section 1.6(a) shall occur in a manner consistent with the requirements of Section 409A of the Code and, in the case of any such Company Options to which Section 422 of the Code applies, in accordance with Section 424(a) of the Code.

(b)        Prior to the Effective Time, the Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this Section 1.6 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 1.6.

1.7        Closing of the Company’s Transfer Books.   At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a “Certificate”) is presented to the Exchange Agent (as defined in Section 1.8) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

1.8        Exchange of Certificates.

(a)        Prior to the time of the mailing of the Joint Proxy Statement/Prospectus to holders of record of shares of Company Common Stock entitled to vote at the Company Shareholders Meeting, Parent shall select a reputable bank or trust company to act as exchange agent in the Merger (the “Exchange Agent”). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and (ii) $25,000,000 to pay the aggregate cash consideration and (iii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)        As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of such Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock and/or the Cash Consideration, as applicable. Upon surrender of a Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 and the aggregate amount of Cash Consideration that such holder has the right to receive pursuant to the provision of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock), and (2) the Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock and/or Cash Consideration (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Certificate.

(c)        Notwithstanding anything to the contrary contained in this Agreement, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any Certificate to any Person who may be an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company until such Person shall have delivered to Parent and the Company a duly executed Affiliate Agreement as contemplated by Section 5.10.

(d)        No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

(e)        Any portion of the Exchange Fund that remains undistributed to holders of Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Certificates who have not theretofore surrendered their Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, Cash Consideration, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

(f)         Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g)        Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.9        Tax Consequences.   For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”). The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.10     Further Action.   If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2.                       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows:

2.1        Subsidiaries; Due Organization; Etc.

(a)        The Company has no Subsidiaries, except for the corporations identified in Part 2.1(a)(i) of the Company Disclosure Schedule; and neither the Company nor any of the other corporations identified in Part 2.1(a)(i) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a)(ii) of the Company

Disclosure Schedule. (The Company and each of its Subsidiaries are referred to collectively in this Agreement as the “Acquired Corporations.”)  None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Except as set forth in Part 2.1(a)(iii) of the Company Disclosure Schedule, none of the Acquired Corporations (other than a Non-Operational Subsidiary prior to the time it was a Subsidiary of the Company) has at any time been a general partner of, or is or has at any time otherwise been liable for any of the debts or obligations of, any general partnership, limited partnership or other Entity.

(b)        Each of the Acquired Corporations other than the Non-Operational Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Material Contracts by which it is bound.

(c)        Each of the Acquired Corporations other than the Non-Operational Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification.

(d)        Except as set forth in Part 2.1(d) of the Company Disclosure Schedule, none of the Non-Operational Subsidiaries (i) has assets; (ii) has business operations; (iii) employs any employees or engages any independent contractors, (iv) has any liabilities of any nature (whether accrued or contingent, matured or unmatured) other than as described in Part 2.21(a) of the Company Disclosure Schedule; (v) has ever transferred to the Company or any other Acquired Corporation that is not a Non-Operational Subsidiary any asset that is presently material to the Company or (vi) is a party to any Contract. The names of all officers and directors of each of the Subsidiaries is set forth in Part 2.1(d) of the Company Disclosure Schedule.

2.2        Certificate of Incorporation and Bylaws.   The Company has delivered to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations other than the Non-Operational Subsidiaries, including all amendments thereto.

2.3        Capitalization, Etc.

(a)        The authorized capital stock of the Company consists of: twenty-six million shares of Company Common Stock, of which 16,861,385 shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no shares of Company Common Stock held by any of the other Acquired Corporations. Except as set forth in Part 2.3(a) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Acquired Corporation Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

(b)        As of the date of this Agreement: (i) 639,499 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company’s 2006

Equity Incentive Plan; (ii) 748,928 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company’s 2005 Equity Incentive Plan; (iii) 161,560 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company’s 2002 Equity Incentive Plan; (iv) 22,860.5 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company’s 2001 Equity Incentive Plan; (v) 38,335.4 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company’s 1995 Stock Option Plan; (vi) 28,600.2 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Interland-Georgia 1999 Stock Plan; and (vii) 1,875,000 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding outside any other written stock option plan. (Options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company’s stock option plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) are referred to in this Agreement as “Company Options.”)  Part 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Company Option expires. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which any of the Acquired Corporations has ever granted stock options (other than any stock option plans pursuant to which (A) no options are presently outstanding; and (B) no options may be granted in the future), and the forms of all stock option agreements evidencing such options.

(c)        Except as set forth in Part 2.3(b) or Part 2.3(c) of the Company Disclosure Schedule there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Corporations.

(d)        Except as set forth in Part 2.3(d) of the Company Disclosure Schedule, all outstanding capital stock, options and other securities of the Acquired Corporations have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

(e)        Except as set forth in Part 2.3(e) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of the corporations identified in Part 2.1(a)(ii) of the Company Disclosure Schedule have been duly authorized and are validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

2.4        SEC Filings; Financial Statements.

(a)        The Company has delivered or otherwise made available to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 2004, and all amendments thereto (the “Company SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):  (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)        The financial statements (including any related notes) contained in the Company SEC Documents:  (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments that were not or will not be, individually or in the aggregate, material in amount), and (iii) fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby.

2.5        Absence of Changes.   Except as set forth in Part 2.5 of the Company Disclosure Schedule, between March 31, 2007 and the date of this Agreement:

(a)        there has not been any Material Adverse Effect on the Acquired Corporations, and to the Knowledge of the Acquired Corporations no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

(b)        there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

(c)        none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d)        none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of, (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options), (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 2.3(b)(i) of the Company Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e)        except as set forth in Part 2.5(e) of the Company Disclosure Schedule, the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under (other than such acceleration as may be effective upon the Closing), (i) any provision of any of the Company’s stock option plans, (ii) any provision of any Contract evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

(f)         there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)        none of the Acquired Corporations has received any written Acquisition Proposal or held substantive discussions regarding any Acquisition Proposal;

(h)        none of the Acquired Corporations has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(i)         none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations between March 31, 2007 and the date of this Agreement, exceeds $200,000 in the aggregate;

(j)         except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.10), or (ii) amended or terminated, or waived any material right or remedy under, any Material Contract;

(k)        none of the Acquired Corporations has (i) acquired, leased or licensed any material right or other material asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person, or (iii) intentionally waived or relinquished any material right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(l)         none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness, other than write-offs of accounts receivable not individually in excess of $1,000 or in the aggregate in excess of $275,000 per month;

(m)      none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of or Encumbrances on immaterial assets made or arising in the ordinary course of business and consistent with past practices and Permitted Encumbrances;

(n)        none of the Acquired Corporations has (i) lent money to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money, in either the case of (i) or (ii), in excess of $25,000;

(o)        none of the Acquired Corporations has (i) adopted, established or entered into any Company Employee Plan or any Company Employee Agreement, (ii) caused or permitted any Company Employee Plan to be amended in any material respect, or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(p)        none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect;

(q)        none of the Acquired Corporations has made any material Tax election;

(r)        none of the Acquired Corporations has commenced or settled any Legal Proceeding, other than in connection with routine customer collections matters individually not in excess of $1,000;

(s)        none of the Acquired Corporations has entered into any material transaction that has had, or could reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations;

(t)         none of the Acquired Corporations has entered into any material transaction outside the ordinary course of business; and

(u)        none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(t)” above.

2.6        Title to Assets.   The Acquired Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (i) all assets reflected on the Company Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Unaudited Interim Balance Sheet); and (ii) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for Permitted Encumbrances.

2.7        Receivables; Customers.

(a)        All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Company Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since March 31, 2007, and have not yet been collected) (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business, (ii) are aged as set forth in Part 2.7(a) of the Company Disclosure Schedule and, to the Company’s Knowledge, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $300,000 in the aggregate).

(b)        Part 2.7(b) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contractor, other than routine travel advances made to employees in the ordinary course of business.

(c)        Part 2.7(c) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of each of the Company’s partners and the Company’s top ten (10) media partners and top ten (10) resellers (as such terms are used internally by the Company, and based on the amount of consolidated gross revenues of the Acquired Corporations attributable to all media partners and resellers, respectively, in fiscal year 2006 and in the fiscal quarter ended March 31, 2007). The Company has not received any notice or other communication (in writing or otherwise), and has not received any other information, indicating that any customer or other Person required to be identified in Part 2.7(c) of the Company Disclosure Schedule may cease dealing with any of the Acquired Corporations or may otherwise materially reduce the volume of business transacted by such Person with any of the Acquired Corporations below historical levels.

2.8        Real Property; Equipment; Leasehold.   All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. Except as set forth in Part 2.8 of the Company Disclosure Schedule, none of the Acquired Corporations own any real property or any interest in real property. Part 2.8 of the Company Disclosure Schedule contains an accurate and complete list of all the Acquired Corporations’ real property leases.

2.9        Intellectual Property; Privacy.

(a)        Products and Services.   Part 2.9(a) of the Company Disclosure Schedule accurately identifies and describes each Company Product currently being designed, developed to the point of a marketing requirements document, prototype, or preliminary version, manufactured, marketed, distributed, provided, licensed, or sold by any of the Acquired Corporations.

(b)        Registered IP.   Part 2.9(b) of the Company Disclosure Schedule accurately identifies: (a) each item of Registered IP in which any of the Acquired Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (b) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (c) any other Person that to the Knowledge of the Company has an ownership interest in such item of Registered IP and the nature of such ownership interest. There is no material correspondence with any Governmental Body related to any Registered IP received or sent by the Company after such item of Registered IP has been registered or filed.

(c)        Inbound Licenses.   Part 2.9(c) of the Company Disclosure Schedule accurately identifies: (a) each material Contract pursuant to which any Intellectual Property Right or Intellectual Property currently used by any of the Acquired Corporations in its business or necessary for the operation of business of the Acquired Corporations as presently conducted, is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (other than (i) agreements between any of the Acquired Corporations and their respective employees in the Acquired Corporations’ standard forms thereof, (ii) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Company Product and that is not otherwise material to the business of any of the Acquired Corporations, and (iii) nondisclosure agreements substantially in the form of Acquired Corporations’ standard forms provided to Parent); and (b) whether the licenses or rights granted to the Acquired Corporations in each such Contract are exclusive or non-exclusive.

(d)        Outbound Licenses.   Part 2.9(d)(i) of the Company Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP other than (i) non-exclusive object code software licenses, (ii) non-exclusive service Contracts, (iii) development Contracts, and (iv) distributor or reseller Contracts; each entered into in the ordinary course of business pursuant to the Acquired Corporation’s standard form of end user Contract, without material deviation thereof, the standard form of which has been provided to Parent. Except for the Contracts set forth in Part 2.9(d)(ii) of the Company Disclosure Schedule, none of the Acquired Corporations are bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way materially limits or restricts the ability of any of the Acquired Corporations to use, exploit, assert, or enforce any Company IP anywhere in the world.

(e)        Royalty Obligations.   The Company has provided to Parent a complete and accurate schedule of all royalties, fees, commissions, and other amounts paid within six (6) months prior to the date hereof by any of the Acquired Corporations to any other Person (other than sales commissions paid to employees according to the Acquired Corporations’ standard commissions plan) upon or for the manufacture, sale, or distribution of any Company Product or the use of any Company IP.

(f)         Standard Form IP Agreements.   The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by any of the Acquired Corporations for employees and/or independent contractors hired by any of the Acquired Corporations, at any time since January 1, 2004, including each standard form of (a) employee agreement containing any assignment or license of Intellectual Property Rights; (b) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; and (c) confidentiality or nondisclosure agreement. Part 2.9(f) of the Company Disclosure Schedule accurately identifies each Company IP Contract that is material to the Company that deviates in any material respect from the corresponding standard form agreement provided to Parent, including any agreement with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any Company Product or otherwise related to the business, research, or development of any of the Acquired Corporations.

(g)        Ownership Free and Clear.   Except as set forth on Part 2.9(g) of the Company Disclosure Schedule, the Acquired Corporations exclusively own all right, title, and interest to and in the Company IP (other than Intellectual Property Rights licensed to the Acquired Corporations, as identified in Part 2.9(c) of the Company Disclosure Schedule) free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.9(d) of the Company Disclosure Schedule). Without limiting the generality of the foregoing, except as set forth on Part 2.9(g) of the Company Disclosure Schedule:

(i)         Perfection of Rights.   All documents and instruments relating to each item of Registered IP required to be identified in Part 2.9(b) of the Company Disclosure Schedule that are required to be filed with a Governmental Body to establish, perfect, and maintain the rights of the Acquired Corporations in the Company IP have been validly executed, delivered, and filed by the applicable deadline with the appropriate Governmental Body.

(ii)       Employees and Contractors.   Each Person who is or was an employee or contractor of any of the Acquired Corporations and who is or was involved in the creation or development of any Company Product or Company IP has signed an enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Company Product or Company IP to such Acquired Corporation and confidentiality provisions protecting the Company IP. No current or former shareholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. No employee of any of the Acquired Corporations is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for any of the Acquired Corporations or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of any of the Acquired Corporations.

(iii)      Government Rights.   Since January 1, 2004, no funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(iv)       Protection of Proprietary Information.   Each of the Acquired Corporations has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Acquired Corporations or any Company Product. Without limiting the generality of the foregoing, no portion of the source code for any software ever owned or developed by any of the Acquired Corporations has been made available, disclosed, or licensed to any escrow agent or other Person other than an employee or contractor of an Acquired Corporation in the performance of such employee’s or contractor’s duties for the Acquired Corporation.

(v)        Past IP Dispositions.   Since January 1, 2004, none of the Acquired Corporations has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.

(vi)       Standards Bodies.   Since January 1, 2004, none of the Acquired Corporations is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any of the Acquired Corporations to grant or offer to any other Person any license or right to any Company IP.

(vii)     Sufficiency.   Each of the Acquired Corporations owns or otherwise has, and after the Closing Parent will have, all Intellectual Property Rights needed to conduct its business as currently conducted and planned to be conducted.

(h)        Valid and Enforceable.   All Company IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:

(i)         Misuse and Inequitable Conduct.   None of the Acquired Corporations has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company IP that is Registered IP.

(ii)       Trademarks.   No trademark or trade name owned, used, or applied for and currently being pursued or prosecuted by any of the Acquired Corporations conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person. The Acquired Corporations have not, by any act or omission (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) abandoned any trademark material to the Acquired Corporations’ business as currently conducted (whether registered or unregistered) owned, used, or applied for by any of the Acquired Corporations.

(iii)      Legal Requirements and Deadlines.   Except as set forth on Part 2.9(h)(iii) of the Company Disclosure Schedule, each item of Company IP that is Registered IP that is required to be listed in Part 2.9(b) of the Company Disclosure Schedule is and at all times has been in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline. Part 2.9(h)(iii) of the Company Disclosure Schedule accurately identifies and describes as of the date of this Agreement each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain such item of Company IP in full force and effect.

(iv)       Interference Proceedings and Similar Claims.   No interference, opposition, reissue, reexamination, or other Proceeding is or since January 1, 2004 has been pending or, to Knowledge of the Acquired Corporations, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged. To Knowledge of the Acquired Corporations, there is no basis for a claim that any Company IP is invalid or unenforceable.

(i)         Third-Party Infringement of Company IP.   Except as set forth on Part 2.9(i) of the Company Disclosure Schedule, to Knowledge of the Acquired Corporations, since January 1, 2004, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Part 2.9(i) of the Company Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered since January 1, 2004 by or to any of the Acquired Corporations or any representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(j)         Effects of This Transaction.   Except as set forth on Part 2.9(j) of the Company Disclosure Schedule, neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Company IP; (b) a breach of or default under any Company IP Contract; (c) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

(k)        No Infringement of Third Party IP Rights.   None of the Acquired Corporations has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition. No Company Product, and no method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person, other than in an immaterial manner. There is no legitimate basis for a claim that any of the Acquired Corporations or any Company Product has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Company Product, or any method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person, other than in an immaterial manner. Without limiting the generality of the foregoing:

(l)         Infringement Claims.   No infringement, misappropriation, or similar claim or Proceeding is pending or, to the Knowledge of the Acquired Corporations, threatened against any of the Acquired Corporations or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by any of the Acquired Corporations with respect to such claim or Proceeding. None of the Acquired Corporations has ever received any notice or other communication (in writing or electronic) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by any of the Acquired Corporations, any of their employees or agents, or any Company Product of any Intellectual Property Rights of another Person, including any letter or other written or electronic communication suggesting or offering that the Company obtain a license to any Intellectual Property Right of another Person.

(m)      Other Infringement Liability.   Other than indemnification provisions in the form set forth in Company’s standard form of agreement provided to Parent and listed in Section 2.9(d) or (f), none of the Acquired Corporations is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in the Acquired Corporations’ standard forms of Company IP Contracts in the form provided to Parent).

(n)        Infringement Claims Affecting In-Licensed IP.   To the Knowledge of the Acquired Corporations, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Acquired Corporations is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not materially and adversely affect (a) the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Acquired Corporations, or (b) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Company Product.

(o)        Bugs.   None of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by any of the Acquired Corporations at any time since January 1, 2002 (including any software that is part of, is distributed with, or is used in the design, development, manufacturing, production, distribution, testing, maintenance, or support of any Company Product, but excluding any third-party software that is generally available on standard commercial terms and is licensed to the Acquired Corporations solely for internal use on a non-exclusive basis) (collectively, “Company Software”) (a) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (b) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software. The Company has provided to Parent a complete and accurate list of all known bugs, defects, and errors in each version of the Company Software as of June 18, 2007.

(p)        Harmful Code.   No Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise materially impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

(q)        Source Code.   Except as set forth on Part 2.9(q) of the Company Disclosure Schedule, the Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or authorized disclosure of the source code for any Company Software to any other Person.

(r)        Part 2.9(r) of the Company Disclosure Schedule accurately identifies and describes, since January 1, 2004, (i) each item of Open Source Code that is contained in, distributed with, or used in the development of the Company Products or from which any part of any Company Product is derived, (ii) the applicable license terms for each such item of Open Source Code, and (iii) the Company Product or Company Products to which each such item of Open Source Code relates.

(s)        No Company Product that is distributed, made available for download, or provided to a third party, contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Company Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of any of the Acquired Corporations to use or distribute any Company Product.

(t)         Part 2.9(t) of the Company Disclosure Schedule contains each Company Privacy Policy in effect at any time since January 1, 2004 and identifies, with respect to each Company Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect, (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy by the Acquired Corporations, and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy.

(u)        Part 2.9(u) of the Company Disclosure Schedule identifies and describes each distinct electronic or other database maintained by or for any of the Acquired Corporations at any time since January 1, 2004, containing (in whole or in part) Personal Data (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database. No material breach or violation of any such security policy has occurred or, to the Knowledge of the Acquired Corporations, is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.

(v)        Since the earlier of January 1, 2004 or the date upon which each applicable Acquired Corporation became a Subsidiary of the Company, each of the Acquired Corporations has complied at all times and in all material respects with all of the Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data, or Personal Data.

(w)       Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), nor Parent’s possession or use of the User Data or any data or information in the Company Databases, will result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy, User Data, or Personal Data.

2.10                                Contracts.

(a)        Part 2.10 of the Company Disclosure Schedule identifies each Acquired Corporation Contract that constitutes a “Material Contract.” For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i)         any Contract (A) relating to the employment of, or the performance of services by, any employee or consultant, (B) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; or (C) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $25,000 to any current or former employee or director;

(ii)       any Contract relating to the acquisition, transfer, development, sharing or license of any Intellectual Property or Intellectual Property Right (except for any Contract pursuant to which (A) any Intellectual Property or Intellectual Property Right is licensed to the Acquired Corporations under any third party software license generally available to the public, or (B) any Intellectual Property or Intellectual Property Right is licensed by any of the Acquired Corporations to any Person on a non-exclusive basis);

(iii)      any Contract that provides for indemnification of any officer, director, employee or agent;

(iv)       any Contract imposing any restriction on the right or ability of any Acquired Corporation (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person;

(v)        any Contract (other than Contracts evidencing Company Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(vi)       any Contract incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation, except for Contracts substantially identical to the standard forms of non-exclusive object code software licenses, non-exclusive service Contracts, development Contracts, or distributor or reseller Contracts previously delivered by the Company to Parent;

(vii)     any Contract relating to any currency hedging;

(viii)    any Contract (A) imposing any confidentiality obligation on any of the Acquired Corporations or any other Person, or (B) containing “standstill” or similar provisions;

(ix)       any Contract (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body);

(x)        any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(xi)       any Contract, other than a Contract entered into in the Company’s standard form of agreement, which form has been provided to Parent and is listed in Section 2.9(d) or 2.9(f), without material deviation from such form, that has a term of more than 90 days and that may not be terminated by an Acquired Corporation (without penalty) within 90 days after the delivery of a termination notice by such Acquired Corporation;

(xii)     any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $25,000 in the aggregate;

(xiii)    any Contract that could reasonably be expected to have a material effect on (A) the business, condition, capitalization, assets, liabilities, operations or financial performance of any of the Acquired Corporations, or (B) the ability of the Company to perform any of its obligations, or to consummate any of the transactions contemplated by, this Agreement; and

(xiv)     any other Contract, if a breach of such Contract could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

The Company has delivered to Parent an accurate and complete copy of each Acquired Corporation Contract that constitutes a Material Contract.

(b)        Each Acquired Corporation Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)        Except as set forth in Part 2.10(c) of the Company Disclosure Schedule: (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and could not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and, to the Knowledge of the Acquired Corporations, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; (ii) to the Knowledge of the Acquired Corporations, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, (E) result in the disclosure, release or delivery of any Company Source Code, or (F) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and could not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and (iii) since January 1, 2004, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

2.11     Sale of Products; Performance of Services.

(a)        Except as set forth in Part 2.11(a) of the Company Disclosure Schedule, since January 1, 2004, each product, system, program, item of Intellectual Property or other asset designed, developed to the point of a marketing requirements document, prototype, or alpha version, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations to any Person:

(i)         conformed and complied in all material respects with the terms and requirements of any applicable express warranty or other Contract and with all applicable Legal Requirements; and

(ii)       was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that has not had and would not have an adverse effect, in any material respect, on such product, system, program, Company IP or other asset (or the operation or performance thereof).

Part 2.11(a) of the Company Disclosure Schedule contains an accurate and complete copy of the most recent “bug list” with respect to each product, system, program or software module of each of the Acquired Corporations as of June 18, 2007.

(b)        All development services, support services, training services, upgrade services and other services that have been performed by the Acquired Corporations were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

(c)        Excluding complaints in the ordinary course of business from individual customers regarding service quality, and except for complaints from individual customers accounting for less than one thousand dollars ($1,000) of revenue per year regarding nonmaterial product or service issues, and except as set forth in Part 2.11(c) of the Company Disclosure Schedule, since January 1, 2005, no customer or other Person has asserted or threatened to assert any claim against any of the Acquired Corporations (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations, or (ii) under or based upon any other warranty relating to any product, system, program, Intellectual Property or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations or any services performed by any of the Acquired Corporations.

2.12     Liabilities.   None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured that would be material to the business, results of operations or financial condition of the Acquired Corporations, except for: (a) liabilities identified as such in the Company Unaudited Interim Balance Sheet or the notes thereto; (b) liabilities that have been incurred by the Acquired Corporations since March 31, 2007 in the ordinary course of business and consistent with past practices; (c) liabilities incurred under this Agreement and the other agreements contemplated hereby; and (d) liabilities incurred on or after the date of this Agreement in compliance with Section 4.2 hereof; and (e) liabilities described in Part 2.12 of the Company Disclosure Schedule.

2.13     Compliance with Legal Requirements.   Except as set forth in Part 2.13 of the Company Disclosure Schedule, each of the Acquired Corporations has complied in all material respects with all applicable Legal Requirements. Except as set forth in Part 2.13 of the Company Disclosure Schedule, since January 1, 2004, none of the Acquired Corporations has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

2.14     Certain Business Practices.   None of the Acquired Corporations has, nor to the Knowledge of the Acquired Corporations has any director, officer, agent or employee of any of the Acquired

Corporations (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

2.15     Governmental Authorizations.   The Acquired Corporations hold all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is in substantial compliance with the terms and requirements of such Governmental Authorizations. Since January 1, 2002, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization, other than notices or other communications received by any Non-Operating Subsidiary prior to the time that such entity was a Subsidiary of the Company. Except as set forth in Part 2.15 of the Company Disclosure Schedule, no Governmental Body has at any time challenged in writing the right of any of the Acquired Corporations to design, manufacture, offer or sell any of its products or services.

2.16     Tax Matters.

(a)        Each of the Acquired Corporations has filed all Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable Legal Requirements. All Taxes due and owing by each of the Acquired Corporations (whether or not shown on any Tax Return) have been paid. None of the Acquired Corporations is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Acquired Corporations do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the Acquired Corporations.

(b)        Each of the Acquired Corporations has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)        No director or officer (or employee responsible for Tax matters) of any of the Acquired Corporations expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No Proceedings are pending or being conducted with respect to any of the Acquired Corporations. None of the Acquired Corporations has received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against any of the Acquired Corporations.

(d)        Part 2.16(d) of the Company Disclosure Schedule lists all Tax Returns filed with respect to each of the Acquired Corporations for taxable periods ended on or after December 31, 2002 indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject to audit. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Acquired Corporations filed or received since January 1, 2002.

(e)        None of the Acquired Corporations has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)         None of the Acquired Corporations has filed a consent under section 341(f) of the Code concerning collapsible corporations. Except as set forth in Part 2.16(f) of the Company Disclosure Schedule, none of the Acquired Corporations is a party to any Contract that has resulted or would reasonable be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. Each of the Acquired Corporations has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code. None of the Acquired Corporations has participated in, or is currently participating in, any transaction that was or is a “listed transaction” or “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b) or similar transaction under any corresponding or similar Legal Requirement. Except as set forth in Part 2.16(f) of the Company Disclosure Schedule, none of the Acquired Corporations is a party to any Contract nor does it have any obligations (current or contingent) to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code. None of the Acquired Corporations is a party to or bound by any Tax allocation or sharing agreement. Each of the Acquired Corporations has (A) not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) no Liability for the Taxes of any Person (other than such Acquired Corporation) under regulation 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)        The unpaid Taxes of the Acquired Corporations (A) did not, as of the date of the Unaudited Interim Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Interim Balance Sheet, and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Corporations in filing their Tax Returns. Since the date of the Unaudited Interim Balance Sheet, none of the Acquired Corporations has incurred any liability for Taxes arising from extraordinary gains or losses, determined in accordance with GAAP, outside the ordinary course of business.

(h)        None of the Acquired Corporations will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (A) change in method of accounting for taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(i)         None of the Acquired Corporations has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code.

2.17     Employee and Labor Matters; Benefit Plans.

(a)        Part 2.17(a) of the Company Disclosure Schedule accurately sets forth, with respect to each employee of each of the Acquired Corporations (including any employee of any of the Acquired Corporations who is on a leave of absence or on layoff status):

(i)         the name of such employee, the Acquired Corporation by which such employee is employed and the date as of which such employee was originally hired by such Acquired Corporation;

(ii)       such employee’s title, and a description of such employee’s duties and responsibilities;

(iii)      the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the applicable Acquired Corporation with respect to services performed in 2006;

(iv)       such employee’s annualized compensation as of the date of this Agreement;

(v)        each Company Employee Plan in which such employee participates or is eligible to participate; and

(vi)       any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the businesses of the Acquired Corporations.

(b)        Part 2.17(b) of the Company Disclosure Schedule accurately identifies each former employee of any of the Acquired Corporations who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from any of the Acquired Corporations or otherwise) relating to such former employee’s employment with any of the Acquired Corporations; and Part 2.17(b) of the Company Disclosure Schedule accurately describes such benefits.

(c)        The employment of each of the Acquired Corporations’ employees is terminable by the applicable Acquired Corporation at will. The Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of each of the Acquired Corporations.

(d)        To the Knowledge of the Acquired Corporations:

(i)         no employee at the level of Director or above of any of the Acquired Corporations intends to terminate his employment with the Company; and

(ii)       no employee of any of the Acquired Corporations is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material adverse effect on the performance by such employee of any of his duties or responsibilities as an employee of such Acquired Corporation or a Material Adverse Effect on the Acquired Corporations.

(e)        Part 2.17(e) of the Company Disclosure Schedule accurately sets forth, with respect to each independent contractor of each of the Acquired Corporations who is a natural person and currently performing services to any of the Acquired Corporations:

(i)         the name of such independent contractor, the Acquired Corporation with which such independent contractor is contracted and the date as of which such independent contractor was originally hired by such Acquired Corporation;

(ii)       a description of such independent contractor duties and responsibilities;

(iii)      the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the applicable Acquired Corporation with respect to services performed in 2006 and 2007;

(iv)       the terms of compensation of such independent contractor; and

(f)         any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the businesses of the Acquired Corporations.

(g)        Except as set forth in Part 2.17(g) of the Company Disclosure Schedule, none of the Acquired Corporations is a party to or bound by, none of the Acquired Corporations has been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract at any time since January 1, 2002, and none of the Acquired Corporations is under any duty to bargain with any labor organization.

(h)        To the Knowledge of the Acquired Corporations, there has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any of the Acquired Corporations or any of their employees. There is not now pending, and to the Knowledge of the Acquired Corporations, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. To the Knowledge of the Acquired Corporations, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Acquired Corporations, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

(i)         None of the current or to the Knowledge of the Acquired Corporations former independent contractors of any of the Acquired Corporations could be reclassified as an employee. There are no, and to the Knowledge of the Acquired Corporations, at no time have there been, any independent contractors who have provided services to any of the Acquired Corporations or any Company Affiliate for a period of six consecutive months or longer. Except as set forth in Part 2.17(i) of the Company Disclosure Schedule, none of the Acquired Corporations has ever had any temporary or leased employees. No independent contractor of the Company is eligible to participate in any Company Employee Plan.

(j)         Part 2.17(j) of the Company Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement. None of the Acquired Corporations intends nor have any of them committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(k)        The Company has delivered to Parent: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all currently effective written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material liability to any of the Acquired Corporations or any Company Affiliate; (vii) all COBRA forms and related notices; (viii) all currently effective insurance policies in the possession of any of the Acquired Corporations or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ix) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (x) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(l)         Each of the Acquired Corporations and Company Affiliates have performed all obligations required to be performed by them under each Company Employee Plan and are not in default or violation of, and the Acquired Corporations do not have knowledge of any default or violation by any other party to, the terms of any Company Employee Plan, and each Company Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no claims or Proceedings pending, or, to the Knowledge of the Acquired Corporations, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Acquired Corporations or any Company Affiliate (other than ordinary administration expenses). There are no audits, inquiries or Proceedings pending or, to the Knowledge of the Acquired Corporations, threatened by the IRS, DOL, or any other Governmental Body with respect to any Company Employee Plan. None of the Acquired Corporations nor any Company Affiliate has ever incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each of the Acquired Corporations and Company Affiliates have made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(m)      None of the Acquired Corporations nor any Company Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA. None of the Acquired Corporations nor any Company Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Company Pension Plan in which stock of any of the Acquired Corporations or any Company Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no transaction contemplated by this Agreement shall cause any such assets or insurance obligations to be less than such benefit obligations.

(n)        No Company Employee Plan provides (except at no cost to the Acquired Corporations or any Company Affiliate), or reflects or represents any liability of any of the Acquired Corporations or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Acquired Corporations or any Company Affiliate, none of the Acquired Corporations nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(o)        Except as set forth in Part 2.17(o) of the Company Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(p)        Except as set forth in Part 2.17(p) of the Company Disclosure Schedule, each of the Acquired Corporations and Company Affiliates: (i) are, and at all times have been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Acquired Corporations, threatened or reasonably anticipated claims or Proceedings against any of the Acquired Corporations or any Company Affiliate under any worker’s compensation policy or long-term disability policy.

(q)        Except as set forth in Part 2.17(q) of the Company Disclosure Schedule, to the Knowledge of the Acquired Corporations, no shareholder nor any Company Employee is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person’s efforts to promote the interests of the Acquired Corporations or that would interfere with the businesses of the Acquired Corporations or any Company Affiliate. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Acquired Corporations or any Company Affiliate as presently conducted nor any activity of such shareholder or Company Employees in connection with the carrying on of the business of the Acquired Corporations or any Company Affiliate as presently conducted will, to the Knowledge of the Acquired Corporations, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such shareholders or Company Employees is now bound.

2.18     Environmental Matters.   Except as set forth in Part 2.18 of the Company Disclosure Schedule, each of the Acquired Corporations (i) is in compliance in all material respects with all applicable Environmental Laws and (ii) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance in all material respects with the terms and conditions thereof. Except as set forth in Part 2.18 of the Company Disclosure Schedule, none of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, Employee or otherwise, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law, and, to the Knowledge of the Acquired Corporations, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Law in the future. Except as set forth in Part 2.18 of the Company Disclosure Schedule, to the Knowledge of the Acquired Corporations, (a) all property that is leased to, controlled by or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed. Except as set forth in Part 2.18 of the Company Disclosure Schedule, no Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take “removal” or “remedial’ action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site. (For purposes of this Agreement: (A) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (B) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

2.19     Insurance.   The Company has delivered to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations. Each of such insurance policies is in full force and effect. Since January 1, 2004, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Part 2.19 of the Company Disclosure Schedule, there is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Acquired Corporations.

2.20     Transactions with Affiliates.   Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, between the date of the Company’s last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 2.20 of the Company Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

2.21     Legal Proceedings; Orders.

(a)        Except as set forth in Part 2.21(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and to the Knowledge of the Acquired Corporations no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the Knowledge of the Acquired Corporations, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)        Except as set forth in Part 2.21(b) of the Company Disclosure Schedule, there is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. Except as set forth in Part 2.21(b) of the Company Disclosure Schedule, to the Knowledge of the Acquired Corporations, no officer or key employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

2.22     Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement.   The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger, (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s shareholders at the Company Shareholders’ Meeting (as defined in Section 5.2), and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. This Agreement constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. No state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

2.23     Section 302A.673 of the MBCA Not Applicable.   As of the date hereof and at all times on or prior to the Effective Time, the board of directors of the Company has and will take all actions so that the restrictions applicable to business combinations contained in Section 302A.673 of the MBCA are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other transactions contemplated by this Agreement.

2.24     No Existing Discussions.   Except as set forth in Part 2.24 of the Company Disclosure Schedule, none of the Acquired Corporations, and no Representative of any of the Acquired Corporations, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

2.25     Vote Required.   The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Shareholders’ Meeting (the “Required Company Shareholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

2.26     Non-Contravention; Consents.   Except as set forth in Part 2.26 of the Company Disclosure Schedule (which shall identify the subsection of this Section 2.26 to which such disclosure relates), neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement by the Company, nor (2) the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a)        contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

(b)        contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

(c)        contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

(d)        contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Corporation Contract that constitutes a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Acquired Corporation Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Acquired Corporation Contract, (iii) accelerate the maturity or performance of any such Acquired Corporation Contract, or (iv) cancel, terminate or modify any term of such Acquired Corporation Contract;

(e)        result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or

(f)         result in, or increase the likelihood of, the disclosure or delivery to any escrowholder or other Person of the Company Source Code, or the transfer of any material asset of any of the Acquired Corporations to any Person.

Except as may be required by the Exchange Act, the MBCA, the HSR Act, any foreign antitrust law or regulation and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus), and except as set forth in Part 2.26 of the Company Disclosure Schedule, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement by the Company, or (y) the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement.

2.27     Fairness Opinion.   The Company’s board of directors has received the written opinion of RBC Capital Markets Corporation (“RBC”), financial advisor to the Company, dated the date of this Agreement, to the effect that the consideration to be received by the Company’s shareholders is fair to the shareholders of the Company from a financial point of view. The Company has furnished an accurate and complete copy of said written opinion to Parent.

2.28     Financial Advisor.   Except for RBC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The total of all fees, commissions and other amounts that have been paid by the Company to RBC and all fees, commissions and other amounts that may become payable to RBC by the Company if the Merger is consummated will not exceed the amount set forth in Part 2.28 of the Company Disclosure Schedule. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid to or may become payable and all indemnification and other agreements related to the engagement of RBC.

2.29     Full Disclosure.   None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the shareholders of the Company or the stockholders of Parent or at the time of the Company Shareholders’ Meeting or the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The portions of the Joint Proxy Statement/Prospectus prepared by the Company will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

SECTION 3.                       REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1        Due Organization; Subsidiaries; Etc.   Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification. As of the date of this Agreement, Parent has no Subsidiaries, except for Merger Sub and the corporations identified in Part 3.1(a) of the Parent Disclosure Schedule; and neither the Parent nor Merger Sub nor any of the other corporations identified in Part 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than Entities identified in Part 3.1(b) of the Parent Disclosure Schedule. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither Parent nor any of its Subsidiaries is the general partner of any general partnership, limited partnership or other Entity.

3.2        Certificate of Incorporation and Bylaws.   Parent has delivered to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the Parent and Merger Sub, including all amendments thereto.

3.3        Capitalization, Etc.

(a)        The authorized capital stock of Parent consists of: (i) 150,000,000 shares of Parent Common Stock; and (ii) 10,000,000 shares of Parent Preferred Stock. As of June 22, 2007, 17,680,230 shares of Parent Common Stock were issued and outstanding. As of the date of this Agreement, no shares of Parent Preferred Stock are issued or outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. The authorized capital stock of Merger Sub consists of: 10,000 shares of Merger Sub Common Stock, of which 100 shares have been issued, all to Parent, and are outstanding as of the date of this Agreement. Parent does not hold any shares of its capital stock in its treasury. As of the date of this Agreement, neither Parent nor Merger Sub is under any obligation, or is bound by any Contract pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock.

(b)        As of June 22, 2007, 4,661,933 shares of Parent Common Stock are reserved for future issuance pursuant to stock options granted and outstanding. Other than such stock options and except as set forth in Part 3.3(b) of the Parent Disclosure Schedule, as of the date of this Agreement there is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock of Parent or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that by its terms is or may become convertible into or exchangeable for any shares of the capital stock of Parent or any of its Subsidiaries.

(c)        All outstanding capital stock and options of Parent and Merger Sub were issued and granted in compliance with all applicable securities laws and other applicable Legal Requirements.

3.4        SEC Filings; Financial Statements.

(a)        Parent has delivered or made available to the Company accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since January 1, 2004 (the “Parent SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed on a timely basis. None of the Parent’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act or the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)        The consolidated financial statements (including any related notes) contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and were or are subject to normal and recurring year-end audit adjustments that were not and will not be, individually or in the aggregate, material in amount); and (iii) fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its subsidiaries for the periods covered thereby.

3.5        Absence of Certain Changes or Events.   Except as set forth in Part 3.5 of the Parent Disclosure Schedule, between March 31, 2007 and the date of this Agreement:

(a)        there has not been any event that has had a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, and to the actual knowledge of the Chief Executive Officer, Chief Financial Officer and General Counsel of Parent, there is no tangible evidence in Parent’s possession of any events that Parent reasonably expects to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole;

(b)        there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of Parent or any of its Subsidiaries (whether or not covered by insurance) that has had a Material Adverse Effect on Parent and its Subsidiaries taken as a whole;

(c)        except in the ordinary course of business and consistent with past practices, none of Parent or any of its Subsidiaries has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (other than in connection with the termination of employment or engagement);

(d)        Parent has not effected or been a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or any merger, consolidation, share exchange, or business combination;

(e)        Parent has not received any written offer, proposal, inquiry or indication of interest or held substantive discussions regarding any Parent Acquisition Transaction;

(f)         none of Parent or any of its Subsidiaries has acquired any equity interest or other interest in any other Entity;

(g)        none of Parent or any of its Subsidiaries has agreed or committed to take any of the actions referred to in clauses “(c)” through “(f)” above.

3.6        Title to Assets.   Parent and its Subsidiaries own, and have good and valid title to, all assets purported to be owned by them, including: (i) all assets reflected on the Parent Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Parent Unaudited Interim Balance Sheet); and (ii) all other assets reflected in the books and records of Parent and its Subsidiaries as being owned by Parent or any of its Subsidiaries. All of said assets are owned by Parent and any of its Subsidiaries free and clear of any Encumbrances, except for Permitted Encumbrances.

3.7        Proprietary Assets.

(a)        Parent has good and valid title to all of the Intellectual Property owned by Parent that are material to the business of the Parent (“Parent Proprietary Assets”), free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent, and (iii) nonexclusive licenses entered into in the ordinary course of business.

(b)        To the Knowledge of Parent: (i) all patents, trademarks, service marks and copyrights held by Parent are valid, enforceable and subsisting; (ii) none of the Parent Proprietary Assets and no Intellectual Property that is currently being developed by Parent (either by itself or with any other Person) infringes, misappropriates or conflicts with any Intellectual Property owned or used by any other Person; (iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by Parent is infringing, misappropriating or making any unlawful or unauthorized use of any Intellectual Property owned or used by any other Person, and, except as set forth in Part 3.7(b) of the Parent Disclosure Schedule, since January 1, 2004, Parent has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Intellectual Property owned or used by any other Person; (iv) except as set forth in Part 3.7(b) of the Parent Disclosure Schedule, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Intellectual Property owned or used by any other Person infringes or conflicts with, any material Parent Proprietary Asset.

(c)        The Parent Proprietary Assets, together with any Intellectual Property currently being licensed to Parent by third parties, constitute all the Intellectual Property necessary to enable Parent to conduct its business in the manner in which such business is being conducted.

3.8        Contracts.   Parent (i) has not violated or breached, or committed any default under, any material Contract to which Parent is a party, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent; and, to the Knowledge of Parent, no other Person has violated or breached, or committed any default under, any material Contract to which Parent is a party, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent; (ii) to the Knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any material Contract to which Parent is a party, (B) give any Person the right to declare a default or exercise any remedy under any material Contract to which Parent is a party, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any material Contract to which Parent is a party, (D) give any Person the right to accelerate the maturity or performance of any material Contract to which Parent is a party, or give any Person the right to cancel, terminate or modify any material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent; and (iii) since January 1, 1998, Parent has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

3.9        Compliance with Legal Requirements.   Parent is in compliance in all material respects with all applicable Legal Requirements. Except as set forth in Part 3.9 of the Parent Disclosure Schedule, since January 1, 2004, Parent has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

3.10     Certain Business Practices.   Neither Parent nor any director, officer, agent or employee of Parent has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

3.11     Governmental Authorizations.   Parent holds all Governmental Authorizations necessary to enable Parent to conduct its business in the manner in which such business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Parent is in substantial compliance with the terms and requirements of such Governmental Authorizations. Except as set forth in Part 3.11 of the Parent Disclosure Schedules, since January 1, 1998, Parent has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. No Governmental Body has at any time challenged in writing the right of Parent or any of its Subsidiaries to design, manufacture, offer or sell any of its products or services.

3.12     Tax Matters.

(a)        Each of the Tax Returns required to be filed by or on behalf of Parent with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Parent Returns”) (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) has been, or will be when filed, prepared in substantial compliance with all applicable Legal Requirements. All amounts due and owning on or before the Closing Date have been or will be paid on or before the Closing Date. No claim has ever been made by an authority in a jurisdiction where the Parent does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction. Except as set forth in Part 3.12(a) of the Parent Disclosure Schedules, there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the Parent.

(b)        The Parent Unaudited Interim Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date thereof in accordance with generally accepted accounting principles. Parent will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Parent Unaudited Interim Balance Sheet through the Closing Date.

(c)        Parent has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)        No director or officer (or employee responsible for Tax matters) of any of Parent expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No Proceedings are pending or being conducted with respect to Parent. Except as set forth in Part 3.12(d) of the Parent Disclosure Schedules, Parent has not received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against Parent.

(e)        Parent has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)         Parent has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). Parent has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(g)        It is the present intention of Parent to continue at least one significant historic business line of the Acquired Corporations or to use at least a significant portion of the Acquire Corporation’s historic business assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d).

3.13     Environmental Matters.   Parent (i) is in compliance in all material respects with all applicable Environmental Laws, and (ii) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance in all material respects with the terms and conditions thereof. Parent has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Parent is not in compliance with any Environmental Law, and, to the Knowledge of Parent, there are no circumstances that may prevent or interfere with the compliance by Parent with any Environmental Law in the future. To the Knowledge of Parent, (a) all property that is leased to, controlled by or used by Parent, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by Parent contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to, controlled by or used by  Parent contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed. Parent has never sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take “removal” or “remedial’ action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up the site.

3.14     Transactions with Affiliates.   Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, between the date of Parent’s last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.15     Legal Proceedings; Orders.

(a)        As of the date of this Agreement, there is no pending Legal Proceeding, and (to the Knowledge of Parent) no Person has threatened to commence any Legal Proceeding:  (i) that involves Parent or any of its Subsidiaries or any of the assets owned or used by Parent or any of its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the Knowledge of Parent, as of the date of this Agreement, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)        There is no material order, writ, injunction, judgment or decree to which Parent, or any of the assets owned or used by Parent, is subject. To the best of the knowledge of Parent, no officer or key employee of Parent is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent.

3.16     Authority; Binding Nature of Agreement.   Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of the respective boards of directors of Parent and Merger Sub. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.17     Vote Required.   The only vote of Parent’s stockholders required to approve the issuance of Parent Common Stock in the Merger is the vote prescribed by Marketplace Rule 4310 of the National Association of Securities Dealers (the “Required Parent Stockholder Vote”).

3.18     Non-Contravention; Consents.   Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Merger Sub of the Merger will (a) contravene, conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub or of any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent; (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent, or any of the assets owned or used by Parent, is subject; (c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract to which Parent is a party, or give any Person the right to declare a default or exercise any remedy under any such Contract to which Parent is a party; or (d) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject. Except as may be required by the Securities Act, the Exchange Act, state securities or “blue sky” laws, the DGCL, the MBCA, the HSR Act, any foreign antitrust law or regulation and the NASD Bylaws (as they relate to the S-4 Registration Statement and the Joint Proxy Statement), Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation by Merger Sub of the Merger.

3.19     Full Disclosure.   None of the information to be supplied by or on behalf of Parent for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the shareholders of the Company or the stockholders of Parent or at the time of the Company Shareholders’ Meeting or the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

3.20     Fairness Opinion.   Parent’s board of directors has received the written opinion of Friedman, Billings, Ramsey & Co., Inc., financial advisor to Parent, dated the date of this Agreement, to the effect that the consideration to be paid by the parent is fair from a financial point of view.

3.21     Valid Issuance.   The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.22     Employee and Labor Matters.

(a)        Except as set forth in Part 3.21(a) of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries is a party to or bound by, and none of Parent or any of its Subsidiaries has ever been a party to or bound by, any union contract, collective bargaining agreement or similar Contract.

(b)        To the Knowledge of Parent, there is not now pending, and to the Knowledge of Parent, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

(c)        Part 3.22(c) of the Parent Disclosure Schedule contains an accurate and complete list as of the date hereof of each Parent Employee Plan.

(d)        Parent has delivered or otherwise made available to the Company: (i) correct and complete copies of all documents setting forth the terms of each Parent Employee Plan including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Parent Employee Plan; (iii) if the Parent Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Parent Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Parent Employee Plan; (v) all material written Contracts relating to each Parent Employee Plan, including administrative service agreements and group insurance contracts; (vi) all currently effective written materials provided to any Parent Employee relating to any Parent Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in material liability to Parent or any of its Subsidiaries.

(a)        Each of Parent, any of its Subsidiaries and Parent Affiliates has performed all obligations required to be performed by it under each Parent Employee Plan and is not in default or violation of, and Parent does not have Knowledge of any default or violation by any other party to, the terms of any Parent Employee Plan, and each Parent Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Each of Parent and its Subsidiaries and Parent Affiliates have made all contributions and other payments required by and due under the terms of each Parent Employee Plan.

SECTION 4.                       Certain Covenants Of The Company And Parent

4.1        Access and Investigation.

(a)        During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Acquired Corporations shall, and shall cause the respective Representatives of the Acquired Corporations to: (i) provide Parent and Parent’s Representatives with reasonable access to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (ii) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of: (A) all material operating and financial reports prepared by the Acquired Corporations for the Company’s senior management, including (1) copies of the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows and (2) copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for the Company’s senior management; (B) any written materials or communications sent by or on behalf of the Company to its shareholders; (C) any material notice, document or other communication sent by or on behalf of any of the Acquired Corporations to any party to any Acquired Corporation Contract or sent to any of the Acquired Corporations by any party to any Acquired Corporation Contract (other than any communication that relates solely to routine commercial transactions between an Acquired Corporation and the other party to any such Acquired Corporation Contract and that is of the type sent in the ordinary course of business and consistent with past practices); (D) any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Merger or any of the other transactions contemplated by this Agreement; and (E) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body.

(b)        During the Pre-Closing Period, Parent shall, and shall cause the respective Representatives of Parent to: (i) provide the Company and the Company’s Representatives with reasonable access to Parent’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Parent; and (ii) provide the Company and the Company’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to Parent, and with such additional financial, operating and other data and information regarding Parent, as the Company may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, Parent agrees to hold weekly meetings with the Chief Executive Officer of the Company to provide updates on material developments in Parent’s business and provide the Company with: (A) drafts of any filings on Form 10-Q or Form 8-K expected to be made with the SEC at least 24 hours prior to such filing; (B) any written materials or communications sent by or on behalf of the Parent to its shareholders; (C) any notice, report or other document filed by the Parent with or sent to any Governmental Body on behalf of Parent or any of its Subsidiaries in connection with the Merger or any of the other transactions contemplated by this Agreement; and (D) any material notice, report or other document received by the Parent related to Parent or any of its Subsidiaries from any Governmental Body.

4.2        Operation of the Company’s and Parent’s Business.

(a)        During the Pre-Closing Period:  (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations (A) in the ordinary course and in accordance with past practices and (B) in compliance with all applicable Legal Requirements and the requirements of all Acquired Corporation Contracts that constitute Material Contracts; (ii) the Company shall use all reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations; (iii) the Company shall keep in full force all insurance policies referred to in Section 2.19; (iv) the Company shall cause to be provided all notices, assurances and support required by any Acquired Corporation Contract relating to any Intellectual Property or Intellectual Property Right in order to ensure that no condition under such Acquired Corporation Contract occurs that could result in, or could increase the likelihood of, (A) any transfer or disclosure by any Acquired Corporation of any Company Source Code, or (B) a release from any escrow of any Company Source Code that has been deposited or is required to be deposited in escrow under the terms of such Acquired Corporation Contract; (v) the Company shall promptly notify Parent of (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, and (B) any Legal Proceeding commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting any of the Acquired Corporations that relates to the consummation of the transactions contemplated by this Agreement; and (vi) the Company shall (to the extent requested by Parent) cause the Acquired Corporations’ officers to report regularly to Parent concerning the status of the Company’s business.

(b)        During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not permit any of the other Acquired Corporations to:

(i)         declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii)       sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement or as a relocation bonus to Company Employees as described in Part 2.3(c) of the Company Disclosure Schedule);

(iii)      amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company’s stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

(iv)       amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger,

consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v)        form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vi)       make any capital expenditure (except that the Acquired Corporations may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $400,000 in the aggregate);

(vii)     enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract, other than with respect to a Material Contract that is (a) an existing Material Contract not specifically identified on the Company Disclosure Schedule as a result of being grouped and categorically identified in Part 2.10 of the Company Disclosure Schedule with other Material Contracts or (b) a Material Contract entered into after the date of this Agreement that is described by any categorical disclosure in Part 2.10 of the Company Disclosure Schedule;

(viii)    acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for immaterial assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

(ix)       lend money to any Person, or incur or guarantee any indebtedness, other than loans to any Acquired Corporation  other than a Non-Operational Subsidiary solely to fund the working capital needs of such Acquired Corporation;

(x)        establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except that the Company (A) may make routine, reasonable salary increases in connection with the Company’s customary employee review process, and (B) may pay customary bonus payments and profit sharing payments consistent with past practices payable in accordance with existing bonus and profit sharing plans referred to in Part 2.17(a) of the Company Disclosure Schedule);

(xi)       hire any new employee at the level of director or above or with an annual base salary in excess of $100,000, promote any employee except in order to fill a position vacated after the date of this Agreement, or engage any consultant or independent contractor for a period exceeding 30 days;

(xii)     change any of its pricing policies (it being recognized that moving existing customers from an older pricing policy or terms of service shall not be considered a change in policy), product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

(xiii)    make any Tax election;

(xiv)     commence or settle any Legal Proceeding;

(xv)      enter into any material transaction outside the ordinary course of business or inconsistent with past practices; or

(xvi)     agree or commit to take any of the actions described in clauses “(i)” through “(xv)” of this Section 4.2(b).

(c)        During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: the discovery by any Acquired Corporation of (i) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(d)        The Company shall meet all of its filing obligations with respect to, and shall complete all filings of Form 5471, Information Return of U.S. Persons With Respect to Certain Foreign Corporations, Schedule O, Organization or Reorganization of Foreign Corporation, and Acquisitions and Dispositions of its Stock, and TD F 90-22.1, Report of Foreign Bank and Financial Accounts (collectively the “Tax Filings”) on or prior to the Closing Date, and in any case prior to any date that would cause any of the Acquired Corporations to incur any increased penalties or risk thereof.

(e)        During the Pre-Closing Period, Parent shall not (without the prior written consent of the Company), and shall not permit any of its Subsidiaries to:

(i)         except in the ordinary course of business and consistent with past practices, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (other than repurchases of securities made in connection with the exercise of rights under agreements in force as of the date of this Agreement);

(ii)       amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction; or

(iii)      acquire any other business entity (or all or substantially all of the assets thereof) for total consideration having a value of more than fifteen million dollars ($15,000,000) in any individual case.

(f)         During the Pre-Closing Period, Parent shall promptly notify the Company in writing of the discovery by Parent or any of its Subsidiaries of: (i) any event, condition, fact or circumstance, that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement, or (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement, (iii) any material breach of any covenant or obligation of Parent under this Agreement; (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely, (v) any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of Parent or any of its Subsidiaries or that relates to the consummation of the transactions contemplated by this Agreement; or (vi) any acqiusition of any other business entity (or all or substantially all of the assets thereof) for total consideration having a value of not more than fifteen million dollars ($15,000,000) in any individual case. No notification given to the Company pursuant to this Section 4.2(f) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

4.3        No Solicitation.

(a)        The Company shall not directly or indirectly, and shall not authorize or knowingly permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction, it being understood and agreed that informing any Person as to the existence of this provision in response to any unsolicited Acquisition Proposal, proposal or inquiry shall not constitute or be deemed to be a violation of the foregoing; provided, however, that prior to the adoption of this Agreement by the Required Company Shareholder Vote, this Section 4.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, entering into a confidentiality agreement with, or entering into discussions with, any Person in response to an unsolicited Acquisition Proposal that the Company’s Board of Directors determines in good faith constitutes or would reasonably be expected to lead to a Superior Offer that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.3, (2) the board of directors of the Company concludes in good faith, after having taken into account the written advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company’s shareholders under applicable law, (3) at least two business days prior to furnishing any such information to, entering into a confidentiality agreement with, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish information to, entering into a confidentiality agreement with, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company substantially similar to the confidentiality provisions contained in that certain letter agreement dated May 25, 2007, as amended on June 19, 2007, between the Company and Parent, and (4) prior to furnishing any such information that is material nonpublic information to such Person, the Company furnishes such material nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action inconsistent with of any of the provisions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.3 by the Company.

(b)        The Company shall promptly advise Parent orally (within 24 hours) and in writing (within 48 hours) of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to any of the Acquired Corporations (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent reasonably informed in all material respects with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)        The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

(d)        The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights, and will use its reasonable best efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations, except for those Persons who have subsequent to such consideration entered into a commercial relationship with the Company.

(e)        Nothing contained in this Section 4.3 shall prohibit the Company’s board of directors from taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement required by Rule 14d-9 promulgated under the Exchange Act; provided, however, that prior to taking any of the foregoing actions, the Company has complied with the applicable requirements of Section 5.2(c).

4.4        FIRPTA Matters.   At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the IRS the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

SECTION 5.                       Additional Covenants Of The Parties

5.1        Registration Statement; Joint Proxy Statement.

(a)        As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Parent will use all reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s stockholders, and the Company will use all reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s shareholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Acquired Corporations and the Company’s shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy

Statement/Prospectus, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of the Company.

(b)        Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Shareholders’ Meeting; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

5.2        Company Shareholders’ Meeting.

(a)        The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the “Company Shareholders’ Meeting”). The Company Shareholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Shareholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b)        Subject to Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the board of directors of the Company recommends that the Company’s shareholders vote to adopt this Agreement at the Company Shareholders’ Meeting (the recommendation of the Company’s board of directors that the Company’s shareholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

(c)        Notwithstanding anything in this Agreement to the contrary, at any time prior to the adoption of this Agreement by the Required Company Shareholder Vote, the Company Board Recommendation may be withdrawn, changed, amended or modified (a “Change of Recommendation”) if: (i) an unsolicited, bona fide written Acquisition Proposal is made to the Company and is not withdrawn; (ii) the Company provides Parent with at least 48 hours or such lesser prior notice as the longest notice provided to any member of the board of directors of any meeting of the Company’s board of directors at which such board of directors will consider and determine whether such offer is a Superior Offer; (iii) the Company’s board of directors determines in good faith, in its reasonable judgment, after taking into consideration the oral or written opinion of the Company’s independent financial advisor that such offer constitutes a Superior Offer; (iv) the Company’s board of directors determines in good faith, in its reasonable judgment, after having taken into account the written advice of the Company’s outside legal counsel, that, in light of such Superior Offer, the withdrawal or modification of the Company Board Recommendation is required in order for the Company’s board of directors to comply with its fiduciary obligations to the Company’s shareholders under applicable law; (v) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time within five business days after Parent receives written notice from the Company confirming that the Company’s board of directors has determined that such offer is a Superior Offer; and (vi) neither the Company nor any of its Representatives shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.3.

(d)        The Company’s obligation to call, give notice of and hold the Company Shareholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

5.3        Parent Stockholders’ Meeting.

(a)        Parent shall take all action necessary to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on the issuance of Parent Common Stock in the Merger (the “Parent Stockholders’ Meeting”). The Parent Stockholders’ Meeting will be held as promptly as practicable after this Agreement shall have been duly adopted by the Company’s shareholders at the Company Shareholders’ Meeting. Parent shall ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b)        Subject to Section 5.3(c): (i) the Joint Proxy Statement shall include a statement to the effect that the board of directors of Parent recommends that Parent’s stockholders vote to approve the issuance of Parent Common Stock in the Merger (the recommendation of Parent’s board of directors that Parent’s stockholders vote to approve the issuance of Parent Common Stock in the Merger being referred to as the “Parent Board Recommendation”); and (ii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the board of directors of Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

(c)        Notwithstanding anything to the contrary contained in Section 5.3(b)(i), at any time prior to the approval of the issuance of Parent Common Stock in the Merger by the stockholders of Parent, the Parent Board Recommendation may be withdrawn or modified if the board of directors of Parent concludes in good faith, after having taken into account the written advice of Parent’s outside legal counsel, that the withdrawal or modification of the Parent Board Recommendation is required in order for the board of directors of Parent to comply with its fiduciary obligations to Parent’s stockholders under applicable law.

(d)        Parent’s obligation to call, give notice of and hold the Parent Stockholders’ Meeting shall not be limited or otherwise affected by any withdrawal or modification of the Parent Board Recommendation.

5.4        Regulatory Approvals.   Each party shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Merger, if any such filings are required. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement, (a) the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law, and (b) in connection with any such Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries’ ability to operate or retain, any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger.

5.5        Employee Benefits.

(a)        Parent agrees that (a) all employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible, as determined by Parent, to either continue participating in the health and welfare benefit plans of the Acquired Corporations (the “Acquired Corporations Benefit Plans”), to the extent that Parent assumes sponsorship of the Acquired Corporations Benefit Plans, or participate in the health and welfare benefit plans of Parent, the Surviving Corporation, or Subsidiary of the Surviving Corporation (collectively, the “Parent Benefit Plans”), as applicable, and (b) for purposes of eligibility to participate under the Parent Benefit Plans, but not for purposes of benefit accrual, each such Continuing Employee shall receive credit for his or her years of service with the Acquired Corporations prior to the Effective Time; provided, however, that (i) nothing in this Section 5.5 or elsewhere in this Agreement shall limit the right of Parent, the Surviving Corporation or Subsidiary of the Surviving Corporation to amend or terminate any Parent Benefit Plans or Acquired Corporations Benefit Plans at any time following the Effective Time, and (ii) if the Acquired Corporations Benefit Plans or Parent Benefit Plans in which Continuing Employees participate after the Effective Time are terminated, then (upon expiration of any appropriate transition period) such Continuing Employees shall be eligible to participate in one or more corresponding Parent Benefit Plans, as determined by Parent, to substantially the same extent as similarly situated employees of Parent, the Surviving Corporation or Subsidiary of the Surviving Corporation, as applicable, and, to the extent applicable, shall receive credit under such plans for purposes of eligibility to participate, but not for purposes of benefit accrual, for his or her years of service with the Acquired Corporations prior to the Effective Time. Nothing in this Section 5.5 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent and the employment of each Continuing Employee shall be “at will” employment. Except as set forth in Section 5.6(c), no current or former employee, consultant or director of any of the Acquired Corporations, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement.

(b)        Unless otherwise directed in writing by Parent prior to the Effective Time, the Company agrees to take (or cause to be taken) all actions necessary or appropriate to terminate, effective immediately prior to the Effective Time, any employee benefit plan sponsored by any of the Acquired Corporations (or in which any of the Acquired Corporations participate) that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “Acquired Corporations’ 401(k) Plan”). If the Acquired Corporations’ 401(k) Plan is so terminated and Parent does not provide for a direct, trustee-to-trustee transfer of assets and liabilities from the Acquired Corporations’ 401(k) Plan to an employee pension benefit plan sponsored by Parent that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Parent 401(k) Plan”), then as soon as administratively practicable following the Effective Time, Parent shall advise the Continuing Employees of their right to (i) elect to receive a distribution of their individual account balances from the Acquired Corporations’ 401(k) Plan and (ii) to the extent permitted by Legal Requirements, as soon as practicable following the Effective Time (or, if later, the receipt of a favorable determination letter from the IRS in connection with the termination of the Acquired Corporations’ 401(k) Plan), roll over such distributions to a Parent 401(k) Plan in a direct rollover or rollover contribution, which, in the case of a Continuing Employee who rolls over his or her entire account balance, shall include, to the extent permitted under both the Acquired Corporations’ 401(k) Plan and Parent 401(k) Plan, any outstanding loan notes evidencing participant loans from the Acquired Corporations’ 401(k) Plan. Prior to terminating the Acquired Corporations’ 401(k) Plan, the Company shall take any steps necessary, including amending the Acquired Corporations’ 401(k) Plan and any related 401(k) loan policies, to ensure that such rollover of participant accounts and loan balances is permitted under the terms of the Acquired Corporations’ 401(k) Plan and any related 401(k) loan policies.

5.6        Indemnification of Officers and Directors.

(a)        All rights to indemnification existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the Company’s Bylaws (as in effect as of the date of this Agreement), as provided in the Company’s Articles of Incorporation as of the date of this Agreement, pursuant to the MBCA, or in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) in the forms listed in Part 5.6 of the Company Disclosure Schedule, shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent permitted by Delaware law for a period of six years from the Effective Time.

(b)        Parent shall, or shall cause the Surviving Corporation to, purchase a “tail” prepaid policy on the current insurance policy of the Company for a period of six years from the Effective Time and to maintain such “tail” policy in full force and effect and to honor its respective obligations thereunder. Such “tail” policy shall provide coverage no less favorable in all material respects to that maintained by or on behalf of the Acquired Corporations on the date hereof (which policy is set forth on Part 2.19 of the Company Disclosure Schedule (the “Current Policy”) and having coverage and containing terms and conditions which in the aggregate are not less advantageous to the persons currently covered by such Current Policy as insureds with respect to claims arising from any actual or alleged wrongful act or omission occurring prior to the Effective Time (including, without limitation, any acts or omissions relating to the approval of this Agreement and the consummation of the Merger) for which a claim has not been made against any director or officer of any of the Acquired Corporations prior to the Effective Time; provided, that Parent shall have not such obligation with respect to Side A coverage for the benefit of Joel Kocher as such coverage relates to certain litigation matters listed in Part 2.21(a) of the Company Disclosure Schedule. Notwithstanding the foregoing, in no event will Parent be obligated to pay more than 150% of the Current Premium in the aggregate for any “tail” policy, it being understood that if the premium for such insurance coverage exceeds such amount, Parent shall be obligated to obtain a “tail” policy with the greatest coverage available for a cost equal to such amount.

(c)        This Section 5.6 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties, and the provisions of this Section 5.6 shall survive the consummation of the Merger as set forth herein and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Indemnified Parties (and their respective heirs and representatives) shall be entitled to enforce the covenants contained in this Section 5.6. The obligations of Parent and the Surviving Corporation under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party under this Section 5.6 without the consent of such affected Indemnified Party. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.6.

5.7        Additional Agreements.

(a)        Subject to Section 5.7(b), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.7(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

(b)        Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations, or (vi) to contest any Legal Proceeding relating to the Merger if Parent determines in good faith that contesting such Legal Proceeding might not be advisable.

5.8        Disclosure.   Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing Parent and Merger Sub, the Company shall not, and shall not permit any of their respective Subsidiaries or Representatives to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) the other parties hereto shall have approved such disclosure or (b) the Company or Parent (as the case may be) shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable law.

5.9        Affiliate Agreements.   The Company shall use all reasonable efforts to cause each Person identified in Part 2.20 of the Company Disclosure Schedule and each other Person who is or becomes (or may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company to execute and deliver to Parent, prior to the date of the mailing of the Joint Proxy Statement/Prospectus to the Company’s shareholders, an Affiliate Agreement in the form of Exhibit C. Neither Parent nor the Company shall register, or allow its transfer agent to register, on its books any transfer of any shares of Parent Common Stock or Company Common Stock of any “affiliate” of the Company who has not provided a signed Affiliate Agreement in accordance with this Section 5.9.

5.10     Tax Matters.   At or prior to the filing of the Form S-4 Registration Statement, the Company and Parent shall execute and deliver to Cooley Godward Kronish LLP and to Stubbs Alderton & Markiles, LLP tax representation letters in customary form. Parent, Merger Sub and the Company shall each confirm to Cooley Godward Kronish LLP and to Stubbs Alderton & Markiles, LLP the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Parent and the Company shall use all reasonable efforts prior to the Effective Time to cause the Merger to qualify as a tax-free reorganization under Section 368(a)(1) of the Code. Following delivery of the tax representation letters pursuant to the first sentence of this Section 5.10, each of Parent and the Company shall use its reasonable efforts to cause Cooley Godward Kronish LLP and

Stubbs Alderton & Markiles, LLP, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.10.

5.11     Letter of the Company’s Accountants.   The Company shall use all reasonable efforts to cause to be delivered to Parent a letter of PricewaterhouseCoopers LLP, dated no more than two business days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.

5.12     Resignation of Officers and Directors.   The Company shall use all reasonable efforts to obtain and deliver to Parent on or prior to the Closing the resignation of each officer and director of each of the Acquired Corporations.

5.13     Listing.   Parent shall use reasonable efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the Nasdaq Global Market.

5.14     Board of Directors.   Prior to the Effective Time, Parent shall use all reasonable efforts to cause the board of directors of Parent to consist, as of the Effective Time, of seven directors as follows: (a) Julius Genachowski and Robert McCoy shall serve in the class of directors serving until Parent’s 2010 annual meeting of stockholders, (b) Hugh Durden and Jeffrey M. Stibel shall serve in the class of directors serving until Parent’s 2009 annual meeting of stockholders, and (c) David Brown, Timothy Maudlin and Alex Kazerani shall serve in the class of directors serving until Parent’s 2008 annual meeting of stockholders.

5.15     Section 16 Matters.   Prior to the Effective Time, the Company shall take such reasonable steps as are required to cause the disposition of Company Common Stock, Company Options and other derivative securities with respect to Company Common Stock, if any, in connection with the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act. If the Company delivers the Section 16 Information (as defined below) to Parent at least 15 days prior to the Effective Time, then, prior to the Effective Time, Parent shall take such reasonable steps as are required to cause the acquisition of Parent Common Stock, options to purchase shares of Parent Common Stock and other derivative securities with respect to Parent Common Stock, if any, in connection with the Merger by each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act. For purposes of this Section 5.15, “Section 16 Information” shall mean the following information for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock in the Merger; (b) the number of Company Options held by such individual and expected to be converted into options to purchase shares of Parent Common Stock in connection with the Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

5.16     Continuity of Business Enterprise.   Parent shall continue at least one significant historic business line of the Acquired Corporations or use at least a significant portion of Acquired Corporation’s historic business assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d).

SECTION 6.                       CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1        Accuracy of Representations.

(a)        The representations and warranties of the Company contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement; provided, however that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

(b)        The representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations; provided, however that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

6.2        Performance of Covenants.   Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3        Effectiveness of Registration Statement.   The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

6.4        Stockholder Approval.

(a)        This Agreement shall have been duly adopted by the Required Company Shareholder Vote.

(b)        The issuance of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote.

6.5        Consents.   The Consents to the Merger and the other transactions contemplated hereby identified in Part 6.5 of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect.

6.6        Agreements and Documents.   Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)        Affiliate Agreements in the form of EXHIBIT C, executed by each Person who could reasonably be deemed to be an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company;

(b)        a letter from PricewaterhouseCoopers LLP, dated as of the Closing Date and addressed to Parent, reasonably satisfactory in form and substance to Parent, updating the letter referred to in Section 5.11;

(c)        a legal opinion of Cooley Godward Kronish LLP, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that (i) in rendering such opinion, Cooley Godward Kronish LLP may rely upon the tax representation letters referred to in Section 5.10, and (ii) if Cooley Godward Kronish LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Stubbs Alderton & Markiles, LLP renders such opinion to Parent);

(d)        a certificate executed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.4(a), 6.5, 6.6(a), 6.7, 6.8, 6.11, 6.12, and 6.13 have been duly satisfied

(e)        each of the consents to assignment identified on Schedule 6.5 to the Disclosure Schedule; and

(f)         the written resignations of all officers and directors of each of the Acquired Corporations, effective as of the Effective Time.

6.7        Employees.   Each of the individuals identified on Schedule 6.7 shall have agreed to be employed by the Company and none of them shall have expressed an intention to terminate their employment with the Company or to decline to accept employment with Parent; provided that Parent has not changed the terms of such individual’s employment in a manner materially different than the terms set forth in their employment agreement with Parent dated as of the date hereof without the consent of such individual.

6.8        No Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Acquired Corporations, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

6.9        HSR Act.   The waiting period applicable to the consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent and the Federal Trade Commission or the Department of Justice pursuant to which Parent has agreed not consummate the Merger for a period of time; any similar waiting period under any applicable foreign antitrust law or regulation or other Legal Requirement shall have expired or been terminated; and any Consent required under any applicable foreign antitrust law or regulation or other Legal Requirement shall have been obtained.

6.10     Listing.   The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq Global Market.

6.11     No Restraints.   No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.12     No Governmental Litigation.   There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved:  (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of the Acquired Corporations any damages or other relief that may be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) that could materially and adversely affect the right of Parent or any of the Acquired Corporations to own the assets or operate the business of the Acquired Corporations; or (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement.

6.13     No Other Litigation.   There shall not be pending any Legal Proceeding first arising after the date of this Agreement in which, in the reasonable judgment of Parent, there is a reasonable possibility of an outcome that could have a Material Adverse Effect on the Acquired Corporations or a Material Adverse Effect on Parent:  (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of the Acquired Corporations, any damages or other relief that may be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of any of the Acquired Corporations; (d) that would materially and adversely affect the right of Parent or any of the Acquired Corporations to own the assets or operate the business of any of the Acquired Corporations; or (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement.

6.14     FIRPTA Compliance.   The Company shall have filed with the IRS the notification referred to in Section 4.4(b).

6.15     Dissenters’ Rights.   The holders of not more than ten percent (10%) of the outstanding Company Common Stock shall be eligible to demand and perfect dissenters rights in accordance with Sections 302A.471 and 302A.473 of the MBCA.

6.16     Tax Filings.   The Company shall have filed all of the Tax Filings in the time periods prescribed by Section 4.2(d).

SECTION 7.                       CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1        Accuracy of Representations.

(a)        The representations and warranties of Parent contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, (i) all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

(b)        The representations and warranties of Parent contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have, a Material Adverse Effect on Parent; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, (i) all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

7.2        Performance of Covenants.   All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3        Effectiveness of Registration Statement.   The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

7.4        Stockholder Approval.

(a)        This Agreement shall have been duly adopted by the Required Company Shareholder Vote.

(b)        The issuance of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote.

7.5        Documents.   The Company shall have received the following documents:

(a)        a legal opinion of Stubbs Alderton & Markiles, LLP, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that (i) in rendering such opinion, Stubbs Alderton & Markiles, LLP may rely upon the tax representation letters referred to in Section 5.10, and (ii) if Stubbs Alderton & Markiles, LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Cooley Godward Kronish LLP renders such opinion to the Company); and

(b)        a certificate executed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer, confirming that conditions set forth in Sections 7.1, 7.2, 7.4(b) and 7.8 have been duly satisfied.

7.6        HSR Act.   The waiting period applicable to the consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated and there shall not be in effect any voluntary agreement between Parent and the Federal Trade Commission or the Department of Justice pursuant to which Parent has agreed not consummate the Merger for a period of time.

7.7        Listing.   The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq Global Market.

7.8        No Restraints.   No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

SECTION 8.                       TERMINATION

8.1        Termination.   This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s shareholders and whether before or after approval of the issuance of Parent Common Stock in the Merger by Parent’s stockholders):

(a)        by mutual written consent of Parent and the Company;

(b)        by either Parent or the Company if the Merger shall not have been consummated by November 30, 2007; provided, however, that in the event that Form S-4 Registration Statement has not been declared effective on or prior to September 30, 2007, such date shall be extended on a day-for-day basis for each business day that the Form S-4 Registration Statement has not been declared effective following November 30, 2007, with such extension not to exceed an additional thirty (30) days; and provided, further, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by November 30, 2007 (as the same may be extended pursuant to the preceding proviso) is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

(c)        by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)        by either Parent or the Company if (i) the Company Shareholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s shareholders shall have taken a final vote on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at the Company Shareholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Shareholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted by the Required Company Shareholder Vote is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

(e)        by either Parent or the Company if (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the issuance of shares of Parent Common Stock in the Merger, and (ii) the issuance of Parent Common Stock in the Merger shall not have been approved at the Parent Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the failure to have the issuance of Parent Common Stock in the Merger approved by the Required Parent Stockholder Vote is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

(f)         by Parent (at any time prior to the adoption of this Agreement by the Required Company Shareholder Vote) if a Company Triggering Event shall have occurred;

(g)        by the Company (at any time prior to the approval of the issuance of Parent Common Stock in the Merger by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

(h)        by Parent if (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, (A) all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if and for so long as an inaccuracy in any of the Company’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach; or

(i)         by the Company if (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, (A) all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if and for so long as an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(i) on account of such inaccuracy or breach.

8.2        Effect of Termination.   In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

8.3        Expenses; Termination Fees.

(a)        Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that:

(i)         Parent and the Company shall share on a 60%/40% pro rata basis, respectively, all fees and expenses, other than attorneys’ fees, incurred in connection with the filing, printing and mailing of the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus and any amendments or supplements thereto and each party shall be responsible for any fees and expenses it incurs in connection with the filing of its premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation;

(ii)       if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) and at or prior to the time of the termination of this Agreement an Acquisition Proposal regarding the Company shall have been disclosed, announced, commenced, submitted or made, and the Company is party to a definitive agreement for an Acquisition Transaction within the twelve (12) month period following such termination which is ultimately completed, then (without limiting any obligation of the Company to pay any fee payable pursuant to Section 8.3(b) or Section 8.3(d)) the Company shall make a nonrefundable cash payment to Parent, in an amount equal to the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger immediately upon the consummation of such Acquisition Transaction;

(iii)      if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) or by Parent pursuant to Section 8.1(f), then (without limiting any obligation of the Company to pay any fee payable pursuant to Section 8.3(b) or Section 8.3(d)) the Company shall make a nonrefundable cash payment to Parent, in an amount equal to the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger, within two (2) business days after such termination; and

(iv)       if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e) or by the Company pursuant to Section 8.1(g), then (without limiting any obligation of Parent to pay any fee payable pursuant to Section 8.3(b) or Section 8.3(e)) Parent shall make a nonrefundable cash payment to the Company, in an amount equal to the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of the Company in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger, within two (2) business days after such termination.

(b)        If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) and at or prior to the time of the Company Shareholder Meeting an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and the Company is party to a definitive agreement for an Acquisition Transaction within the twelve (12) month period following such termination which is ultimately completed, then the Company shall pay to Parent, in cash upon the consummation of such Acquisition Transaction (and in addition to the amounts payable by the Company pursuant to Section 8.3(a)) a nonrefundable fee in an amount equal to $3,000,000. If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e) and at or prior to the time of the Parent Stockholder Meeting an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and Parent is party to a definitive agreement for an Acquisition Transaction in which Parent is the party being acquired by another entity within the twelve (12) month period following such termination which is ultimately completed, then Parent shall pay to the Company, in cash upon the consummation of such Acquisition Transaction (and in addition to the amounts payable by Parent pursuant to Section 8.3(a)), a nonrefundable fee in an amount equal to $3,000,000.

(c)        If this Agreement is terminated by Parent pursuant to Section 8.1(f), then the Company shall pay to Parent, in cash at the time specified in the next sentence (and in addition to the amounts payable pursuant to Section 8.3(a)), a nonrefundable fee in the amount equal to $3,000,000. The fee referred to in the preceding sentence shall be paid by the Company within two (2) business days after such termination.

(d)        If this Agreement is terminated by the Company pursuant to Section 8.1(g), then Parent shall pay to the Company, in cash at the time specified in the next sentence (and in addition to the amounts payable pursuant to Section 8.3(a)), a nonrefundable fee in the amount equal to $3,000,000. The fee referred to in the preceding sentence shall be paid by Parent within two (2) business days after such termination.

(e)        If the Company fails to pay when due any amount payable by the Company under this Section 8.3, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid. If Parent fails to pay when due any amount payable by Parent under this Section 8.3, then (i) Parent shall reimburse the Company for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the Company of its rights under this Section 8.3, and (ii) Parent shall pay to the Company interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Company in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

SECTION 9.                       MISCELLANEOUS PROVISIONS

9.1        Amendment.   This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after adoption of this Agreement by the Company’s shareholders and whether before or after approval of the issuance of Parent Common Stock in the Merger by Parent’s stockholders); provided, however, that (i) after any such adoption of this Agreement by the Company’s shareholders, no amendment shall be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders, and (ii) after any such approval of the issuance of Parent Common Stock in the Merger by Parent’s stockholders, no amendment shall be made which by law or NASD regulation requires further approval of Parent’s stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2        Waiver.

(a)        No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)        No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3        No Survival of Representations and Warranties.   None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4        Entire Agreement; Counterparts.   This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that certain letter agreement dated March 23, 2007, as the same may be amended from time to time, between the Company and Parent (relating to the protection of confidential information) shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.5        Applicable Law; Jurisdiction.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (except to the extent a matter is required to be governed by the MBCA, in which case the provisions of the MBCA shall govern such matter), regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.9.

9.6        Disclosure Schedule.   The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3.

9.7        Attorneys’ Fees.   In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8        Assignability.   This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the assigning party’s rights hereunder may be assigned without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights by such assigning party without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever.

9.9        Notices.   Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, or (b) two business days after sent by registered mail or by courier or express delivery service or by facsimile, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Website Pros, Inc.
12735 Gran Bay Parkway West
Building 200
Jacksonville, FL 32258

with a copy to:

Cooley Godward Kronish LLP
3175 Hanover Street
Palo Alto, CA 94304-1130
Attn: James F. Fulton, Esq.
Facsimile No. (650) 849-7400

if to the Company:

Web.com, Inc.
303 Peachtree Center Avenue
Suite 500
Atlanta, GA 30303

with a copy to:

Stubbs Alderton & Markiles, LLP
15260 Ventura Boulevard, 20th Floor
Sherman Oaks, CA 91403
Attn: V. Joseph Stubbs, Esq.
Facsimile No. (818) 444-4507

9.10     Cooperation.   The Company and Parent each agree to cooperate fully with the other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

9.11     Severability   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.12     Construction.

(a)        For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)        The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)        As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)        Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)        The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)         Any document referred to as having been “delivered” to a Party hereto in Section 2 or Section 3 hereof shall be deemed to have been delivered if such document was made available on that certain electronic DataSite maintained by Merrill Corporation and referred to in such electronic system as the “DataSite Project: Augusta/Sawgrass”.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

WEBSITE PROS, INC.
By:	/s/DAVID BROWN
Name: David Brown
Title: President and Chief Executive Officer
AUGUSTA ACQUISITION SUB, INC.
By:	/s/DAVID BROWN
Name: David Brown
Title: President and Chief Executive Officer
WEB.COM, INC.
By:	/s/JEFF STIBEL
Name: Jeff Stibel
Title: President and Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this EXHIBIT A):

Acquired Corporation Contract.   “Acquired Corporation Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

Acquisition Proposal.   “Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction.   “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a)        any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Corporations is a constituent corporation and in which the shareholders of the Company immediately preceding such transaction hold less than 80% of the outstanding securities of any class of voting securities of the surviving or resulting entity of such transaction, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) in which any of the Acquired Corporations issues securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations;

(b)        any sale, lease, exchange, transfer, license, acquisition by a third party or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of any of the Acquired Corporations; or

(c)        any liquidation or dissolution of any of the Acquired Corporations.

Affiliated Group.   “Affiliated Group” any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of any applicable Legal Requirements.

Agreement.   “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this EXHIBIT A is attached, as it may be amended from time to time.

COBRA.   “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Company Affiliate.   “Company Affiliate” shall mean any Person under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Company Common Stock.   “Company Common Stock” shall mean the Common Stock, $0.0l par value per share, of the Company.

Company Disclosure Schedule.   “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of this Agreement and signed by the President of the Company.

Company Employee.   “Company Employee” shall mean any current or former employee (if terminated within the five (5) year period prior to the Closing), independent contractor or director of any of the Acquired Corporations or any Company Affiliate.

Company Employee Agreement.   “Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Corporations or any Company Affiliate and any Company Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable “at will” without any obligation on the part of the applicable Acquired Corporation or any Company Affiliate to make any payments or provide any benefits in connection with such termination.

Company Employee Plan.   “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by any of the Acquired Corporations or any Company Affiliate for the benefit of any Company Employee, or with respect to which any of the Acquired Corporations or any Company Affiliate has or may have any liability or obligation, except such definition shall not include any Company Employee Agreement.

Company IP.   “Company IP” shall mean (a) all Intellectual Property Rights in or pertaining to the Company Products or methods or processes used to manufacture, support, or service the Company Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to any of the Acquired Corporations.

Company IP Contract.   “Company IP Contract” shall mean any Acquired Corporations Contract that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for any of the Acquired Corporations.

Company Pension Plan.   “Company Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

Company Privacy Policy.   “Company Privacy Policy” shall mean each external or internal, past or present privacy policy of any of the Acquired Corporations, including any policy relating to (i) the privacy of users of the Company Products or of any Company Website, (ii) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (iii) any employee information.

Company Product.   “Company Product” shall mean any product or service designed, developed to the point of a marketing requirements document, prototype, or alpha version, manufactured, marketed, distributed, provided, licensed, or sold at any time by any of the Acquired Corporations from and after January 1, 2002.

Company Source Code.   “Company Source Code” shall mean the source code for any Company Software.

Company Triggering Event.   A “Company Triggering Event” shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to recommend that the Company’s shareholders vote to adopt this Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation; (ii) the Company shall have failed to include in the Proxy Statement/Prospectus the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Merger is in the best interests of the Company’s shareholders; (iii) the board of directors of the Company fails to reaffirm the Company Board Recommendation, or fails to reaffirm its determination that the Merger is in the best interests of the Company’s shareholders, within five business days after Parent requests in writing that such recommendation or determination be reaffirmed; (iv) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (vi) the Company shall have failed to hold the Company Shareholders’ Meeting as promptly as practicable and in any event within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act but subject to the right to adjourn or postpone such Company Shareholders’ Meeting to the extent reasonably necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the shareholders in advance and in order to obtain a quorum; (vii) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (viii) an Acquisition Proposal is publicly announced, and the Company (A) fails to issue a press release announcing its opposition to such Acquisition Proposal within five business days after such Acquisition Proposal is announced or (B) otherwise fails to actively oppose such Acquisition Proposal; or (ix) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.3 of the Agreement.

Company Unaudited Interim Balance Sheet.   “Company Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2007 included in the Company SEC Documents.

Company Web Site.   “Company Web Site” shall mean any public or private website owned, maintained, or operated at any time by or on behalf of any of the Acquired Corporations.

Consent.   “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract.   “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

DOL.   “DOL” shall mean the United States Department of Labor.

Encumbrance.   “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity.   “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA.   “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act.   “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

FMLA.   “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

Foreign Plan.   “Foreign Plan” shall mean: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) any Company Employee Plan maintained or contributed to by any of the Acquired Corporations or any Company Affiliate that is not subject to United States law; and (iii) any Company Employee Plan that covers or has covered Company Employees whose services are performed primarily outside of the United States.

Form S-4 Registration Statement.   “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

Governmental Authorization.   “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.   “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

HIPAA.   “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

HSR Act.   “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property.   “Intellectual Property” shall mean algorithms, application programmers’ interfaces (APIs), apparatus, circuit designs and assemblies, gate arrays, IP cores, net lists, photomasks, semiconductor devices, test vectors, databases, data and results from simulations or tests, design rules, diagrams, formulae, GDSII files, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, simulation methods or techniques, specifications, software, software code (in any form, including source code and executable or object code), software development tools, subroutines, techniques, test vectors, user interfaces, uniform resource locators (URLs), web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights.   “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS.   “IRS” shall mean the United States Internal Revenue Service.

Joint Proxy Statement/Prospectus.   “Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the Company’s shareholders in connection with the Company Shareholders’ Meeting and to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

Knowledge.   “Knowledge” of an Entity shall mean actual knowledge of one or more executive officers or directors of such Entity, or the knowledge that any of such persons could reasonably be expected to have after a reasonable investigation of the matter in question.

Legal Proceeding.   “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.   “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASD or the Nasdaq Global Market).

Material Adverse Effect.   An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that constitute exceptions to the representations and warranties of the Company set forth in the Agreement, disregarding any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations, financial performance or prospects of the Acquired Corporations taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (iii) Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on Parent if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties of Parent set forth in the Agreement, disregarding any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole, or (ii) the ability of Parent to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement. Notwithstanding the foregoing, (A) conditions affecting the industries in which the Parent or Acquired Corporations participate, the United States economy as a whole or foreign economies in any locations where the Company or the Acquired Corporations have material operations or sales (which effects, in each case, do not disproportionately affect the Acquired Corporations, as the case may be), (B) any failure by Parent or the Company to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof in and of itself (for the avoidance of doubt, this clause (B) shall not preclude Parent or the Company, as applicable, from taking the underlying cause of any such failure into account in determining whether there has been or will be a Material Adverse Effect), (C) any change in GAAP after the date hereof, (D) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress and (E) a decline in Parent’s or Company’s stock price shall not, in and of themselves, be deemed to constitute a Material Adverse Effect in any event.

Non-Operational Subsidiaries.   “Non-Operational Subsidiaries” shall mean those Acquired Corporations designated as such on Part 2.1(a)(ii) of the Company Disclosure Schedule.

Open Source Code.   “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

PBGC.   “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

Parent Acquisition Transaction.   “Parent Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a)        any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction in which Parent is a constituent corporation and in which the shareholders of Parent immediately preceding such transaction hold less than a majority of equity interest in the surviving or resulting entity of such transaction;

(b)        any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for more than a majority of the consolidated net revenues, net income or assets of any of Parent; or

(c)        any liquidation or dissolution of Parent.

Parent Common Stock.   “Parent Common Stock” shall mean the Common Stock, $0.001 par value per share, of Parent.

Parent Disclosure Schedule.   “Parent Disclosure Schedule” shall mean the disclosure schedule that has been prepared by Parent in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by Parent to the Company on the date of this Agreement and signed by the President of Parent.

Parent Employee Agreement.   “Parent Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between Parent, any of its Subsidiaries or any Parent Affiliate and any Parent Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Parent employee which is terminable “at will” without any obligation on the part of the Parent, any of its Subsidiaries or any Parent Affiliate, as applicable, to make any payments or provide any benefits in connection with such termination.

Parent Employee Plan.   “Parent Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by Parent, any of its Subsidiaries or any Parent Affiliate for the benefit of any Parent Employee, or with respect to which Parent, any of its Subsidiaries or any Parent Affiliate has or may have any liability or obligation, except such definition shall not include any Parent Employee Agreement.

Parent Preferred Stock.   “Parent Preferred Stock” shall mean the Preferred Stock, $0.001 par value, of the Company.

Parent Triggering Event.   A “Parent Triggering Event” shall be deemed to have occurred if: (i) the board of directors of Parent shall have failed to recommend that Parent’s stockholders vote to approve the issuance of Parent Common Stock in the Merger, or shall for any reason have withdrawn or shall have modified in a manner adverse to the Company the Parent Board Recommendation; (ii) Parent shall have failed to include in the Joint Proxy Statement the Parent Board Recommendation; or (iii) the board of directors of Parent shall have approved, endorsed or recommended any Parent Acquisition Transaction.

Parent Unaudited Interim Balance Sheet.   “Parent Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as of March 31, 2007 included in the Parent SEC Documents.

Permitted Encumbrances.   “Permitted Encumbrances” means (a) any lien for current taxes not yet due and payable, (b) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations, (c) liens described in Part 2.6 of the Company Disclosure Schedule liens for Taxes not yet delinquent, (d) required third party consents which are disclosed herein, (e) encumbrances imposed or promulgated by Legal Requirements with respect to real property and improvements, including zoning regulations; (f) Encumbrances disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered to Parent); and (g) mechanics’, carriers’, workmen’s, repairmen’s and similar Encumbrances incurred in the ordinary course of business.

Person.   “Person” shall mean any individual, Entity or Governmental Body.

Personal Data.   “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Registered IP.   “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

Representatives.   “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

SEC.   “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.   “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary.   An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Superior Offer.   “Superior Offer” shall mean an unsolicited, bona fide Acquisition Proposal to purchase all of the outstanding shares of Company Common Stock on terms that the board of directors of the Company determines, in its good faith reasonable judgment, after receipt of a written opinion of RBC or another independent financial advisor of nationally recognized reputation, to be more favorable to the Company’s shareholders than the terms of the Merger taking into account all relevant factors, including without limitation, conditions relating to regulatory approvals, the existence of a financing or due diligence condition, timing considerations and whether financing is committed; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

Tax.   “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return.   “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

User Data.   “User Data” shall mean any Personal Data or other data or information collected by or on behalf of any of the Acquired Corporations from users of the Company Products or of any Company Website.

FRIEDMAN BILLINGS RAMSEY®

Annex B

June 25, 2007

Board of Directors
Website Pros, Inc.
12725 Gran Bay Parkway West
Building 200
Jacksonville, FL  32258

Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Website Pros, Inc., a Delaware corporation (“Website Pros” or the “Company”), of the Merger Consideration (as defined below) to be paid by Website Pros in connection with the acquisition by the Company of Web.com, Inc., a Minnesota corporation (“Web.com”), through the merger of the Company’s wholly-owned subsidiary, Augusta Acquisition Sub, Inc., a Delaware corporation (the “Merger Sub”), and Web.com (the “Transaction”).

We understand that the Transaction will be effected pursuant to an Agreement and Plan of Merger and Reorganization, a draft of which dated June 22, 2007 has been provided to us (the “Draft Agreement”), by and among the Company, the Merger Sub and Web.com. All capitalized terms used and not otherwise defined herein have the meanings assigned to such terms in the Draft Agreement. As more specifically set forth in the Draft Agreement, and subject to the terms, conditions and adjustments set forth in the Draft Agreement, Web.com will merge with and into Merger Sub, with Merger Sub continuing as the surviving company as a wholly-owned subsidiary of the Company (the “Merger”). In the Merger, each share of Web.com common stock, par value $0.01 per share, will be converted into the right to receive, at the election of the holder (subject to certain proration and other procedures and limitations set forth in the Draft Agreement), either (i) $6.5154 per share in cash (the “Cash Consideration”) or (ii) 0.6889 (the “Exchange Ratio”) of a share of common stock, par value $0.01, of Website Pros (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”).

Friedman, Billings, Ramsey & Co., Inc. (“FBR”) has been engaged by the Company as its financial advisor in connection with the Transaction and will receive certain fees for our services, a significant portion of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to indemnify us against certain liabilities that may arise out of our engagement, all as more fully described in the engagement and indemnity agreement dated June 8, 2007, between FBR and the Company.

In arriving at our opinion, we have among other things:

1.                              reviewed the Draft Agreement;

2.                              reviewed the Company’s Annual Report on Form 10-K for the years ended December 31, 2005 and December 31, 2006, the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2007, certain financial forecasts, projections and analyses for the Company prepared by the Company’s management for the year ending December 31, 2007, and certain other financial and operating information prepared by the management of the Company, including the amounts and timing of certain synergies expected to result from the Transaction;

3.                              reviewed Web.com’s Annual Report on Form 10-K for the years ended December 31, 2005 and December 31, 2006, Web.com’s Quarterly Report on Form 10-Q for the period ended March 31, 2007, certain financial forecasts, projections and analyses for Web.com prepared by Web.com’s management for the years ending December 31, 2007 through 2010, certain forecasts, projections and analyses for Web.com prepared by the Company’s management for the years ending December 31, 2007 through 2012, and certain other financial and operating information prepared by the management of Web.com;

4.                              reviewed certain publicly available research estimates of research analysts regarding the Company and Web.com;

5.                              held discussions with the respective senior management teams of the Company and Web.com concerning the business, past and current operations, financial condition and future prospects of both the Company and Web.com, independently and combined;

6.                              reviewed the reported stock prices and trading histories for the common stock of the Company and Web.com;

7.                              reviewed certain financial and stock market data and other information for Web.com and for the Company and compared that data and information with corresponding data and information for companies with publicly traded securities that we deemed relevant;

8.                              compared the financial terms of the Transaction with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

9.                              reviewed and analyzed the premiums paid in the Transaction with the premiums paid, to the extent publicly available, of other transactions that we deemed relevant;

10.                       prepared a discounted cash flow analysis on Web.com;

11.                       reviewed the relative contributions of the Company and Web.com to selected operating metrics of the combined company using historical financial data, publicly available research estimates and internal financial forecasts;

12.                       reviewed certain pro forma financial effects of the Transaction;

13.                       reviewed certain other publicly available business and financial information of the Company and Web.com; and

14.                       considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In preparing our opinion, we have, with your consent, assumed and relied on the accuracy and completeness of all financial, accounting, legal, tax and other information we reviewed, and we have not assumed any responsibility for the independent verification of any such information. With regard to the information provided to us by the Company and Web.com, we have relied upon the assurances of the senior management teams of the Company and Web.com, respectively, that all such information is complete and accurate in all material respects and that they are unaware of any facts or circumstances that would make such information incomplete or misleading in any respect.

We have not been requested to make and have not made an independent evaluation or appraisal of the assets or liabilities of Web.com or the Company, and we have not been furnished with any such evaluation or appraisal. We have not been requested to conduct and have not conducted a physical inspection of the properties or facilities of Web.com or the Company. In addition, we have not been requested to make and have not made an independent evaluation or appraisal of the Company or Web.com, independently or combined, and accordingly we express no opinion as to the future prospects, plans or viability of the Company and Web.com, independently or combined.

With respect to the financial forecasts, projections and analyses for the Company and for Web.com provided to us by the Company, we have, with your consent, assumed that such forecasts, projections and analyses, including with respect to the expected synergies, were prepared in good faith on reasonable bases reflecting the Company’s management’s current best estimates and judgments of the Company’s and Web.com’s future financial performance as independent entities and as a combined company. We have further assumed, with your consent, that such financial forecasts, projections and analyses, including with respect to the expected synergies, and the publicly available research estimates of research analysts used in our analyses provide a reasonable basis for our opinion. This opinion is based substantially upon the financial forecasts, projections and analyses described above. We have also assumed, with your consent, that the financial results reflected in such forecasts, projections and analyses, including the expected synergies, will be realized in the amounts and at the times projected, and we assume no responsibility for and express no view as to such forecasts, projections and analyses or the assumptions on which they are based. Further, without limiting the foregoing, we have, with your consent, assumed, without independent verification, that the historical and projected financial information provided to us by the Company and Web.com accurately reflects the historical and projected operations of the Company and Web.com, and that there has been no material change in the assets, financial condition, business or prospects of the Company and Web.com since the respective dates of the most recent financial statements made available to us.

We have made no independent investigation of any legal matters involving the Company, the Merger Sub or Web.com, and we have assumed the correctness of all statements with respect to legal matters made or otherwise provided to the Company and us by the Company’s counsel or by Web.com’s counsel. Without limiting the generality of the foregoing, we have not assumed any responsibility for the independent analysis of any pending or threatened claims, disputes, litigation or arbitration proceedings, governmental proceedings or investigations, or other contingent liabilities, to which either Web.com or its affiliates is a party or may be subject, and, with your consent, our opinion does not consider the possible assertion of claims, outcomes, damages or recoveries arising out of any such matters. You have informed us, and we therefore have assumed, that the Transaction will constitute a reorganization (within the meaning of Section 368 of the Internal Revenue Code).

Our opinion is based on market, economic, financial and other circumstances and conditions as they exist as of the date of this letter. Our opinion can be evaluated only as of the date of this letter and any change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake. We assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

This letter does not constitute a recommendation to the Board of Directors of the Company or any other person with respect to the Transaction, and does not address the relative merits of the Transaction over any other alternative transactions which may be available to the Company. We express no opinion as to the underlying business decision of the Company to effect the Transaction, the structure or accounting treatment or taxation consequences of the Transaction or the availability or the advisability of any alternatives to the Transaction. Further, we express no opinion as to the value of the common stock of the Company upon the consummation of the Transaction or the price at which the common stock of the Company will trade at any time. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors of the Company to approve or cause the Company to enter into or consummate the Transaction. This letter addresses only the fairness, from a financial point of view, to the Company of the Merger Consideration. This letter does not address the fairness of the Transaction or of any specific portion of the Transaction, other than Merger Consideration.

We also have assumed, with your consent, that in the course of obtaining necessary regulatory and third party approvals and consents, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or Web.com or the contemplated benefits of the Transaction and that the Transaction will be consummated in accordance with the terms of the Draft Agreement, without waiver, modification or amendment of any term, condition or agreement therein. We also have assumed that the final form of the Agreement and Plan of Merger and Reorganization and all related documents reviewed by us will not vary in any regard that is material to our analysis from the drafts most recently provided to us, including the Draft Agreement. We have also assumed, in all respects material to our analysis, that the representations and warranties made by the parties in the Draft Agreement are accurate and complete and that each party will perform all of its covenants and obligations thereunder.

It is understood that this letter is for the information of the Company’s Board of Directors in evaluating the Transaction and does not confer rights or remedies upon Web.com or the shareholders of the Company or Web.com. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of FBR to the Company, the Company’s Board of Directors or any other party. This opinion is not to be reproduced, summarized, described or referred to or given to any other person or otherwise made public or used for any other purpose, or published or referred to at any time, in whole or in part, without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing that the Company is required to make with the Securities and Exchange Commission in connection with the Transaction if such inclusion is required by law.

FBR, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, we may trade in the Company’s or Web.com’s securities for our own account and the accounts of our customers and, accordingly, may at any time hold a long or short position in the Company’s or Web.com’s securities. FBR and its affiliates in the ordinary course of business have from time to time provided, are currently providing and in the future may continue to provide investment banking services to the Company and have received fees for the rendering of such services.

Based on and subject to the foregoing, and in reliance thereon, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid by the Company in the Transaction is fair, from a financial point of view, to the Company.

Very truly yours,

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

CONFIDENTIAL

Annex C

June 26, 2007

The Board of Directors
Web.com, Inc.
303 Peachtree Center Avenue
Suite 500
Atlanta, GA 30303

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of outstanding shares of common stock, par value $0.01 per share (“Company Common Stock”), of Web.com, Inc., a Minnesota corporation (the “Company”), of the Merger Consideration (as defined below) provided for under the terms of the proposed Agreement and Plan of Merger and Reorganization (the “Agreement”), by and among Website Pros, Inc., a Delaware corporation (“Parent”), Augusta Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

The Agreement provides, among other things, for the merger of the Company with and into Merger Sub (the “Merger”), pursuant to which each share of Company Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive either $6.5233 in cash (the “Cash Consideration”) or 0.6875 shares of Parent Common Stock (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”), subject to adjustment as provided in the Agreement. You have informed us that the Merger is intended to, and we have assumed for purposes of this opinion letter that it will, qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. The terms and conditions of the Merger are set forth more fully in the Agreement.

RBC Capital Markets Corporation (“RBC”), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

We have been engaged to provide certain investment banking and financial advisory services to the Company, including rendering a fairness opinion to the Company in connection with a business combination transaction between the Company and Parent, and will be entitled to receive a fee upon delivery thereof, without regard to whether our opinion is accepted or the Merger is consummated, and we will receive a further fee for our services if the Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of business, RBC and its affiliates may act as a market maker and broker in the publicly-traded securities of the Company and Parent and receive customary compensation, and may also actively trade securities (whether debt or equity) of the Company and/or Parent for our own account and the accounts of our customers, and, accordingly, RBC and its affiliates, may hold a long or short position in such securities.

For the purposes of rendering our opinion: (i) we reviewed the financial terms of the draft Agreement dated June 24, 2007 and received by us on June 24, 2007 (the “Latest Draft Agreement”); (ii) we reviewed and analyzed certain publicly available financial and other data with respect to the Company and Parent and certain other relevant historical operating data relating to the Company and Parent made available to us from published sources and from the internal records of the Company and Parent; (iii) we conducted discussions with members of the senior managements of the Company and Parent with respect to the business prospects and financial outlook of the Company and Parent; (iv) we reviewed historical financial information relating to the Company and Parent and IBES, First Call, publicly available equity research reports and Thomson One Analytics consensus estimates regarding the potential future performance of the Company and Parent as standalone entities; (v) we reviewed the reported prices and trading activity for Company Common Stock and Parent Common Stock, including their trading relative to one another; and (vi) we considered such other information and performed other studies and analyses as we deemed appropriate, including recent developments with respect to the Company’s business.

In arriving at our opinion, we performed the following analyses in addition to the review, inquiries, and analyses referred to in the preceding paragraph: (i) we compared selected market valuation metrics of the Company and other comparable publicly-traded companies with the financial metrics implied by the Merger Consideration; (ii) we compared the financial metrics of selected precedent transactions, to the extent publicly available, with the financial metrics implied by the Merger Consideration; (iii) we reviewed the premiums paid on selected precedent transactions versus the premiums implied by the Merger Consideration; and (iv) we reviewed the relative contribution of the financial metrics of the Company and those of Parent versus the relative ownership implied by the Merger Consideration. Because of the unavailability of long-term projections for the Company’s business, we did not employ a discounted cash flow analysis for the purposes of this opinion.

Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions we have reached are based on all the analysis and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the analyses.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company and Parent (including, without limitation, the financial statements and related notes thereto of the Company and Parent), and have not assumed responsibility for independently verifying and have not independently verified such information. For all forward looking projections we have relied on IBES, First Call, publicly available equity research reports and Thomson One Analytics consensus estimates and have assumed they correspond to the best judgments of the managements of the Company and Parent.

In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent valuation or appraisal of any of the assets or liabilities of the Company or Parent, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company or Parent. We have not investigated, and make no assumption regarding, any litigation or other claims affecting the Company, Parent or any other party.

We have assumed that (i) the executed version of the Agreement will not differ, in any respect material to our opinion, from the Latest Draft Agreement and (ii) the Merger will be consummated pursuant to the terms of the Agreement, without amendments thereto and without waiver by any party of any material conditions or obligations thereunder.

Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or events of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion. We are not expressing any opinion herein as to the prices at which Company Common Stock or Parent Common Stock have traded or will trade following the announcement or consummation of the Merger.

The opinion expressed herein is provided for the information and assistance of the Board of Directors of the Company in connection with the Merger. We express no opinion and make no recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. All advice and opinions (written and oral) rendered by RBC are intended solely for the use and benefit of the Board of Directors of the Company. Such advice or opinions may not be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of RBC. If required by applicable law, such opinion may be included in any proxy statement or prospectus filed by Parent or the Company with the SEC with respect to the proposed Merger; provided however, that such opinion must be reproduced in full and that any description of or reference to RBC be in a form reasonably acceptable to RBC and its counsel (which acceptance will not be unreasonably withheld, delayed or conditioned). RBC shall have no responsibility for the form or content of any such proxy statement or prospectus, other than the opinion itself.

Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage.

Our opinion addresses solely the fairness of the Merger Consideration, from a financial point of view, to the holders of Company Common Stock. Our opinion does not in any way address other terms or arrangements of the Merger or the Agreement, including, without limitation, the financial or other terms of any voting or employment agreement.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

RBC CAPITAL MARKETS CORPORATION

Annex D-1

FORM OF VOTING AGREEMENT

This Voting Agreement (“Agreement”) is entered into as of June 26th, 2007, by and between Website Pros, Inc., a Delaware corporation (“Parent”), and        (“Shareholder”).

Recitals

A.          Shareholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of Web.com, Inc., a Minnesota corporation (the “Company”).

B.         Parent, Augusta Acquisition Sub, Inc., a Delaware corporation (“Acquisition Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the “Merger Agreement”) which provides (subject to the conditions set forth therein) for the merger of the Company with and into Acquisition Sub (the “Merger”).

C.         In the Merger, each outstanding share of common stock of the Company is to be converted into the right to receive, upon the election of the holder thereof, a combination of cash and common stock of Parent as set forth in the Merger Agreement, subject to certain adjustments as set forth in the Merger Agreement.

D.         Shareholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.                        Certain Definitions

For purposes of this Agreement:

(a)        The terms “Acquisition Proposal” and “Acquisition Transaction” shall have the respective meanings assigned to those terms in the Merger Agreement.

(b)        “Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

(c)        Shareholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Shareholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(d)        “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(e)        “Proxy Expiration Date” shall mean the earlier of (i) the date upon which the Merger Agreement is validly terminated, or (ii) the date upon which the Merger becomes effective.

(f)         “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Shareholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Shareholder acquires Ownership during the period from the date of this Agreement through the Proxy Expiration Date.

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(g)        A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

(h)        Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

SECTION 2.                        Transfer of Subject Securities and Voting Rights

2.1        Restriction on Transfer of Subject Securities.   Subject to Section 2.3, during the period from the date of this Agreement through the Proxy Expiration Date, Shareholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2        Restriction on Transfer of Voting Rights.   During the period from the date of this Agreement through the Proxy Expiration Date, Shareholder shall ensure that:  (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3        Permitted Transfers.   Section 2.1 shall not prohibit a transfer of Subject Securities by Shareholder (a) if Shareholder is an individual (i) to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or (ii) upon the death of Shareholder, or (b) if Shareholder is a partnership or limited liability company, to one or more partners or members of Shareholder or to an affiliated corporation under common control with Shareholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

SECTION 3.                        Voting of Shares

3.1        Voting Covenant.   Shareholder hereby agrees that, prior to the Proxy Expiration Date, at any meeting of the shareholders of the Company, however called, and in any written action by consent of shareholders of the Company, unless otherwise directed in writing by Parent, Shareholder shall cause the Subject Securities to be voted:

(a)        in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(b)        against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c)        against any Acquisition Proposal or the following actions (other than the Merger and the transactions contemplated by the Merger Agreement):  (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of the Company or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company’s articles of incorporation or bylaws; (F) any material change in the capitalization of the Company or the Company’s corporate structure; and (G) any other action which is intended, or could reasonably be expected, to impede,

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interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

Prior to the Proxy Expiration Date, Shareholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, clause “(b)” or clause “(c)” of the preceding sentence.

3.2                       Proxy; Further Assurances.

(a)        Contemporaneously with the execution of this Agreement:  (i) Shareholder shall deliver to Parent a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Proxy Expiration Date) with respect to the shares referred to therein (the “Proxy”); and (ii) Shareholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by Shareholder.

(b)        Shareholder shall perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Agreement.

(c)        Shareholder shall not enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to the Subject Securities that is inconsistent with this Agreement or otherwise take any other action with respect to the Subject Securities that would in any way restrict, limit or interfere with the performance of Shareholder’s obligations hereunder or the transactions contemplated hereby.

SECTION 4.                        Waiver of Appraisal Rights

Shareholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Shareholder or any other Person may have by virtue of, or with respect to, any shares of Company Common Stock Owned by Shareholder.

SECTION 5.                        No Solicitation

Shareholder hereby represents and warrants that he or she has read Section 4.3(a) of the Merger Agreement and agrees to be bound by the provisions of Section 4.3(a) in the same manner as the Company.

SECTION 6.                        Representations and Warranties of Shareholder

Shareholder hereby represents and warrants to Parent as follows:

6.1        Authorization, etc.   Shareholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform Shareholder’s obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by Shareholder and constitute legal, valid and binding obligations of Shareholder, enforceable against Shareholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If Shareholder is a corporation, then Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Shareholder is a general or limited partnership or a limited liability company, then

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Shareholder is a partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

6.2                       No Conflicts or Consents.

(a)        The execution and delivery of this Agreement and the Proxy by Shareholder do not, and the performance of this Agreement and the Proxy by Shareholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Shareholder or by which Shareholder or any of Shareholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any Contract to which Shareholder is a party or by which Shareholder or any of Shareholder’s affiliates or properties is or may be bound or affected.

(b)        The execution and delivery of this Agreement and the Proxy by Shareholder do not, and the performance of this Agreement and the Proxy by Shareholder will not, require any consent or approval of any Person. The execution and delivery of any additional proxy pursuant to Section 3.2(a)(ii) with respect to any shares of Company Common Stock that are owned beneficially but not of record by Shareholder do not, and the performance of any such additional proxy will not, require any consent or approval of any Person.

6.3        Title to Securities.   As of the date of this Agreement:  (a) Shareholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Shareholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Shareholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Shareholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

6.4        Accuracy of Representations.   The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, and will be accurate in all respects at all times through and including the Proxy Expiration Date as if made as of any such time or date.

SECTION 7.                        Additional Covenants of Shareholder

7.1        Shareholder Information.   Shareholder hereby agrees to permit Parent and Acquisition Sub to publish and disclose in the Joint Proxy Statement/Prospectus and the S-4 Registration Statement Shareholder’s identity and ownership of shares of Company Common Stock and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement.

7.2        Further Assurances.   From time to time and without additional consideration, Shareholder shall (at Shareholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Shareholder’s sole expense) take such further actions, as Parent may request for the purpose of carrying out and furthering the intent of this Agreement.

7.3        Legends.   If requested by Parent, immediately after the execution of this Agreement (and from time to time upon the acquisition by Shareholder of Ownership of any shares of Company Common Stock prior to the Proxy Expiration Date), Shareholder shall cause each certificate evidencing any

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outstanding shares of Company Common Stock or other securities of the Company Owned by Shareholder to be surrendered so that the transfer agent for such securities may affix thereto a legend in the following form:

THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF A VOTING AGREEMENT DATED AS OF JUNE 26, 2007 AS IT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

SECTION 8.                        Miscellaneous

8.1        Survival of Representations, Warranties and Agreements.   The representations, warranties, covenants and agreements made by Shareholder in this Agreement shall survive the Proxy Expiration Date.

8.2        Expenses.   All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

8.3        Notices.   Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when received at the address or facsimile telephone number set forth beneath the name of such party below (or at such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Shareholder:

at the address set forth on the signature page hereof; and

if to Parent:

Website Pros, Inc.
12735 Gran Bay Parkway West, Building 200
Jacksonville, FL 32258
Attn:  Matthew McClure
Fax:  (904) 880-0350

8.4        Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.5        Entire Agreement.   This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

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8.6        Assignment; Binding Effect.   Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Shareholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Shareholder and Shareholder’s heirs, estate, executors and personal representatives and Shareholder’s successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or Section 6.1 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

8.7        Independence of Obligations.   The covenants and obligations of Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Shareholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Shareholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Shareholder.

8.8        Indemnification.   Shareholder shall hold harmless and indemnify Parent and Parent’s affiliates from and against, and shall compensate and reimburse Parent and Parent’s affiliates for, any loss, damage, claim, liability, fee (including attorneys’ fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by Parent or any of Parent’s affiliates, or to which Parent or any of Parent’s affiliates otherwise becomes subject, and that arises directly or indirectly from, or relates directly or indirectly to, (a) any inaccuracy in or breach of any representation or warranty contained in this Agreement, or (b) any failure on the part of Shareholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Agreement or in the Proxy.

8.9        Specific Performance.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Shareholder agrees that, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Shareholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.9, and Shareholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.10     Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)        This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the State of Delaware.

(b)        SHAREHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

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8.11     Counterparts.   This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

8.12     Captions.   The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.13     Attorneys’ Fees.   If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Shareholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.14     Waiver.   No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.15                Construction.

(a)        For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)        The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)        As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)        Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[Remainder of page intentionally left blank.]

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In Witness Whereof, Parent and Shareholder have caused this Agreement to be executed as of the date first written above.

WEBSITE PROS, INC.

By: David Brown

Title: President and Chief Executive Officer
SHAREHOLDER

Signature

Printed Name

Address:

Facsimile:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

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EXHIBIT A
FORM OF IRREVOCABLE PROXY

The undersigned shareholder (the “Shareholder”) of WEB.COM, INC., a Minnesota corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes [                                    ], [                                    ] and WEBSITE PROS, INC., a Delaware corporation (“Parent”), and each of them, the attorneys and proxies of the Shareholder, with full power of substitution and resubstitution, to the full extent of the Shareholder’s rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Shareholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Shareholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares.”)  Upon the execution hereof, all prior proxies given by the Shareholder with respect to any of the Shares are hereby revoked, and the Shareholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted in connection with, and as security for, the Voting Agreement, dated as of the date hereof, between Parent and the Shareholder (the “Voting Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Parent, Augusta Acquisition Sub, Inc. a wholly-owned subsidiary of Parent, and the Company (the “Merger Agreement”). This proxy will terminate on the Proxy Expiration Date (as defined in the Voting Agreement).

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier to occur of the valid termination of the Merger Agreement or the effective time of the merger contemplated thereby (the “Merger”) at any meeting of the Shareholders of the Company, however called, and in connection with any written action by consent of Shareholders of the Company:

(i)         in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing; and

(ii)       against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(iii)      against any Acquisition Proposal or the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement):  (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of the Company or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company’s articles of incorporation or bylaws; (F) any material change in the capitalization of the Company or the Company’s corporate structure; and (G) any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the Voting Agreement.

The Shareholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

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This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Shareholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Shareholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Dated:  June         , 2007

SHAREHOLDER

Signature

Printed Name
Number of shares of common stock of the Company owned of record as of the date of this proxy:

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Annex D-2

VOTING AGREEMENT

This Voting Agreement (“Agreement”) is entered into as of June 25th, 2007, by and between Web.com, Inc., a Minnesota corporation (“Web.com”), and                      (“Stockholder”).

Recitals

A.          Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of Website Pros, Inc., a Delaware corporation (the “Company”).

B.         Web.com, Augusta Acquisition Sub, Inc., a Delaware corporation (“Acquisition Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the “Merger Agreement”) which provides (subject to the conditions set forth therein) for the merger of the Web.com with and into Acquisition Sub (the “Merger”).

C.         In the Merger, each outstanding share of common stock of Web.com is to be converted into the right to receive, upon the election of the holder thereof, a combination of cash and common stock of the Company as set forth in the Merger Agreement, subject to certain adjustments as set forth in the Merger Agreement.

D.         Stockholder is entering into this Agreement in order to induce Web.com to enter into the Merger Agreement.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.                        Certain Definitions

For purposes of this Agreement:

(a)        “Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

(b)        Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(c)        “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(d)        “Proxy Expiration Date” shall mean the earlier of (i) the date upon which the Merger Agreement is validly terminated, or (ii) the date upon which the Merger becomes effective.

(e)        “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Proxy Expiration Date.

(f)         A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Web.com; (ii) enters into an agreement or

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commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Web.com; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

(g)        Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

SECTION 2.                        Transfer of Subject Securities and Voting Rights

2.1   Restriction on Transfer of Subject Securities.   Subject to Section 2.3, during the period from the date of this Agreement through the Proxy Expiration Date, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2   Restriction on Transfer of Voting Rights.   During the period from the date of this Agreement through the Proxy Expiration Date, Stockholder shall ensure that:  (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3   Permitted Transfers.   Section 2.1 shall not prohibit a transfer of Subject Securities by Stockholder (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or (ii) upon the death of Stockholder, or (b) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Web.com, to be bound by all of the terms of this Agreement.

SECTION 3.                        Voting of Shares

3.1   Voting Covenant.   Stockholder hereby agrees that, prior to the Proxy Expiration Date, at any meeting of the Stockholders of the Company, however called, and in any written action by consent of Stockholders of the Company, unless otherwise directed in writing by Web.com, Stockholder shall cause the Subject Securities to be voted:

(a)        in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing; and

(b)        against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c)        against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement):  (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of the Company or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company’s articles of incorporation or bylaws; (F) any material change in the capitalization of the Company or the Company’s corporate structure; and (G) any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

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Prior to the Proxy Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, clause “(b)” or clause “(c)” of the preceding sentence.

3.2                                       Proxy; Further Assurances.

(a)             Contemporaneously with the execution of this Agreement:  (i) Stockholder shall deliver to Web.com a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Proxy Expiration Date) with respect to the shares referred to therein (the “Proxy”); and (ii) Stockholder shall cause to be delivered to Web.com an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by Stockholder.

(b)             Stockholder shall perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Web.com the power to carry out and give effect to the provisions of this Agreement.

(c)             Stockholder shall not enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to the Subject Securities that is inconsistent with this Agreement or otherwise take any other action with respect to the Subject Securities that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby.

SECTION 4.                        Waiver of Appraisal Rights

Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of, or with respect to, any shares of Company Common Stock Owned by Stockholder.

SECTION 5.                        Representations and Warranties of Stockholder

Stockholder hereby represents and warrants to Web.com as follows:

5.1   Authorization, etc.   Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is a corporation, then Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a general or limited partnership or a limited liability company, then Stockholder is a partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

5.2   No Conflicts or Consents.

(a)        The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without

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notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s affiliates or properties is or may be bound or affected.

(b)        The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not, require any consent or approval of any Person. The execution and delivery of any additional proxy pursuant to Section 3.2(a)(ii) with respect to any shares of Company Common Stock that are owned beneficially but not of record by Stockholder do not, and the performance of any such additional proxy will not, require any consent or approval of any Person.

5.3   Title to Securities.   As of the date of this Agreement:  (a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

5.4   Accuracy of Representations.   The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, and will be accurate in all respects at all times through and including the Proxy Expiration Date as if made as of any such time or date.

SECTION 6.                        Additional Covenants of Stockholder

6.1   Stockholder Information.   Stockholder hereby agrees to permit the Company, Web.com and Acquisition Sub to publish and disclose in the Joint Proxy Statement/Prospectus and the S-4 Registration Statement Stockholder’s identity and ownership of shares of Company Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement.

6.2   Further Assurances.   From time to time and without additional consideration, Stockholder shall (at Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Stockholder’s sole expense) take such further actions, as Web.com may request for the purpose of carrying out and furthering the intent of this Agreement.

6.3   Legends.   If requested by Web.com, immediately after the execution of this Agreement (and from time to time upon the acquisition by Stockholder of Ownership of any shares of Company Common Stock prior to the Proxy Expiration Date), Stockholder shall cause each certificate evidencing any outstanding shares of Company Common Stock or other securities of the Company Owned by Stockholder to be surrendered so that the transfer agent for such securities may affix thereto a legend in the following form:

THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF A VOTING AGREEMENT DATED AS OF JUNE 25, 2007 AS IT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

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SECTION 7.                        Miscellaneous

7.1   Survival of Representations, Warranties and Agreements.   The representations, warranties, covenants and agreements made by Stockholder in this Agreement shall survive the Proxy Expiration Date.

7.2   Expenses.   All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

7.3   Notices.   Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when received at the address or facsimile telephone number set forth beneath the name of such party below (or at such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Stockholder:

at the address set forth on the signature page hereof; and

if to Web.com:

Web.com
303 Peachtree Center Avenue, Suite 500
Atlanta, Georgia 30303
Attention:  Jonathan Wilson, Esq.

7.4   Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

7.5   Entire Agreement.   This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

7.6   Assignment; Binding Effect.   Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of Web.com and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Web.com and its successors and assigns) any rights or remedies of any nature.

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7.7   Independence of Obligations.   The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Web.com, on the other. The existence of any claim or cause of action by Stockholder against the Company or Web.com shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

7.8   Indemnification.   Stockholder shall hold harmless and indemnify Web.com and Web.com’s affiliates from and against, and shall compensate and reimburse Web.com and Web.com’s affiliates for, any loss, damage, claim, liability, fee (including attorneys’ fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by Web.com or any of Web.com’s affiliates, or to which Web.com or any of Web.com’s affiliates otherwise becomes subject, and that arises directly or indirectly from, or relates directly or indirectly to, (a) any inaccuracy in or breach of any representation or warranty contained in this Agreement, or (b) any failure on the part of Stockholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Agreement or in the Proxy.

7.9   Specific Performance.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Web.com shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Web.com nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.9, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.10   Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)             This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the State of Delaware.

(b)             STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

7.11   Counterparts.   This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

7.12   Captions.   The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.13   Attorneys’ Fees.   If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party

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shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

7.14   Waiver.   No failure on the part of Web.com to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Web.com in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Web.com shall not be deemed to have waived any claim available to Web.com arising out of this Agreement, or any power, right, privilege or remedy of Web.com under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Web.com; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.15   Construction.

(a)        For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)        The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)        As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)        Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[Remainder of page intentionally left blank.]

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In Witness Whereof, Web.com and Stockholder have caused this Agreement to be executed as of the date first written above.

WEB.COM, INC.

By:	Jeff Stibel

Title:	Chief Executive Officer
STOCKHOLDER

Signature
Address:

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Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

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Exhibit A
Form Of Irrevocable Proxy

The undersigned stockholder (the “Stockholder”) of Website Pros, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes [                ], [                ] and Web.com, Inc., a Minnesota corporation (“Web.com”), and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares.”)  Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted in connection with, and as security for, the Voting Agreement, dated as of the date hereof, between Web.com and the Stockholder (the “Voting Agreement”), and is granted in consideration of Web.com entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Web.com, Augusta Acquisition Sub, Inc. a wholly-owned subsidiary of the Company, and the Company (the “Merger Agreement”). This proxy will terminate on the Proxy Expiration Date (as defined in the Voting Agreement).

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier to occur of the valid termination of the Merger Agreement or the effective time of the merger contemplated thereby (the “Merger”) at any meeting of the Stockholders of the Company, however called, and in connection with any written action by consent of Stockholders of the Company:

(i)         in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing; and

(ii)       against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(iii)      against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement):  (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of the Company or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company’s articles of incorporation or bylaws; (F) any material change in the capitalization of the Company or the Company’s corporate structure; and (G) any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the Voting Agreement.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

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This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Dated:  June   , 2007

STOCKHOLDER

Signature

Printed Name
Number of shares of common stock of the Company owned of record as of the date of this proxy:

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ANNEX E

302A.471 RIGHTS OF DISSENTING SHAREHOLDERS.

Subdivision 1.   Actions creating rights.   A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a)        unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1)        alters or abolishes a preferential right of the shares;

(2)        creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3)        alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4)        excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5)        eliminates the right to obtain payment under this subdivision;

(b)        a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c)        a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d)        a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e)        a plan of conversion adopted by the corporation; or

(f)         any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2.   Beneficial owners.   (a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b)        A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3.   Rights not to apply.   (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b)        If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(c)        Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1)        The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market security on the Nasdaq Stock Market.

(2)        The applicability of clause (1) is determined as of:

(i)         the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii)       the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3)        Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4.   Other rights.   The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 PROCEDURES FOR ASSERTING DISSENTERS’ RIGHTS.

Subdivision 1.   Definitions.   (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b)        “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c)        “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d)        “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

Subd. 2.   Notice of action.   If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3.   Notice of dissent.   If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4.   Notice of procedure; deposit of shares.   (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1)        the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2)        any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3)        a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4)        a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b)        In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5.   Payment; return of shares.   (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1)        the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2)        an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3)        a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b)        The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c)        If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6.   Supplemental payment; demand.   If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7.   Petition; determination.   If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8.   Costs; fees; expenses.   (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b)        If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c)        The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.